HAIGHTS CROSS OPERATING COMPANY

FLOATING RATE SECOND PRIORITY SECURED SUBORDINATED NOTES DUE 2014

Indenture

Dated as of March 11, 2010

WELLS FARGO BANK, N.A.

Trustee

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Section 4A.04.	Payment of Obligations	45
Section 4A.05.	Maintenance of Properties; Insurance	46
Section 4A.06.	Books and Records; Teleconference Call with Holders	46
Section 4A.07.	Fiscal Year	47
Section 4A.08.	Compliance with Laws	47
Section 4A.09.	Certain Obligations Respecting Subsidiaries	47
Section 4A.10.	ERISA	48
Section 4A.11.	Environmental Matters; Reporting	48
Section 4A.12.	Matters Relating to Additional Real Property Collateral	49
Section 4A.13.	Cash Deposits; Bank Accounts and Securities Accounts	51
Section 4A.14.	Payment of Notes; Additional Amounts	51
Section 4A.15.	Maintenance of Office or Agency	52

B. NEGATIVE COVENANTS

Section 4B.01.	Indebtedness	53
Section 4B.02.	Liens	55
Section 4B.03.	Contingent Liabilities	56
Section 4B.04.	Fundamental Changes; Asset Sales	57
Section 4B.05.	Investments; Hedging Agreements; Subsidiary Cash	58
Section 4B.06.	Restricted Junior Payments	59
Section 4B.07.	Transactions with Affiliates	60
Section 4B.08.	Restrictive Agreements	62
Section 4B.09.	Sale-Leaseback Transactions	62
Section 4B.10.	Certain Financial Covenants	62
Section 4B.11.	Lines of Business	64
Section 4B.12.	Other Indebtedness	64
Section 4B.13.	Modifications of Certain Documents	64
Section 4B.14.	Special Restrictions on Parent	64

ARTICLE FIVE
REPRESENTATIONS AND WARRANTIES

Section 5.01	Organization; Powers	65
Section 5.02	Authorization; Enforceability	65
Section 5.03	Governmental Approvals; No Conflicts	65
Section 5.04	Financial Condition; No Material Adverse Change	66
Section 5.05	Properties	67
Section 5.06	Litigation and Environmental Matters	68
Section 5.07	Compliance with Laws and Agreements	68
Section 5.08	Investment and Holding Company Status	68
Section 5.09	Taxes	68
Section 5.10	ERISA	69
Section 5.11	Disclosure	69
Section 5.12	Capitalization	69
Section 5.13	Subsidiaries	70
Section 5.14	Material Indebtedness, Liens and Agreements	70

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EXHIBITS

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF SUPPLEMENTAL INDENTURE

Exhibit C	FORM OF COMPLIANCE CERTIFICATE

Exhibit D	FORM OF INTERCOMPANY NOTE

Exhibit E	FORM OF LANDLORD’S WAIVER AND CONSENT

Exhibit F	FORM OF INTERCREDITOR AGREEMENT

Exhibit G	FORM OF MORTGAGE

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SCHEDULES

Schedule 1.01(a)	Leasehold Property

Schedule 1.01(b)	Permitted Holders

Schedule 4A.01	Financial Matters

Schedule 4B.01	Indebtedness

Schedule 4B.02	Permitted Liens

Schedule 4B.05	Certain Investments

Schedule 4B.07	Permitted Transactions with Affiliates

Schedule 4B.08	Restrictive Agreements

Schedule 5.03	Governmental Approvals

Schedule 5.04	Exception to No MAC

Schedule 5.05	Copyrights, Patents and Trademarks and Real Property

Schedule 5.06	Disclosed Matters

Schedule 5.07	Compliance with laws and Agreements

Schedule 5.09	Taxes

Schedule 5.10	ERISA

Schedule 5.12	Capitalization

Schedule 5.13	Subsidiaries of the Obligors

Schedule 5.14	Material Indebtedness, Liens and Agreements

Schedule 5.18	Labor and Employment Matters

Schedule 5.19	Bank Accounts

Schedule 5.22	Trade Relations

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INDENTURE dated as of March 11, 2010 among Haights Cross Operating Company, a Delaware corporation (the “Issuer”), the Initial Guarantors (as defined below) listed on the signature pages hereto and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”).

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance from time to time of its Floating Rate Second Priority Secured Subordinated Notes due 2014 to be issued as a single series under this Indenture.  The Initial Guarantors have duly authorized the execution and delivery of this Indenture to provide for a guarantee of the Notes and of certain of the Issuer’s obligations hereunder.  All things necessary to make this Indenture a valid agreement of the Issuer and the Initial Guarantors, in accordance with its terms, have been done.

The Issuer, the Guarantors and the Trustee (as defined below) agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the Floating Rate Second Priority Secured Subordinated Notes due 2014:

ARTICLE ONE
DEFINITIONS

Section 1.01      Definitions.

“Additional Mortgage” has the meaning ascribed to such term in Section 4A.12(a) hereof.

“Additional Mortgaged Property” means any Material Owned Property or Material Leasehold Property that is now owned or leased, or hereafter acquired, by the Obligors, that becomes subject to an Additional Mortgage under Section 4A.12 hereof.

“Additional Amounts” means any additional amounts which may be due and owing to any Holder pursuant to subsection (b), (c) or (d) of Section 4A.14 hereof.

“Additional Notes” means an unlimited maximum aggregate principal amount of Notes (other than the Notes issued on the date hereof issued under this Indenture in accordance with Sections 2.02 and 4B.01 hereof including, but not limited to, any PIK Notes issued in respect of PIK Interest.

“Affiliate” means, with respect to a specified Person, another Person that controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Margin” means 13.00% per annum.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Australian Subsidiary” means Wavesound Pty Ltd, a proprietary company organized under the laws of Australia.

“Authentication Order” has the meaning ascribed to such term in Section 2.02 hereof.

“Bankruptcy Code” means title 11, United States Code, as applicable to the Chapter 11 Cases, as now in effect or hereafter amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any court with jurisdiction over the Chapter 11 Cases.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“BNY” means The Bank of New York Mellon.

“BNY Concentration Account” means deposit account number 8900450355 maintained by the Issuer with BNY and utilized by the Issuer as a concentration account.

“BNY Parent Accounts” means deposit account number 8900538694 maintained by Parent with BNY.

“Board of Directors” means:

(a)           with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control,” a duly authorized committee thereof;

(b)           with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c)           with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or of the sole member or of the managing member thereof; and

(d)           with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Parent or the Issuer, as applicable, to have been duly adopted by the Board of Directors of the Parent or the Issuer, as applicable and to be in full force and effect on the date of such certification.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided that, when used in connection with the calculation of interest on the Notes, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the sum of the aggregate amount of expenditures made or liabilities incurred during such period (including the aggregate amount of Capital Lease Obligations incurred during such period), without duplication, to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) computed in accordance with GAAP; provided that (a) such term shall not include any such expenditures in connection with any replacement or repair of Property affected by a Casualty Event and (b) such term shall include any Pre-Publication Costs.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Interest” means the portion of interest which the Issuer elects or is required to pay in cash.

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change of Control” means (a) the consummation of any transaction (including without limitation, any merger) the result of which is that any “person” (as such term is used in Rule 13(d)-5(b)(1) under the Exchange Act), other than the Principals, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the outstanding Total Voting Power of Parent on a fully diluted basis; or (b) any event, transaction or occurrence as a result of which a majority of the seats (other than vacant seats) on the Board of Directors of Parent shall be occupied by Persons who were neither (i) nominated by the Board of Directors of Parent, (ii) appointed by directors so nominated nor (iii) designated by one or more of the Principals; or (c) the failure of Parent to own, beneficially and of record, 100% of the outstanding capital stock or other equity interests of the Issuer; or (d) the failure of the Issuer, to own directly or indirectly through one or more Subsidiaries, 100% of the outstanding capital stock or other equity interests of each of the other Obligors (other than Parent) (other than on account of any transaction permitted by Section 4B.04(c) hereof); or (e) the sale of all or substantially all of the business or assets of any Obligor (other than any such sale permitted by Section 4B.04(c) hereof).

“Chapter 11 Cases” means the voluntary cases of the Issuer and certain of the Initial Guarantors filed with the Bankruptcy Court under chapter 11 of the Bankruptcy Code prior to the Effective Time.

“Class” means, with respect to any Secured Debt or any Secured Parties, the collective group of individual holders of Secured Debt under the same agreements, instruments or other documents governing such Indebtedness, with the Holders of any and all Notes issued under this Indenture considered as one Class, the holders of any and all First Lien Notes issued under the First Lien Note Indenture considered as one Class and the lenders or other creditors under each other class of Secured Debt being considered as a separate Class.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the Property in which Liens are purported to be granted under the Security Documents as security for the Obligations of the Obligors under this Indenture, the Notes and the Note Guarantees hereunder and under the Second Lien Note Indenture, the Second Lien Notes and the related Guarantees thereof.

"Collateral Trust Agreement" means the Collateral Trust Agreement dated as of the Issue Date among the Obligors, the Trustee, the trustee under the First Lien Note Indenture, the Collateral Trustee and any other Debt Representative party thereto, as the same may be amended or supplemented from time to time.

“Collateral Trustee” means Wells Fargo Bank, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Compliance Certificate” means a certificate executed by a Designated Financial Officer, in substantially the form of Exhibit C.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Cash Flow” means the Parent’s net cash provided by operating activities from continuing operations for any four consecutive fiscal quarters as reflected or derived from the Parent’s Consolidated statement of cash flows, less the amount of Capital Expenditures made by the Parent or any of its Subsidiaries during such period, in each case, in accordance with GAAP, and less the aggregate principal amount of any Notes redeemed pursuant to Section 3.08(a)(vii) hereof during such four consecutive fiscal quarters.

“Control Agreement” means with respect to any bank account, other deposit account or securities account of any Obligor, if applicable, an agreement in form and substance substantially similar to one of Exhibits L-1, L-2 or N to the Security Agreement, as applicable, with such modifications as may be reasonable and customary, or any other agreement reasonably satisfactory to the Collateral Trustee, executed and delivered by the applicable Obligors, the depository institution or securities intermediary at which such bank account, other deposit account or securities account is maintained and the Collateral Trustee, pursuant to which such depository institution or securities intermediary shall agree, among other things, to follow instructions regarding such account originated by the Collateral Trustee without further consent of the Obligors, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Copyrights” means all copyrights, whether statutory or common law, owned by or assigned to the Obligors, and all exclusive and nonexclusive licenses to the Obligors from third parties or rights to use copyrights owned by such third parties, including the registrations, applications and licenses listed on Schedule 5.05, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign copyrights and any other rights corresponding thereto throughout the world.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt for Borrowed Money” of any Person means, at any date of determination, without duplication, the sum of (i) all amounts that, in accordance with GAAP, would be classified as short term or long term debt on a consolidated balance sheet of such Person at such date, (ii) all Obligations of such Person under acceptance, letter of credit or similar facilities at such date and (iii) all Synthetic Debt of such Person at such date.

“Debt Representative” means, with respect to each Class of Secured Debt, such agent or trustee designated by such Class to represent its interests in respect of the Collateral and such Secured Debt, which in the case of the Notes shall be the Trustee under this Indenture, in the case of the First Lien Notes shall be the trustee under the First Lien Note Indenture and, in the case of each other Class of Indebtedness, if any, of Issuer or the other Obligors, the agent designated with respect thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.07 hereof, substantially in the form of Exhibit A hereto, and such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.04 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Financial Officer” means any person who is the chief executive officer, chief financial officer, treasurer, president or chairman of Parent or holds one or more of the following offices with respect to the other Obligors:  chief executive officer, chief financial officer, treasurer, president, chairman or chief operating officer.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.06.

“Disclosure Statement” means the disclosure statement relating to the Plan of Reorganization (including any exhibits and schedules thereto), as amended.

“Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by any Obligor to any Person excluding (a) the granting of Liens permitted hereunder and (b) any sale, assignment, transfer or other disposition of (i) any property sold or disposed of in the ordinary course of business and on ordinary business terms, (ii) any property no longer used or useful in the business of the Obligors and (iii) any Collateral pursuant to an exercise of remedies by the Collateral Trustee under any Security Document.

“Domestic Obligor” means an Obligor organized under the laws of the United States, any state thereof or the District of Columbia and having its chief executive office and principal place of business in the United States.

“Domestic Subsidiary” means any Subsidiary of Parent other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company.

“EBITDA” means, for any period, (a) the net income of the Parent and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period, plus, without duplication, (b) to the extent deducted in calculating net income, without duplication, (i) income and franchise taxes and similar charges during such period, (ii) interest and fees in respect of Indebtedness during such period (whether or not actually paid in cash during such period), (iii) depreciation and amortization (including amortization of Pre-Publication Costs) for such period, (iv) amortization of deferred financing costs during such period, (v) net losses related to discontinued operations not to exceed $200,000 during any period of four consecutive fiscal quarters, (vi) Non-Cash Charges, (vii) periodic GAAP restructuring charges (or Restructuring Related Charges), including but not limited to employee severance and relocation costs, lease termination costs, facility moving costs, incurred during any period of four consecutive fiscal quarters beginning with the fiscal quarter ended June 30, 2010, provided that the aggregate amount of such charges shall not exceed $150,000, (viii) dividends (including interest or accretion on the same) paid by Parent during such period on preferred stock of Parent to the extent (but only to the extent) such dividends are permitted to be paid and such preferred stock is permitted to be issued under this Indenture, (ix) any additional costs or expenses incurred or reduced deferred revenue realized during such period that are attributable to the revaluation of Inventory, Pre-Publication Costs or other assets or Deferred Revenue, or any other adjustments in connection with the fair value fresh-start accounting treatment of the Restructuring Transactions, (x) extraordinary losses during such period and (xi) losses incurred during such period in respect of Casualty Events and Dispositions, minus (c) to the extent such items were added in calculating net income (i) extraordinary gains during such period, (ii) gains received during such period in respect of Casualty Events and Dispositions, (iii) non-cash, non-operating income for such period and (iv) interest income for such period; provided, however, that (A) for purposes of determining EBITDA for any period during which a Disposition is consummated, EBITDA shall be adjusted in good faith by the Issuer to give effect to the consummation of the Disposition on a pro-forma basis, as if the Disposition occurred on the first day of such period and (B) for the purposes of determining EBITDA for any period during which any acquisition permitted by this Indenture is consummated, EBITDA shall be adjusted in good faith by the issuer to give effect to the consummation of such acquisition on a pro-forma basis, as if such acquisition occurred on the first day of such.

“Effective Time” means the date and time the Plan of Reorganization becomes effective in accordance with the terms thereof.

“Enforcement Action” means any action or decision taken in connection with the exercise of remedial rights of a Secured Party (including in respect of the Collateral pursuant to the Security Documents) following the occurrence and during the continuation of a default under any Secured Debt Document.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Obligor directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equally and Ratably” means in reference to the Liens on the Collateral granted to the Collateral Trustee for the benefit of the benefit of holders of the First Lien Notes and any other First Lien Secured Parties or proceeds thereof, as between holders of First Lien Secured Debt, that such Collateral or proceeds thereof will be allocated and distributed to or to the order of the Debt Representative for each Class of First Lien Secured Debt outstanding, for the account of each of the holders of the First Lien Notes and each other holder of First Lien Secured Debt, if any, ratably in proportion to the First Lien Secured Debt (including principal of, interest and premium (if any) on, and other obligations with respect to such Indebtedness (including reimbursement obligations (contingent or otherwise) with respect to outstanding letters of credit and hedging obligations) outstanding and held by each respective holder of First Lien Secured Debt at the time any allocation or distribution in respect of the Collateral is made.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights, or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Obligors, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.  Notwithstanding the foregoing, for purposes of any liability related to a Multiemployer Plan under Title IV of ERISA, the term “ERISA Affiliate” means any trade or business that, together with the Obligors, is treated as a single employer within the meaning of Section 4001(b) of ERISA.

“ERISA Event” means (a) a “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder for which the notice requirement has not been waived with respect to any Pension Plan, (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the incurrence by any Obligor or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (e) the receipt by any Obligor or any ERISA Affiliate from the PBGC or plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan, (f) the receipt by any Obligor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Obligor or any ERISA Affiliate of any notice of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (g) the incurrence by any Obligor, Subsidiary or Affiliate of any liability with respect to any Foreign Plan as a result of any noncompliance with the terms of such Foreign Plan, the failure to satisfy any applicable funding requirements, or any violation of applicable foreign law.

“Event of Default” has the meaning ascribed to such term in Section 6.01 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning assigned thereto in the Security Agreement.

“Excluded Taxes” means, with respect to any Holder or any other recipient of any payment to be made by or on account of any Obligation under this Indenture or the Notes, (a) income, net worth or franchise taxes imposed on (or measured by) its net overall income or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which any of its offices is located or in which it is taxable solely on account of some connection other than the holding or ownership of Notes or the receipt of any payments of principal, interest or premium, if any, under the Notes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Issuer is organized, located, carries on a trade or business, or is deemed to be a resident, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Holder and (d) in the case of a Foreign Holder, any withholding tax that is imposed on amounts payable to such Foreign Holder at the time such Foreign Holder becomes a Holder of Notes or is attributable to such Foreign Holder’s failure to comply with Section 4A.14(d)(v) (excluding, for the avoidance of doubt, a failure attributable to a change in applicable law (including resolutions, rulings, case law and treaties) or interpretations thereof.

“Existing Debt” means Indebtedness of the Obligors existing on the Issue Date after giving effect to the Effective Time which is permitted to remain outstanding after the Issue Date under Section 4B.01 hereof and is listed on Schedule 4B.01.

“Exit Warrants” means warrants for 1,000,000 shares of New Common Stock, such amount equal to 10% of the fully diluted outstanding shares of New Common Stock of Parent as of the Effective Date.

“Exit Warrant Agreement” means the agreement pursuant to which the Exit Warrants will be issued.

“Extraordinary Receipts” means any cash received by any Obligor not in the ordinary course of business, including without limitation (a) Tax refunds in excess of $500,000 received by the Obligors in the aggregate since the Effective Date, (b) pension plan reversions, (c) proceeds of insurance (including key man life insurance, but excluding proceeds of Casualty Events), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) indemnity payments and (f) any purchase price adjustment received in connection with any purchase agreement to the extent not needed to reimburse the Obligors for any reasonable and customary out-of-pockets costs and expenses previously incurred by the Obligors with respect to which such purchase price adjustment was received.

“FAC Regulations” has the meaning ascribed to such term in Section 5.21 hereof.

“FCPA” has the meaning ascribed to such term in Section 5.21 hereof.

“First Lien Note Control Agreement” means with respect to any bank account, other deposit account or securities account of any Obligor, if applicable, an agreement in form and substance substantially similar to one of Exhibits L-1, L-2 or N to the First Lien Note Security Agreement, as applicable, with such modifications as may be reasonable and customary, or any other agreement reasonably satisfactory to the Collateral Trustee, executed and delivered by the applicable Obligors, the depository institution or securities intermediary at which such bank account, other deposit account or securities account is maintained and the Collateral Trustee, pursuant to which such depository institution or securities intermediary shall agree, among other things, to follow instructions regarding such account originated by the Collateral Trustee without further consent of the Obligors, as such agreement may be amended, supplemented or otherwise modified from time to time.

“First Lien Notes” means the Floating Rate Senior Secured Notes due 2013 issued by the Issuer pursuant to the First Lien Note Indenture, as the same may be amended or supplemented from time to time.

“First Lien Note Documents” means, collectively, the First Lien Notes, the First Lien Note Indenture, the First Lien Note Security Documents and all other material documents, instruments and agreements executed in connection therewith, each as amended or supplemented from time to time in accordance with this Indenture.

“First Lien Note Indenture” means the Indenture dated as of the Issue Date between the Issuer, the Guarantors and Wells Fargo Bank, N.A., as trustee, as the same may be amended or supplemented from time to time, relating to the issuance of the First Lien Notes.

“First Lien Note Mortgage” means (a) a security instrument (whether designated as a deed of trust or a mortgage, leasehold mortgage, assignment of leases and rents or by any similar title) executed and delivered by any Obligor to the Collateral Trustee in form and substance satisfactory to the Collateral Trustee, in its reasonable discretion, in order to grant to the Collateral Trustee, for the benefit of the holders of First Lien Notes, a Lien on any Real Property Asset, in each case with such changes thereto as may be reasonably recommended by the Collateral Trustee’s local counsel based on local laws or customary local practices, as such security instrument may be amended, supplemented or otherwise modified from time to time.

“First Lien Note Security Agreement” means the Pledge and Security Agreement dated as of the Issue Date among the Collateral Trustee and the Obligors, relating to the First Lien Notes and the related Guarantees thereof, as amended, supplemented or otherwise modified from time to time.

“First Lien Note Security Documents” means, collectively, the First Lien Note Security Agreement, the First Lien Note Control Agreements, the First Lien Note Mortgage, the Intercreditor Agreement, the Collateral Trust Agreement and each other security agreement, pledge agreement, mortgage or other instrument or agreement executed and delivered to or in favor of the Collateral Trustee to secure the Obligations of the Obligors under the First Lien Notes and the First Lien Note Indenture.

“First Lien Secured Debt” means the First Lien Notes issued on the Issue Date, the related Guarantees thereof, Indebtedness incurred under the revolving credit facility permitted under clause (k) of Section 4B.01 hereof in an amount not to exceed $25.0 million, and, in each case, all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness, all of which may be secured Equally and Ratably with a First Priority Lien on the Collateral pursuant to the First Lien Security Documents.

“First Lien Secured Debt Documents” means the First Lien Notes, the First Lien Note Indenture and any other agreements, instruments or other agreements governing such or other First Lien Secured Debt, as amended from time to time.

“First Lien Secured Debt Obligations” means the First Lien Secured Debt and all other obligations of the Issuer or any Guarantor under the First Lien Secured Debt Documents.

“First Lien Secured Party” means each of the holders of the First Lien Notes, and any other Persons holding First Lien Secured Debt, and each Debt Representative representing the interests of each Class of First Lien Secured Debt and, collectively, the “First Lien Secured Parties.”

“First Lien Security Documents” means, collectively, the First Lien Note Security Documents and each other security agreement, pledge agreement, mortgage or other instrument or agreement executed and delivered to or in favor of the Collateral Trustee to secure the Obligations of the Obligors under any other First Lien Secured Debt Document.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any First Lien Security Document, that such Lien is the most senior Lien to which such Collateral is subject.

“Foreign Holder” means any Holder that is organized under the laws of a jurisdiction other than that in which the Issuer is organized.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee pension, deferred compensation, or other retirement plan, program, or arrangement (other than a Pension Plan) contributed to or maintained by any Obligor, Subsidiary or Affiliate with respect to any employees employed outside of the United States.

“Foreign Subsidiary” means any Subsidiary of Parent organized in a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.07(f) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means individually and collectively, each Global Note, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.07(b), 2.07(d) or 2.07(g) of this Indenture.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligations in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Guarantor” means the Initial Guarantors and any Subsidiary of Parent which becomes a guarantor hereunder after the Issue Date pursuant to Section 4A.09 hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated or subject to regulation pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, for any Person, without duplication:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, advance, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than (i) trade accounts payable (other than for borrowed money) arising in the ordinary course of business and paid when due, and (ii) accrued expenses and deferred Taxes incurred and paid in the ordinary course of business; (c) Capital Lease Obligations of such Person; (d) obligations of such Person in respect of Hedging Agreements; (e) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; and (g) Indebtedness of others Guaranteed by such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting liabilities, penalties or interest imposed with respect to Excluded Taxes or Other Taxes.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Guarantors” means the Parent, Triumph, Recorded Books and SNEP, LLC.

“Insolvency or Liquidation Proceeding” means:  (i) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Issuer or any Guarantor, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, receivership, liquidation, reorganization or other similar case or proceeding with respect to the Issuer or any Guarantor or with respect to a material portion of the assets of the Issuer or such Guarantor, (iii) any liquidation, dissolution, reorganization or winding up of the Issuer or any of the Guarantors, or (iv) any general assignment for the benefit of creditors or any other marshalling of assets and liabilities of any of the Issuer or any Guarantor.

“Interest Coverage Ratio” means, at any date of determination thereof, the ratio of (a) Net EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) interest payable on, and amortization of debt discount or premium in respect of, all Debt for Borrowed Money, without duplication (not including non-cash pay interest that is payable in kind), in each case, of or by the Parent and its Subsidiaries for or during such period; provided, however, that interest payable and amortization of debt discount or premium for each of the four consecutive fiscal quarterly periods ended June 30, 2010, September 30, 2010 and December 31, 2010 shall be the amount of such expense incurred from the Issue Date through the end of such period annualized for the entire four consecutive fiscal quarterly period.

“Interest Period” means, for each Note, the period commencing on the Issue Date, and ending on the last day of the period selected by the Issuer pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Issuer pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, as the Issuer may, upon notice received by the Trustee not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)           if the Issuer does not select any Interest Period by such time, then the Interest Period shall be three calendar months;

(b)           Interest Periods shall be of the same duration for all Notes;

(c)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Intercreditor Agreement” means the Intercreditor Agreement in the form of Exhibit F annexed hereto.

“Intercompany Note” means the Amended and Restated Subordinated Intercompany Demand Promissory Note substantially in the form of Exhibit D annexed hereto, issued by each Obligor to each other Obligor to evidence the intercompany loans among the Obligors permitted by this Indenture.

“Investment” means, for any Person:  (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership, limited liability company or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business, provided that in no event shall the term of any such inventory or supply advance, loan or extension of credit (other than accounts receivable that may be outstanding at any time or from time to time) exceed 180 days); or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.  Notwithstanding the foregoing, Capital Expenditures shall not be deemed “Investments” for purposes hereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issue Date” means the date the Notes are originally issued under the Indenture.

“Issue Date Mortgage” has the meaning ascribed to such term in Section 8.01(g)(i) hereof.

“Issue Date Mortgaged Property” means the real property owned by Recorded Books located at 270 Skipjack Road, Prince Frederick, Maryland.

“Issuer” means Haights Cross Operating Company, as reorganized pursuant to the Plan of Reorganization, until a successor replaces it pursuant to Section 5.01 hereof and thereafter means the successor.

“Knowledge” means the actual knowledge of the Obligors’ officers and directors (or any of them), after reasonable investigation.

“Landlord’s Waiver and Consent” means, with respect to any Leasehold Property, if applicable, a letter, certificate or other instrument in writing from the lessor under the related lease, in form and substance similar to Exhibit E hereto or any other form reasonably satisfactory to the Collateral Trustee with such modifications as are customary and reasonable and satisfactory to the Collateral Trustee.

“Leasehold Property” means any leasehold interest of any Obligor as lessee or sublessee under any lease or sublease of real property.

“Leverage Ratio” means, at any date of determination thereof, the ratio of Consolidated Debt for Borrowed Money of the Parent and its Subsidiaries at such date to Net EBITDA of the Parent and its Subsidiaries for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

“LIBOR Rate” means a rate per annum equal to the greater of (a) the “London Interbank Offered Rate” for the applicable Interest Period published in The Wall Street Journal or (b) 3.0% per annum.  The LIBOR Rate shall be determined as of the Issue Date for the period from the Issue Date through June 14, 2010 and, thereafter, on the last day of each Interest Period selected by the Issuer in accordance with the definition of “Interest Period” and, once determined, shall remain in effect until the next Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), other than an operating lease, relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, any event, circumstance, happening or condition, which has resulted or is reasonably likely to result in a material adverse effect on (a) the business, assets, condition (financial or otherwise), results of operations or prospects of (i) the Obligors taken as a whole, or (ii) any of the Issuer, Triumph or Recorded Books, individually, (b) the ability of any Obligors, taken as a whole, to pay or perform any of their obligations under this Indenture or the other Note Documents, (c) the validity or enforceability of (i) this Indenture, the Notes or any Security Document, individually, or (ii) the Note Documents, taken as a whole, or (d) any of the material rights of or benefits available to the Trustee, the Collateral Trustee or the Holders under this Indenture or any of the other Note Documents.

“Material Indebtedness” means (a) Indebtedness under the First Lien Notes and (b) other Indebtedness, including obligations in respect of one or more Hedging Agreements, in an aggregate principal amount exceeding $5.0 million.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of a Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Material Leasehold Property” means (a) the Leasehold Property of the Obligors set forth on Schedule 1.01(a) hereto on the Issue Date and (b) any Leasehold Property acquired by the Obligors after the Issue Date (i) having an annual fair market rental value in excess of $1.0 million or (ii) at which the Obligors maintain any books and records or Collateral with a fair market value in excess of $1.0 million in the aggregate.

“Material Owned Property” means (a) the Issue Date Mortgaged Property and (b) any real property owned by any Obligor that is acquired after the Issue Date and that has a fair market value as determined by the Issuer in good faith in excess of $1.0 million.

“Material Rental Obligations” means obligations of the Obligors to pay rent under any one or more operating leases with respect to any Material Leasehold Property.

“Material Subsidiary” means any Subsidiary (i) the total assets of which, together with the total assets of its Subsidiaries, on any date of determination, accounts for at least 5% of the aggregate assets all Obligors or (ii) which, together with its Subsidiaries, has, on any date of determination for the twelve consecutive months most recently then ended, gross revenues that are equal to or greater than 5% of the gross revenues of all Obligors for such period, in each case as determined in accordance with GAAP.

“Maturity Date” means March 15, 2014.

“Mortgage” means a security instrument (whether designated as a deed of trust or a mortgage, leasehold mortgage, assignment of leases and rents or by any similar title) executed and delivered by any Obligor to the Collateral Trustee in substantially the form and substance of Exhibit G attached hereto in order to grant to the Collateral Trustee, for the benefit of the Holders of the Notes, a Lien on any Real Property Asset, in each case with such changes thereto as may be reasonably recommended by the Collateral Trustee’s local counsel based on local laws or customary local practices, as such security instrument may be amended, supplemented or otherwise modified from time to time.  “Mortgages” means all such instruments, including the Issue Date Mortgage and any Additional Mortgages.

“Mortgage Policy” has the meaning ascribed to such term in Section 4A.12 hereof.

“Mortgaged Property” means any Issue Date Mortgaged Property and any Additional Mortgaged Property.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means,

(a)           with respect to any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation received by the Obligors in respect of such Casualty Event net of (i) reasonable and customary out-of-pocket expenses incurred by the Obligors in connection therewith and (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property which is senior to the Lien held by the Collateral Trustee for the benefit of the Holders and (iii) any income and transfer Taxes payable by the Obligors in respect of such Casualty Event;

(b)           with respect to any Disposition, the aggregate amount of all cash payments received by the Obligors directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition (but excluding any and all amounts placed in escrow unless and until released and received in the form of cash), net of (i) the amount of any reasonable and customary legal, title, transfer and recording tax expenses, commissions and other fees and reasonable and customary out-of-pocket expenses payable by the Obligors in connection therewith, (ii) any income and transfer Taxes estimated to be payable by the Obligors as a result thereof, (iii) any repayments by the Obligors of Indebtedness to the extent that such Indebtedness is secured by a Lien on the property that is the subject of such Disposition, such Lien is senior to the Lien held by the Collateral Trustee on such property and the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property, and (iv) any repayments by the Obligors to minority stockholders if and to the extent permitted hereby; and

(c)           with respect to any incurrence of Indebtedness or offering of equity securities, the aggregate amount of all cash proceeds received by the Obligors therefrom less all reasonable and customary legal, underwriting and similar fees and reasonable and customary out-of-pocket expenses incurred in connection therewith.

“Net EBITDA” means, for any period, the aggregate of (a) EBITDA of Parent and its Subsidiaries for such period minus (b) amortization of Pre-Publication Costs (excluding Non-Cash Charges) plus (c) any additional costs or expenses or amortization incurred during such period that are attributable to the revaluation of Pre-Publication Costs in connection with the fair value fresh-start accounting treatment of the Restructuring Transactions of Parent and its Subsidiaries for such period as determined in accordance with GAAP; provided, however, that Net EBITDA for the fiscal quarters ended September 30, 2009, December 31, 2009 and March 31, 2010 shall be deemed to be $12,764,950, $3,462,776 and $5,789,440, respectively.

“New Common Stock” means the common stock of Parent, par value $0.01 per share, 18,000,000 shares of which shall be authorized pursuant to the Parent’s Certificate of Incorporation, which common stock shall be the sole class of voting stock of Parent.

“Non-Cash Charges” means goodwill impairment charges, inventory impairment charges, fixed asset impairment charges (including, without limitation, on account of furniture and equipment), Pre-Publication Cost impairment charges, impairment charges relating to other intangible assets and charges and charges relating to grants of shares of capital stock to directors or employers of the Obligors and any of their Subsidiaries.

“Notes” means the Floating Rate Second Priority Secured Subordinated Notes due 2014 of the Issuer issued on the date hereof and any Additional Notes.  The Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.  For purposes of this Indenture, all references to “principal amount” of the Notes shall include any increase in the principal amount thereof in respect of a PIK Interest.

“Note Documents” means this Indenture, the Notes, the Second Lien Security Documents and any other instruments, certificates or documents executed and delivered or to be delivered from time to time pursuant to this Indenture or the Second Lien Security Documents, as the same may be supplemented and amended from time to time in accordance with their respective terms.

“Note Guarantee” means a Guarantee of the Notes pursuant to this Indenture.

“Obligations” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(g) or (h) hereof.  Without limiting the generality of the foregoing, the Obligations of any Obligor under the Note Documents include (a) the aggregate outstanding principal balance of, and all interest and premium, if any, on the Notes (including any interest accruing after the commencement of any proceeding by or against the Issuer under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state or foreign bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as a claim enforceable against the Issuer in any such proceeding), and (b) all fees, costs, charges, expenses and other obligations from time to time owing to the Trustee, the Collateral Trustee, the Holders or their respective Affiliates by the Obligors hereunder or under any other Note Document, whether such obligations are now existing or hereafter arising or incurred, due or to become due, direct or indirect or absolute or contingent.

“Obligors” means collectively the Issuer and the Guarantors and each, individually, an “Obligor”.

“OFAC Regulations” has the meaning ascribed to such term in Section 5.20 hereof.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer or the Parent, as the case may be by at least two Officers of the Issuer or the Parent as the case may be, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer or the Parent, as the case may be, that meets the requirements of Section 13.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Issuer, the Parent or any of their respective Subsidiaries) that meets the requirements of Section 13.05 hereof.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Indenture and the other Note Documents.

“Parent” means Haights Cross Communications, Inc., a Delaware corporation, as reorganized pursuant to the Plan of Reorganization.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to DTC, shall include Euroclear and Clearstream).

“Patents” means all patents issued or assigned to and all patent applications made by the Obligors and all exclusive and nonexclusive licenses to the Obligors from third parties or rights to use patents owned by such third parties, including the patents, patent applications and licenses listed on Schedule 5.05, along with any and all (a) inventions and improvements described and claimed therein, (b) reissues, divisions, continuations, extensions and continuations-in-part thereof, (c) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including damages and payments for past or future infringements thereof, (d) rights to sue for past, present and future infringements thereof, and (e) any other rights corresponding thereto throughout the world.

“Paying Agent” has the meaning ascribed to such term in Section 2.04 hereof.

“Pension Plan” means any Plan that is a defined benefit pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition” means any acquisition of any business by any Obligor, whether through a purchase of capital stock or assets or through a merger, consolidation or amalgamation, of another Person (in each case, reasonably related to the business of the Obligors or incidental thereto) and which complies with each of the following:

(a)           such Obligor shall provide the Trustee with a Compliance Certificate and other evidence reasonably requested by the Trustee that, as of the closing date of the proposed acquisition and on a forward twelve (12) month pro forma basis after giving effect to the proposed acquisition, the Obligors will be in compliance with all financial covenants set forth in Section 4B.10 hereof;

(b)           the acquisition is effected in such manner so that the acquired capital stock or assets are owned either by the Issuer or a Domestic Subsidiary of the Issuer which is or shall become an Obligor in accordance with Section 4A.09 hereof and, if effected by merger, consolidation or amalgamation, the Issuer or such Domestic Subsidiary is the surviving, continuing or resulting Person;

(c)           the Obligors and any Subsidiary of any Obligor that is organized, created, acquired, resulting from or otherwise party to such acquisition and that is not already an Obligor hereunder (or that has not otherwise complied with the provisions of Section 4A.09 hereof) shall have complied with the provisions of Section 4A.09 hereof;

(d)           such Obligor shall have delivered to the Trustee and the Collateral Agent evidence that it is acquiring the assets or stock free and clear of all Liens (other than Permitted Liens;

(e)           such Obligor shall have delivered Security Documents and any other documents or agreements requested by the Collateral Trustee to perfect the Collateral Trustee’s Lien (subject only to Permitted Liens) on all such assets or stock acquired or formed by such Obligor in such acquisition;

(f)            the total consideration (including cash, earn-outs and assumption of Indebtedness by any of the obligors or any of their Subsidiaries and/or Indebtedness of any Person acquired) for all such acquisitions during the term of this Indenture shall not exceed $30 million in the aggregate; provided, however, that there shall be no restriction or cap on the amount consideration payable for acquisitions to the extent such consideration takes the form of any of the following:  (i) Subordinated Indebtedness permitted by this Indenture, (ii) additional cash equity contributions to Parent made from the proceeds of Qualified Equity Interests issued by Parent or (iii) consideration payable in the form of Qualified Equity Interests of Parent;

(g)           no Default or Event of Default shall exist prior to or will be caused as a result of such acquisition;

(h)           the Acquired EBITDA of the Person (or attributable to the assets) being acquired for the fiscal year then most recently ended shall be not less than $1;

(i)            the assets being acquired (or the assets of the Person being acquired as applicable) shall be located in the United States, Canada, the United Kingdom or Australia and, in the case of an acquisition structured as a stock or other equity acquisition, the entity whose equity interests are being acquired shall be organized under the laws of the United States or any state thereof, Canada, the United Kingdom or Australia (or any state or province thereof); and

(j)            in the case of an acquisition structured as a stock or equity acquisition, the Person so acquired shall become a Wholly-Owned Subsidiary of the Issuer or any other Domestic Obligor which is a Subsidiary of the Issuer or such Person shall be merged with and into a Domestic Obligor (other than Parent), provided that such Domestic Obligor shall be the surviving entity of such merger.

As used in this definition of Permitted Acquisitions, “Acquired EBITDA” shall mean with respect to any acquired Person (or acquired assets, as applicable), for any period, the amount for such period of EBITDA (as defined in this Indenture) of such Person (or attributable to such acquired assets as applicable) (determined using such definition as if references to Obligors therein were to such acquired Person and its Subsidiaries), on a consolidated basis for such acquired Person (or attributable to such acquired assets as applicable) in accordance with GAAP.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard and Poor’s Ratings Service or from Moody’s Investors Service, Inc.;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250 million;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)           advances, loans and extensions of credit to any director, officer or employee of the Obligors, if the aggregate outstanding amount of all such advances, loans and extensions of credit (excluding travel advances in the ordinary course of business) does not at any time exceed $100,000;

(f)            investments in money market mutual funds that are rated AAA by Standard & Poor’s Rating Service;

(g)           trade credit extended by the Issuer and its Subsidiaries in the ordinary course of business, on ordinary business terms and consistent with past practice;

(h)           the endorsement of negotiable instruments for deposit or collection in the ordinary course of business; and

(i)            (i) redemptions of the Notes in accordance with Article Three hereof or (ii) repurchases of the Notes, provided that any such repurchases are made on a pro rata basis and at a purchase price not in excess of par plus accrued and unpaid interest thereon.

“Permitted Liens” has the meaning set forth in Section 4B.02 hereof.

“Permitted Refinancing Indebtedness” means any Indebtedness of any Obligor or any Subsidiary issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, in whole or in part, other Indebtedness of any Obligor or any Subsidiary (other than intercompany Indebtedness); provided that:

(a)           the amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness (including accreted original issue discount) so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(b)           such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(c)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes and is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(d)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

(e)           such Indebtedness is incurred by either (a) the Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) an Obligor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” means interest paid with respect to the Notes in the form of increasing the outstanding principal amount of the Notes or issuing PIK Notes.

“PIK Notes” means additional Notes issued under this Indenture in connection with a PIK Payment, with the same terms as the Notes issued on the Issue Date, except that interest on any PIK Notes shall accrue from their date of issuance.

“PIK Payment” means an interest payment with respect to the Notes made by increasing the outstanding principal amount of the Notes or issuing PIK Notes.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA in which any Obligor or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA, including, but not limited to, any Pension Plan or Multiemployer Plan.

“Plan of Reorganization” means the joint prepackaged plan of reorganization of the Issuer and certain of the Initial Guarantors filed with the Bankruptcy Court under chapter 11 of the Bankruptcy Code, as may be amended, supplemented or modified from time to time, prior to the Effective Time.

“Post-Default Rate” means, a rate per annum equal to the applicable LIBOR Rate plus the Applicable Margin plus two percent (2%).

“Pre-Publication Costs” means the costs incurred by Parent and its Subsidiaries (as determined in accordance with GAAP) associated with the development of new products, including without limitation, author fees under work-for-hire agreements (excluding royalties), the costs associated with artwork, photography and master tapes, other external creative costs, internal editorial staff costs and pre-press costs that are directly attributable to such products, which have been capitalized in accordance with GAAP and reflected as an asset in the consolidation balance sheet of Parent and its Subsidiaries.

“Principals” means (a) those Persons listed on Schedule 1.01(b) and any of their Affiliates (together, the “Permitted Holders”) and (b) any group constituting a person (as such term is used in Rule 13(d)-5(b)(1) under the Exchange Act) the membership of which includes any Permitted Holder, provided that the Total Voting Power of Parent on a fully diluted basis represented by the equity interests in Parent beneficially owned by all Permitted Holders who are members of such group is at least 50.1% of the Total Voting Power of Parent on a fully diluted basis represented by the equity interests in Parent beneficially owned by all members of such group.

“Property” means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible, including patents, trademarks, copyrights and other intellectual property rights.

“Proprietary Rights” has the meaning ascribed to such term in Section 5.05(b).

“Qualified Equity Interest” means any equity interest of an issuer other than an equity interest that is mandatorily redeemable or purchasable, in whole or in part, at the option of the holder, pursuant to a sinking fund obligation or otherwise, or exchangeable or convertible into debt securities of the issuer thereof or which entitles the holder thereof to dividend, interest or other payments, in each case, prior to the date which is 180 days after payment in full of all Notes issued under this Indenture.

“Real Property Asset” means, at any time of determination, any and all real property owned or leased by the Obligors and the Subsidiaries of the Obligors.

“Recorded Books” means Recorded Books, LLC, a Delaware limited liability company.

“Registrar” has the meaning ascribed to such term in Section 2.04 hereof.

“Related Proceedings” has the meaning ascribed to such term in Section 13.09 hereof.

“Required Holders” means Holders representing a majority of the total principal amount of Notes outstanding.

“Requisite Secured Debtholders” means (A) until all First Lien Secured Debt is discharged in full or is otherwise no longer outstanding, at any time, First Lien Secured Parties of any Class collectively holding more than 50% of the outstanding principal amount of total First  Lien Secured Debt (including the principal undrawn amount of outstanding letters of credit) and (B) after all First Lien Secured Debt is discharged in full or is otherwise no longer outstanding, Holders of Notes representing a majority of the aggregate principal amount of Notes outstanding.

“Requisite Plan Support Parties” has the meaning ascribed to such term in the Plan of Reorganization.  With respect to any consent or waiver required hereunder from the Requisite Plan Support Parties, the Obligors and the Trustee shall be permitted to rely solely on the written representation (including by electronic mail) of the legal counsel to the Informal Committee of Senior Notes (as defined in the Plan of Reorganization) as to whether such consent or waiver has been obtained.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and whom shall have direct responsibility for this Indenture, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred and whom shall have direct responsibility for this Indenture, because of his knowledge of and familiarity with the particular subject.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of, or other equity interest in, any Obligor or any Subsidiary, except a dividend payable solely in shares of Qualified Equity Interests, (ii) any redemption, put, retirement, cancellation, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of, or other equity interest in or Equity Right in respect of, any Obligor or any Subsidiary now or hereafter outstanding, (iii) any payment made to retire, to cancel, or to obtain the surrender of or in connection with the exercise of any put right with respect to, any outstanding warrants, options or other rights to acquire shares of any class of stock of, or other equity interest in or Equity Right in respect of, any Obligor or any Subsidiary, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, and (v) any payment made to any Affiliate of any Obligor or any Subsidiary, in each case, in respect of management, consulting or other similar services provided to any Obligor or any Subsidiary; provided, however that Restricted Junior Payments shall not include any compensation (including severance) payable to any officer or director of any Obligor or reimbursement of reasonable and customary fees and expenses incurred in the ordinary course of business.

“Restructuring Documents” means the Note Documents, the First Lien Note Documents, the Exit Warrants, the Exit Warrant Agreement, the Registration Rights Agreement, the Plan of Reorganization, the Disclosure Statement and the Confirmation Order.

“Restructuring Related Charges” means one-time charges incurred in connection with any business restructuring, including, without limitation, severance paid to terminated employees of the Obligors and costs relating to the hiring of replacement employees therefor, other charges associated with such business restructuring effort, including, without limitation, the costs of moving goods, duplicate facility charges and/or other related expenses that do not satisfy the GAAP definition of a restructuring charge.

“Restructuring Transactions” means the financial restructuring of the Indebtedness of Issuer and certain of the Initial Guarantors that existed prior to the Effective Time as described more fully in the Plan of Reorganization.

“Restrictive Agreements” has the meaning ascribed to such term in Section 5.13(c).

“Rights Offering” means that certain offering to those holders of the 12½% Senior Discount Notes due 2011 of the Haights Cross Communications, Inc. who voted to accept the Plan of Reorganization, pursuant to which such holders where offered the right to participate in a $32.5 million offering of the New Common Stock of the Parent.

“Second Lien Secured Party” means each of the Holders of the Notes and the Trustee, as the Debt Representative representing the interests of the Holders of the Notes and, collectively, the “Second Lien Secured Parties.”

“Second Lien Security Documents” means, collectively, the Security Agreement, the Control Agreements, the Mortgages, the Intercreditor Agreement, the Collateral Trust Agreement and each other security agreement, pledge agreement, mortgage or other instrument or agreement executed and delivered to or in favor of the Collateral Trustee to secure the Obligations of the Obligors under the Notes and this Indenture.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Second Lien Security Document, that such Lien is the most senior  Lien (subject only to the First Priority Lien securing First Lien Secured Debt pursuant to the First Lien Security Documents) to which such Collateral is subject.

”Secured Debt” means, collectively, the First Lien Secured Debt and the Notes and the Note Guarantees.

“Secured Parties” means, collectively, First Lien Secured Parties and the Second Lien Secured Parties and each, individually, a “Secured Party.”

“Security Agreement” means the Pledge and Security Agreement dated as of the Issue Date among the Collateral Trustee and the Obligors, relating to the Notes and the Note Guarantees, as amended, supplemented or otherwise modified from time to time.

“Security Documents” means, collectively, the First Lien Security Documents and the Second Lien Security Documents and each other security agreement, pledge agreement or other instrument or agreement executed and delivered to or in favor of the Collateral Trustee to secure the Obligations of the Obligors under any Secured Debt.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Courts” has the meaning ascribed to such term in Section 13.09 hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any unsecured Indebtedness of the Obligors incurred after the Issue Date that (i) by its express terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Indebtedness) is made subordinate and junior in right of payment to the Notes and the Note Guarantees (ii) does not have any scheduled payment of principal other than upon final maturity and (iii) has a final maturity date that is at least six months after the final maturity date of the Notes.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Consolidated by the Parent and/or the Issuer.  References herein to “Subsidiary” or “Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to a Subsidiary or Subsidiaries of Parent.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Indebtedness,” all (a) Obligations of such Person under any lease that is treated as both (i) an operating lease for financial accounting purposes and (ii) a financing lease for tax purposes (i.e., a “synthetic lease”) as the same would be determined in accordance with GAAP and other pronouncements interpretations and guidance of the Financial Accounting Standards Board as in effect at the Effective Time, without regard to any amendments thereto, (b) Obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of shares of capital stock or other equity interests) and (c) Obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Indebtedness” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tax Returns” means all returns, elections filings, forms, and any other documents (whether in electronic, tangible or any other form whatsoever) made, prepared or filed, or to be made, prepared or filed in respect of Taxes.

“Total Voting Power” means, with respect to any Person, the total number of votes which holders of securities having the ordinary power to vote, in the absence of contingencies, are entitled to cast in the election of directors of such Person.

“Trademarks” means all trademarks (including service marks), federal and state trademark registrations and applications made by the Obligors, common law trademarks and trade names owned by or assigned to the Obligors, all registrations and applications for the foregoing and all exclusive and nonexclusive licenses from third parties of the right to use trademarks of such third parties, including the registrations, applications, unregistered trademarks, service marks and licenses listed on Schedule 5.05, along with any and all (a) renewals thereof, (b) income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including damages, claims and payments for past or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign trademarks, trademark registrations, and trade name applications for any thereof and any other rights corresponding thereto throughout the world.

“TIA” means the Trust Indenture Act of 1939, as in effect on the date on which this Indenture is qualified under the TIA.

“Triumph” means Triumph Learning, LLC, a Delaware limited liability company.

“Trustee” means Wells Fargo Bank, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UK Subsidiary” means W.F. Howes Limited, a company incorporated under the laws of England and Wales with registered number 03662159.

“U.S. Dollars” or “$” refers to lawful money of the United States of America.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing 100% of the equity or ordinary voting power (other than directors’ qualifying shares) or, in the case of a partnership, 100% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02         Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Issuer and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.03         Rules of Construction.

(a)           Unless the context otherwise requires:

(i)          a term has the meaning assigned to it;

(ii)         an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)         “or” is not exclusive;

(iv)        words in the singular include the plural, and in the plural include the singular;

(v)         provisions apply to successive events and transactions; and

(vi)        references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time.

ARTICLE TWO
THE NOTES

Section 2.01         Form and Dating.

(a)           General.  The Notes and the Trustee’s authentication thereof shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be issued in registered, global form without interest coupons and only shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof, subject to the issuance of PIK Interest pursuant to Section 1 of the form of Notes set forth in Exhibit A hereto, in which case the aggregate principal amount of Notes may be increased by, or PIK Notes may be issued in, an aggregate principal amount equal to the amount of PIK Interest paid by the Issuer for the applicable period, rounded up the nearest whole dollar.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)           Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (and shall include the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon (giving effect to any PIK Interest made thereon by increasing the aggregate principal amount of such Global Note) and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and payment of PIK Interest.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.07 hereof.

Section 2.02         Execution and Authentication.

Two Officers of the Issuer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee.  Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited.  The Issuer may, subject to Article Four of this Indenture and applicable law, issue Additional Notes under this Indenture.  The Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.

The Trustee shall, upon a written order of the Issuer signed by two Officers of the Issuer (an “Authentication Order”), authenticate Notes for original issue on the date hereof of $80 million.  At any time and from time to time after the execution of this Indenture, the Trustee shall, upon receipt of an Authentication Order, authenticate Notes (including PIK Notes or increase the principal amount of all Notes as a result of a PIK Payment) for original issue in aggregate principal amount specified in such Authentication Order.  The Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03         Methods of Receiving Payments on the Notes.

If a Holder has given wire transfer instructions to the Issuer, the Issuer shall pay, or cause the Paying Agent to pay, all principal, interest and premium and Additional Amounts, if any, on that Holder’s Notes in accordance with those instructions.  All other payments on Notes shall be made at the office or agency of the Paying Agent and Registrar unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Section 2.04         Registrar and Paying Agent.

(a)           The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Issuer may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Issuer may change any Paying Agent or Registrar without prior notice to any Holder.  The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Issuer, the Parent or any of their respective Subsidiaries may act as Paying Agent or Registrar.

(b)           The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes.

(c)           The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.05         Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or one of the other Obligors) shall have no further liability for the money.  If the Issuer, the Parent, or one of their respective Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Parent or any of their respective Subsidiaries, the Trustee shall serve as Paying Agent for the Notes.

Section 2.06         Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuer shall otherwise comply with TIA § 312(a).

Section 2.07         Transfer and Exchange.

(a)           Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes are exchangeable by the Issuer for Definitive Notes if (i) DTC (A) notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Notes and the Issuer fails to appoint a successor Depositary or that it (B) has ceased to be a clearing agency registered under the Exchange Act and the Issuer fails to appoint a successor Depositary; (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes; or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.  Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.07 or Section 2.08 or 2.11 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.07(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.07(b) or (c) hereof.

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)           Transfer of Beneficial Interests in Global Notes.  Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.07(b)(i).

(ii)          All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.07(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount at maturity of the relevant Global Notes pursuant to Section 2.07(g) hereof.

(c)           Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes.  If any Holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.07(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(g) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)           Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.  A Holder of an Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

(e)           Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.07(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

(f)           Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO THE SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

(g)           Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)           General Provisions Relating to Transfers and Exchanges.

(i)           To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Issuer’s order or at the Registrar’s request.

(ii)           No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06, 3.07, 3.08 and 9.05 hereof).

(iii)         The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)        All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid and legally binding obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)         The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi)        Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii)       The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii)      All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted by facsimile or electronic transmission with the original to follow by first class mail.

Section 2.08         Replacement Notes.

(a)           If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuer may charge for its expenses in replacing a Note.

(b)           Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.09         Outstanding Notes.

(a)           The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding.  Except as set forth in Section 2.10 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

(b)           If a Note is replaced pursuant to Section 2.08 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(c)           If the principal amount of any Note is considered paid under Section 4A.14 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d)           If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any of the foregoing) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.10         Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or the Parent or any of their respective Subsidiaries, shall be considered as though not outstanding (but, to the fullest extent permitted by the TIA, Notes owned or held by any other Affiliate of the Issuer or the Parent shall be deemed to be outstanding for all purposes under this Indenture), except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.11         Temporary Notes.

(a)           Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

(b)           Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.12         Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Notes in accordance with its procedures for the disposition of canceled securities in effect as of the date of such disposition (subject to the record retention requirement of the Exchange Act).  Certification of the disposition of all canceled Notes shall be delivered to the Issuer.  The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.13         Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4A.14 hereof.  The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Issuer shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.14         CUSIP Numbers.

The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Issuer shall promptly notify the Trustee of any change in the “CUSIP” numbers.

ARTICLE THREE
REDEMPTION

Section 3.01         Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof or the Issuer is required to redeem Notes pursuant to the mandatory redemption provisions of Section 3.08 hereof, in either case, it shall furnish to the Trustee, at least 10 Business Days but not more than 30 Business Days before a redemption date, an Officers’ Certificate setting forth (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.02         Selection of Notes to Be Redeemed.

(a)           If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes for redemption as follows (i) if the Notes are listed on any national securities exchange, in compliance with the requirements of such principal national securities exchange, or, (ii) if the Notes are not so listed, on a pro rata basis, subject to adjustments so that no Notes of $1,000 or less will be redeemed in part.

(b)           The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.  No Notes in amounts of $1,000 or less shall be redeemed in part.  Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03         Notice of Redemption.

(a)           At least 10 Business Days but not more than 30 Business Days before a redemption date, the Issuer shall deliver or cause to be delivered, by first class mail or electronic transmission, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(i)           the redemption date;

(ii)          the redemption price;

(iii)         if any Note is being redeemed in part only, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note;

(iv)         the name and address of the Paying Agent;

(v)          that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price and become due on the date fixed for redemption;

(vi)         that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(vii)        the paragraph of the Notes and/or the Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(viii)       that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(b)           At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Trustee, at least 15 Business Days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.  The notice, if delivered in the manner provided herein shall be presumed to have been given, whether or not the Holder receives such notice.

Section 3.04         Effect of Notice of Redemption.

Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may be conditional provided that any preconditions to a redemption shall be set forth in the notice of redemption.  If one or more conditions specified with respect to a redemption are not satisfied or waived, the date of redemption shall be deemed not to have occurred for all purposes of this Indenture and the Issuer shall give written notice of such non-occurrence to the Holders of the applicable Notes and to the Trustee.

Section 3.05         Deposit of Redemption Price.

(a)           One Business Day prior to the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date and all Additional Amounts, if any.  The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

(b)           If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption.  If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4A.14 hereof.

Section 3.06         Notes Redeemed in Part.

Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered.  No Notes in denominations of $1,000 or less shall be redeemed in part.

Section 3.07         Optional Redemption.

(a)           At any time following the date that the First Lien Notes are discharged in full or are otherwise no longer outstanding, the Issuer may redeem all or a part of the Notes upon not less than 10 Business Days’ nor more than 30 Business Days’ prior notice to the Holders, at the redemption prices set forth below (expressed as percentages of principal amount), plus accrued and unpaid interest and Additional Amounts, if any, on the Notes to be redeemed to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the related interest payment date), if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2010	103.00%
2011	102.00%
2012	101.00%
2013 and thereafter	100.00%

(b)           Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08         Mandatory Redemption.

(a)           Subject to clause (d) below, the Issuer shall be obligated to redeem the Notes as follows:

(i)           Incurrence of Indebtedness:  If after the Issue Date any Obligor incurs Indebtedness under clause (g) of Section 4B.01 hereof, the Issuer shall, within 15 Business Days after the date of such incurrence, redeem an aggregate principal amount of Notes equal to (x) 50% of the amount of Net Cash Proceeds received by any Obligor from the incurrence of the first $12.0 million aggregate principal amount of such Subordinated Indebtedness (rounded down to the nearest $1,000 principal amount) and (y) 100% of the amount of the Net Cash Proceeds received by any Obligor from the incurrence of Subordinated Indebtedness in excess of $12.0 million aggregate principal amount (rounded down to the nearest $1,000 principal amount) at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.

(ii)          Issuance or Sale Equity Securities.  If any Obligor issues or sells equity securities (other than (w) the issuance by Parent of the New Common Stock or the Exit Warrants as of the Effective Time pursuant to the Plan and the issuance of shares of New Common Stock of Parent upon the “cashless exercise” of Exit Warrants pursuant to the terms of the Exit Warrants, (x) the issuance of equity securities in the Rights Offering, (y) the issuance of Qualified Equity Interests of Parent in connection with stock options or the exercise of employee compensation under any employee benefit or incentive plan or similar arrangement, (z) any issuance of Qualified Equity Interests of Parent permitted under Section 4B.06(b) hereof), the Issuer shall, within 15 Business Days after the date of the issuance of such equity securities, redeem an aggregate principal amount of Notes equal to 50% of the amount of the Net Cash Proceeds received by any Obligor from such issuance of equity securities (rounded down to the nearest $1,000 principal amount) at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.  Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing either before or after giving effect thereto, the Issuer shall not be required to redeem any Notes pursuant to this Section 3.08(a)(ii) with respect to the first $16.0 million of Net Cash Proceeds received by the Obligors from the issuance of Qualified Equity Interests of Parent to the extent that such Net Cash Proceeds are used to make a Permitted Acquisition, Capital Expenditures permitted by this Indenture or for general corporate purposes.

(iii)         Sale of Assets.  If after the Issue Date any Obligor consummates a Disposition (other than Dispositions permitted by Section 4B.04(c)(ii) hereof and Dispositions permitted by Section 4B.04(b) hereof), the Issuer shall or shall cause the applicable Obligor to apply the Net Cash Proceeds received from such Disposition (x) within 180 days after such receipt, to make a Permitted Acquisition, to replace the assets disposed of by the Obligors in the Dispositions or make a Capital Expenditure permitted by this Indenture; provided that the aggregate amount of Net Cash Proceeds that may be applied pursuant to this sub-clause (x) since the date of this Indenture shall not exceed $7.5 million in the aggregate and (y) to the extent such Net Cash Proceeds are not applied within such 180-day period in the manner provided in the preceding clause (x) (any such remaining Net Cash Proceeds referred to herein as “Excess Asset Sale Proceeds”), to redeem an aggregate principal amount of Notes equal to 100% of the amount of such Excess Asset Sale Proceeds (rounded down to the nearest $1,000 principal amount), within 15 Business Days after such 180th day (subject to Section 3.08(b) hereof), at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.

(iv)        Proceeds of Casualty Events.  Upon the receipt after the Issue Date by the Collateral Trustee or the Obligors of the proceeds of insurance, a condemnation award or other compensation in respect of any Casualty Event affecting any property of the Obligors, the Issuer shall or shall cause the applicable Obligor to apply the Net Cash Proceeds received in respect of any Casualty Event (x) within 180 days after such receipt, to make a Permitted Acquisition, to replace the assets that were the subject of the Casualty Event or make a Capital Expenditure permitted by this Indenture and (y) to the extent such Net Cash Proceeds are not applied within such 180-day period in the manner provided in the preceding clause (x) (any such remaining Net Cash Proceeds referred to herein as “Excess Casualty Event Proceeds”), the Issuer shall, within 15 Business Days after such 360th day (subject to Section 3.08(b) hereof), redeem an aggregate principal amount of Notes equal to 100% of the amount of such Excess Casualty Event Proceeds (rounded down to the nearest $1,000 principal amount) at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.

(v)         Extraordinary Receipts.  Upon the receipt after the Issue Date by any Obligors of any Extraordinary Receipts (other than (A) proceeds from any key man life insurance policy not constituting Collateral, (B) liability insurance proceeds which are payable to a third party as a result of any liability of an Obligor, (C) workers’ compensation insurance, directors’ and officers’ insurance and health insurance payable to workers, directors, officers or employees and (D) proceeds from business interruption insurance), the Issuer shall, within 15 Business Days of receipt of such Extraordinary Receipts (subject to Section 3.08(b) hereof), redeem the Notes in an aggregate principal amount equal to 100% of such Extraordinary Receipts (rounded down to the nearest $1,000 principal amount) at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.  Notwithstanding the foregoing, as long as no Event of Default shall have occurred and be continuing or otherwise arises as a result thereof, the Issuer shall not be required to redeem any Notes pursuant to this Section 3.08(a)(v) with respect to the first $1.0 of Extraordinary Receipts received by the Obligors in the aggregate to the extent that such Extraordinary Receipts are utilized for working capital purposes, to make Capital Expenditures permitted by this Indenture and for other purposes not prohibited by this Agreement within 180 days after the date of the receipt thereof.

(vi)        Change of Control.  Within 30 Business Days after the occurrence of a Change of Control, the Issuer shall redeem all of the Notes at a redemption price equal to 101% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

(vii)       Redemption of Notes for Previous PIK Interest Upon Positive Consolidated Net Cash Flow.  If at any time (i) the Issuer has previously paid PIK Interest on the Notes, (ii) the aggregate amount of all PIK Interest that has been made previously is greater than the aggregate principal amount of Notes that have been redeemed previously pursuant to this clause (vii) (such excess amount being, the “Outstanding PIK Amount”), and (iii) the Parent’s Consolidated Net Cash Flow for the immediately preceding four consecutive fiscal quarters for which Consolidated financial statements of the Obligors are available is positive, then within 15 Business Days after the date the Obligors have delivered to the Trustee the quarterly or annual financial statements pursuant to clauses (a) or (c), as the case may be, of Section 4A.01 hereof, the Issuer shall redeem an aggregate principal amount of Notes equal to the amount of the Consolidated Net Cash Flow, but not to exceed the Outstanding PIK Amount, at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.

In the event the Issuer is required to redeem Notes pursuant to the first paragraph of this clause (vii), notwithstanding the provisions of such paragraph, the Issuer will not be required to redeem Notes until the aggregate principal amount of Notes that is required to be redeemed pursuant to this clause (vii) is at least $200,000, unless at such time the Outstanding PIK Amount is less than $200,000 in which case, the Issuer shall be required to redeem an aggregate principal amount of Notes equal to the Outstanding PIK Amount even if such amount is in excess of the amount of Consolidated Net Cash Flow.   In the event that any redemption of Notes that is required to be made pursuant to this clause (vii) is not made within the time period set forth in the first paragraph of this clause (vii) due to the provisions of this paragraph, the Issuer shall (x) segregate and escrow the funds that otherwise would have been used to redeem Notes pursuant to the first paragraph of this clause (vii) until such funds are used to redeem the Notes and (ii) redeem the Notes within 15 Business Days after the first date on which the amount of funds that is required to be used to redeem Notes pursuant to this paragraph.

(b)           In the event the Issuer is required to redeem all or any part of the Notes pursuant to clauses (iii), (iv) or (v) of Section 3.08(a) hereof, notwithstanding the foregoing provisions, the Issuer will not be required to redeem the Notes until the amount of Net Cash Proceeds that is required to be used to redeem the Notes pursuant to all such clauses is at least $1 million in the aggregate, and in the event that any redemption of the Notes that is required to be made pursuant to any such clause is not made within the time period set forth in such clause due to the provisions of this Section 3.08(b), the Issuer shall (i) segregate and escrow such Net Cash Proceeds until they are used to redeem the Notes and (ii) redeem the Notes within 15 Business Days after the first date on which the amount of Net Cash Proceeds that is required to be used to redeem the Notes pursuant to all such clauses in the aggregate is at least $1 million.

(c)           If any redemption is required to be made in accordance with the terms of this Section 3.08, then such redemption shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof; provided, however, that the Issuer need not issue the notices to the Trustee or otherwise comply with any of the other procedures set forth in Section 3.01 through 3.06 until such time as the payment requirement has affirmatively occurred pursuant to this Section 3.08.  For the avoidance of doubt, any notice periods or procedural periods set forth in Sections 3.01 through 3.06 shall be in addition to and not in lieu of the reinvestment and other time periods set forth in this Section 3.08 such that they shall run in a consecutive and not in a concurrent manner.

(d)           Other than with respect to clause (a)(vii) of this Section 3.08, to the extent the Issuer is required to redeem Notes pursuant to this Section 3.08 and is also required to redeem First Lien Notes pursuant to similar redemption provisions in the First Lien Note Indenture, any funds deposited with the Trustee shall first be applied to redeem the First Lien Notes in full before any such funds are applied to redeem any of the Notes.

ARTICLE FOUR
A. AFFIRMATIVE COVENANTS

Until the Notes issued under this Indenture are no longer outstanding, each Obligor (as to itself and each other Obligor) covenants and agrees that:

Section 4A.01.    Financial Statements and Other Information.

The Obligors (i) will furnish to the Trustee and each Holder the information described in clauses (a), (c) and (d) below within the time periods set forth therein and (ii) will furnish or make available through reasonable website procedures to beneficial owners of the Notes and, upon request, to prospective investors in the Notes the information described in clauses (a) through (e) below, provided that in the case of clause (a)(iii), clause (b) and clause (c)(iii) below the Company may require the recipient of such information to agree to keep such information confidential pursuant to reasonable confidentiality provisions:

(a)           as soon as available and in any event (x) with respect to the fiscal year ended December 31, 2009, by the later of (A) the date that is 120 days after the end of such fiscal year and (B) the date that is 120 days after the Effective Time and (y) with respect to each fiscal year after December 31, 2009, 120 days after the end of such fiscal year:

(i)           audited Consolidated statements of operations, shareholders’ equity and cash flows of Parent for such fiscal year and the related Consolidated balance sheets of Parent as at the end of such fiscal year, setting forth in each case in comparative form the corresponding Consolidated figures for the preceding fiscal year, which financial statements shall include in the footnotes thereto, among other things, the information required by Rule 3-10 of Regulation S-X under the Exchange Act; provided however, the Obligors shall not be required to comply with Rule 3-16 of Regulation S-X under the Exchange Act;

(ii)          an opinion of J.H. Cohn LLP or any other independent certified public accountants of recognized international standing (and except as otherwise set forth on Schedule 4A.01, without any qualification or exception as to the scope of such audit) stating that such audited consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Parent and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP; and

(iii)         a management discussion and analysis that includes a comparison to budget for that fiscal year, and a comparison of performance for that fiscal year to the prior fiscal year;

(b)           as soon as available and in any event (x) with respect to the fiscal year ended December 31, 2009, by the later of (A) the date that is 45 days after the end of such fiscal year and (B) the date that is 45 days after the Effective Time and (y) with respect to each fiscal year after December 31, 2009, within 45 days of the end of such  fiscal year, unaudited Consolidated statements of operations, shareholders’ equity and cash flows of Parent for such fiscal year and the related Consolidated balance sheets of Parent as at the end of such fiscal year, setting forth in each case in comparative form the corresponding Consolidated figures for the preceding fiscal year, which financial statements need not include footnotes thereto and shall be subject to further year end audit adjustments;

(c)           as soon as available and in any event prior to the date that is (x) with respect to the fiscal quarter in which the Effective Time occurs, the date that is 75 days after the end of such quarter and (y) with respect to each fiscal quarter thereafter, 45 days after the end of such fiscal quarter (excluding, in each case, the fourth fiscal quarter of each fiscal year):

(i)           Consolidated statements of operations, shareholders’ equity and cash flows of Parent for such fiscal quarter and for the period from the beginning of the respective fiscal year to the end of such fiscal quarter, and the related Consolidated balance sheets of Parent at the end of such period, setting forth in each case in comparative form the corresponding Consolidated figures for the corresponding period in the preceding fiscal year, which financial statements shall include in the footnotes thereto, among other things, the information required by Rule 3-10 of Regulation S-X under the Exchange Act;

(ii)          a certificate of a Designated Financial Officer, which certificate shall state that said Consolidated financial statements referred to in the preceding clause (i) fairly present in all material respects the Consolidated financial condition and results of operations of Parent, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments;

(iii)         a management discussion and analysis that includes a comparison to budget for that fiscal quarter, and a comparison of performance for that fiscal quarter to the corresponding period in the prior year;

(d)           as soon as available and in any event (i) upon the date on which the quarterly financial statements for each fiscal quarter are required to be delivered pursuant to Section 4A.01(b) hereof, a Compliance Certificate duly executed by a Designated Financial Officer with respect to such quarterly financial statements, and (ii) upon the dates on which the annual financial statements for each fiscal year are required to be delivered pursuant to Section 4A.01(a) hereof, a Compliance Certificate duly executed by a Designated Financial Officer with respect to such annual financial statements; and

(e)           In addition, the Issuer shall, for so long as any Notes remain outstanding, (i) comply with the current public information requirements set forth under Rule 144(c) promulgated under the Securities Act in order to allow any Holders that are Affiliates of the Issue to be able to sell their Notes in accordance with Rule 144 and (ii) furnish to the Holders  and to prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4A.02.    Notices of Material Events.

The Obligors will furnish to the Trustee and each Holder prompt written notice, and in any event within five Business Days of occurrence, of the following and will make available to beneficial owners of the Notes through reasonable website procedures:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Obligor that would reasonably be expected to result in a Material Adverse Effect if adversely determined;

(c)           the occurrence of any ERISA Event related to any Plan or Foreign Plan of any Obligor or Subsidiary or Knowledge of any ERISA Event related to a Plan or Foreign Plan of any other ERISA Affiliate that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Obligors or their Subsidiaries in an aggregate amount exceeding $50,000; and

(d)           any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 4A.02 shall be accompanied by a statement of two Designated Financial Officers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 4A.03.     Existence; Conduct of Business.

The Obligors shall, and shall cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of this clause (b), such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 4B.04.

Section 4A.04.     Payment of Obligations.

(a)           The Obligors shall, and shall cause each of their Subsidiaries to, pay its obligations, excluding Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Obligor or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

(b)           The Obligors shall, and shall cause each of their Subsidiaries to, duly and timely file all Tax Returns required to be filed and shall duly and timely pay or cause to be paid all Taxes due except when and so long as (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Obligor or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 4A.05.    Maintenance of Properties; Insurance.  The Obligors shall, and shall cause each of their Subsidiaries to:

(a)           keep and maintain all Property material to the conduct of its business in good working order and condition (for the purpose for which it is used), ordinary wear and tear and immaterial loss from casualty and condemnation excepted, and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof, except where failure to do so would not materially adversely affect the use of the Property; and

(b)           maintain insurance, with financially sound and reputable insurance companies, as may be required by law and such other insurance in such amounts and against such risks as are customarily maintained by similarly sized companies engaged in the same or similar businesses operating in the same or similar locations, including business interruption insurance, product liability insurance and, in the event that any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” flood insurance on such Collateral; provided, however, that the Trustee agrees that the Obligors’ insurance policies and coverage levels existing as of the Effective Time are satisfactory to the Collateral Trustee as of the Effective Time.  Without limiting the generality of the foregoing, the Obligors shall, and shall cause each of their Subsidiaries to, maintain or cause to be maintained replacement value casualty insurance on the Collateral or any other assets with a fair market value of $1.5 million or greater under such policies of insurance, in each case with such insurance companies, in such amounts, with such deductibles, and covering such terms and risks as are at all times satisfactory to the Collateral Trustee in its commercially reasonable judgment.  All general liability and other liability policies with respect to any Obligor shall name the Collateral Trustee for the benefit of the Holders as an additional insured thereunder as its interests may appear, and all business interruption and casualty insurance policies shall contain a loss payable clause or endorsement, satisfactory in form and substance to the Collateral Trustee that names the Collateral Trustee for the benefit of the Holders as the loss payee thereunder.  The Obligors shall use commercially reasonable efforts to cause all policies of insurance to provide that the insurer shall endeavor to provide at least 30 days prior written notice to the Collateral Trustee of any modifications or cancellation of such policy.

Section 4A.06.     Books and Records; Teleconference Call with Holders.

(a)           The Obligors shall, and shall cause each of their Subsidiaries to, keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities which fairly record in all material respects such transactions and activities.

(b)           Within 120 days after the end of each fiscal year and within 60 days after the end of each fiscal quarter, the Obligors will hold a teleconference meeting open to all Holders of the Notes at which the business, results of operations and financial conditions of the Obligors will be discussed.

Section 4A.07.    Fiscal Year.

The fiscal year of the Obligors ends on December 31 of each year and, to enable the ready and consistent determination of compliance with the covenants set forth in Section 4B.10 hereof, the Obligors shall, and shall cause each of their Subsidiaries to, maintain such fiscal year and its existing method of determining the last day of the first three fiscal quarters in each fiscal year.

Section 4A.08.    Compliance with Laws.

The Obligors shall, and shall cause each of their Subsidiaries to, comply with (i) all permits, licenses and authorizations, including environmental permits, licenses and authorizations, issued by a Governmental Authority, except to the extent that any failure to comply therewith would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) all laws, rules, regulations and orders including Environmental Laws, all OFAC Regulations, the Trading with the Enemy Act, the FAC Regulations, the USA Patriot Act of 2001 and the FCPA, of any Governmental Authority, except to the extent that any failure to comply therewith would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (iii) all contractual obligations, in each case applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4A.09.     Certain Obligations Respecting Subsidiaries.

(a)           The Obligors shall, and shall cause each of their Subsidiaries to, take such action from time to time as shall be reasonably necessary to ensure that the percentage of the issued and outstanding shares of capital stock of any class or character owned by it in any Subsidiary on the date hereof is not at any time decreased; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 4B.04 hereof.

(b)           In the event that the Obligors form or acquire any Domestic Subsidiary (or a Subsidiary organized under the laws of one of the provinces of Canada (other than Quebec), the United Kingdom or Australia in accordance with Section 4B.04 hereof) after the Issue Date, this Section 4A.09(b) shall be applicable and the Obligor forming or acquiring such Subsidiary will take or cause to be taken the following actions:  as soon as possible but in any case not later than 20 days after the date on which such Subsidiary is created (or, in the case of the acquisition of any such Subsidiary, concurrently with the consummation of such acquisition) (x) cause such Subsidiary to (A) execute and deliver to the Trustee a supplement to this Indenture in the form of Exhibit B hereto and thereby become a Guarantor hereunder, (B) execute and deliver to the Collateral Trustee a counterpart to (i) the Security Agreement and thereby become a party thereto as an additional “Grantor” thereunder and grant to the Collateral Trustee a Second Priority Lien on all “Collateral” of such Subsidiary thereunder and (ii) the Collateral Trust Joinder in the form of Exhibit C to the Collateral Trust Agreement and thereby become a party thereto, (C) take such other action as shall be necessary to create and perfect valid and enforceable Second Priority Liens, subject to Permitted Liens, in favor of the Collateral Trustee on all or substantially all of the assets of such Subsidiary consistent with the provisions of this Indenture and the applicable other Second Lien Security Documents and (D) deliver proof of corporate action, incumbency of officers and other documents and opinions as is consistent with those delivered by the Issuer and the Obligors on the Issue Date pursuant to Section 8.01 hereof and (y) execute and deliver to the Collateral Trustee such pledge agreements or such addenda or amendments to the Security Agreement and take such other actions (including delivering the certificates representing such shares of stock or other equity interests to the Collateral Trustee) as shall be reasonably necessary to create and perfect valid and enforceable Second  Priority Liens in favor of the Collateral Trustee on all of the issued and outstanding stock or other equity interests of such Subsidiary, all of the foregoing to be in form and substance reasonably satisfactory to the Collateral Trustee.

(c)           During the first 90 day period following the effective date hereof, the Required Holders shall have the option to elect that the UK Subsidiary become an Obligor hereunder.  This option shall be exercisable upon delivery of notice by the Trustee, on behalf of the Required Holders, to the Issuer hereunder.  Upon delivery of such notice, the Issuer shall have 45 days from the date of receipt of such notice to take the actions set forth in Section 4A.09(b).

Section 4A.10.    ERISA.

Except where a failure to comply with any of the following, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) the Obligors will maintain, and cause each ERISA Affiliate to maintain, each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code, (ii) the Obligors will not and, to the extent authorized, will not permit any of the ERISA Affiliates to (a) engage in any transaction with respect to any Plan which would reasonably be expected to subject any Obligor to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, any Obligor or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Pension Plan or (c) fail to make any payments to any Multiemployer Plan that any Obligor or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto and (iii) the Obligors will maintain, and will cause each Subsidiary to maintain, each Foreign Plan in compliance with the terms thereof and all requirements of applicable law.

Section 4A.11.     Environmental Matters; Reporting.

The Obligors shall, and shall cause each of their Subsidiaries to, observe and comply with, and cause each Subsidiary to observe and comply with all Environmental Law, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  The Obligors will give the Trustee prompt written notice of any violation as to any Environmental Law by any Obligor and of the commencement of any judicial or administrative proceeding relating to Environmental Laws which shall, or would reasonably be expected to, have a Material Adverse Effect.

Section 4A.12.    Matters Relating to Additional Real Property Collateral.

(a)           From and after the Issue Date, in the event that any Obligor acquires any Material Owned Property or Material Leasehold Property (each such Property, an “Additional Mortgaged Property”), such Obligor shall, at its sole cost and expense, as soon as reasonably practicable after the acquisition of such Additional Mortgaged Property, but in no event later than 75 days after the acquisition thereof, deliver to Collateral Trustee:

(i)           a fully executed and notarized Mortgage (an “Additional Mortgage”) with respect to the Additional Mortgaged Property, in form suitable for filing or recording in all applicable filing or recording offices that the Collateral Trustee may deem reasonably necessary in order to create a valid First Priority Lien, subject to Permitted Liens, in favor of the Collateral Trustee for the benefit of the Holders of the Notes, and evidence that all applicable filing and recording taxes and fees have been paid;

(ii)          a fully paid American Land Title Association Lender’s Extended Coverage (to the extent commercially reasonable and/or available) title insurance policy (a “Mortgage Policy”) in respect of the Additional Mortgaged Property subject to the Additional Mortgage in form and substance, with endorsements (to the extent available at customary rates) and in amounts reasonably acceptable to the Collateral Trustee, issued by a nationally-recognized title insurer, insuring the Additional Mortgage to be a valid First Priority Lien on the property described therein, free and clear of all defects and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance as the Collateral Trustee may deem reasonably necessary;

(iii)         to the extent required for issuance of a Mortgage Policy containing customary coverage for survey matters, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Collateral Trustee for the benefit of the Holders and the issuer of the Mortgage Policy in a manner reasonably satisfactory to the Collateral Trustee by a land surveyor duly registered and licensed in the state in which the Additional Mortgaged Property is located and reasonably acceptable to the Collateral Trustee;

(iv)         evidence that the insurance required by Section 4A.05 hereof has been obtained with respect to the Additional Mortgaged Property;

(v)          a favorable opinion of local counsel to the respective Obligor or Subsidiary of Obligor, as the case may be, in the state in which the Additional Mortgaged Property is located, with respect to the due execution and delivery, authorization, creation, enforceability and perfection of the Additional Mortgage on the Additional Mortgaged Property and any related fixture filings, and such other matters related thereto as the Collateral Trustee may reasonably request, in form and substance reasonably satisfactory to the Collateral Trustee;

(vi)         evidence that the Additional Mortgaged Property is not located in an area identified by the Federal Emergency Management Agency as having special flood hazards, or if the Additional Mortgaged Property or any portion thereof is identified by the Federal Emergency Management Agency as an area having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), evidence that the flood insurance required under Section 4A.05 hereof has been obtained with respect to the Additional Mortgaged Property;

(vii)        such other consents, agreements and confirmations of lessees, lessors and other parties as the Collateral Trustee may reasonably deem necessary, and evidence that all other actions reasonably requested by the Collateral Trustee that are necessary in order to create a valid First Priority Lien on the property described in the Additional Mortgage has been taken; and

(viii)       upon the reasonable request of the Collateral Trustee, existing environmental and other reports in the Issuer’s possession with respect to the Additional Mortgaged Property.

(b)           From and after the Issue Date, in the event that any Obligor enters into any leasehold interest with respect to any real property, such Obligor shall provide prompt written notice thereof to the Collateral Trustee and, if requested by the Collateral Trustee, such Obligor shall deliver promptly to the Collateral Trustee copies of the lease and ancillary documentation relating thereto, and all amendments thereto, between the Obligor and the landlord or tenant, and if such real property constitutes Material Leasehold Property, such Obligor, at its sole cost and expense, shall deliver to Collateral Trustee with respect to such leasehold interest, as soon as reasonably practicable after the entering into the leasehold interest, but in no event later than 60 days after entering into the leasehold interest, a fully executed Landlord’s Waiver and Consent, and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party.

(c)           If requested by the Required Holders or the Collateral Trustee at the direction of the Required Holders at any time when an Event of Default has occurred and is continuing, the Obligors shall, and shall cause each of their Domestic Subsidiaries to, (i) permit an independent real estate appraiser satisfactory to the Collateral Trustee, upon reasonable notice, to visit and inspect any Mortgaged Property for the purpose of preparing an appraisal of such Mortgaged Property satisfying the requirements of all applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by the Collateral Trustee in its sole discretion) and (ii) deliver or cause to be delivered to the Collateral Trustee reports and other information in form, scope and substance reasonably satisfactory to the Collateral Trustee and prepared by environmental consultants satisfactory to the Collateral Trustee, concerning any environmental hazards or liabilities to which any Obligor may be subject with respect to any Mortgaged Property.  Any appraisal, report or other information referred to in this Section 4A.12(c) which may be requested by the Collateral Trustee or the Required Holders shall be at the sole cost and expense of the Obligors.

Section 4A.13.    Cash Deposits; Bank Accounts and Securities Accounts.

The Obligors shall take all actions necessary to maintain, preserve and protect the rights and interests of the Collateral Trustee with respect to all cash deposits of the Obligors (other than payroll, trust and benefit accounts) and all other proceeds of Collateral.  Without limiting the generality of the foregoing, the Obligors shall cause all lock boxes, bank accounts, deposit accounts and securities accounts (including without limitation, the BNY Concentration Account, but excluding any and all payroll, trust and benefit accounts) of the Obligors to be subject to the control of the Collateral Trustee and enter into, and cause each depository institution or securities intermediary which maintains any lock box, bank account, deposit account or securities account on behalf of any Obligor to enter into, a Control Agreement covering each such lock box, bank account, deposit account or securities account and the Obligors shall open any deposit or other bank account or securities account only with the Collateral Trustee’s prior written consent ; provided that so long as no Default or Event of Default shall have occurred and be continuing, the Obligors shall be permitted to maintain deposit accounts (other than the BNY Concentration Account) not subject to the Collateral Trustee’s control so long as the Obligors are in compliance with Section 4B.05(c) hereof at all times.

Section 4A.14.    Payment of Notes; Additional Amounts.

(a)           The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and Cash Interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer, the Parent or one of their respective Subsidiaries, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and Cash Interest then due.  PIK Interest shall be considered paid on the date due if the Trustee is directed on or prior to such date to issue PIK Notes or increase the principal amount of the applicable Notes, in each case in an amount equal to the amount of the applicable PIK Interest.

(b)           The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the Post-Default Rate; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate.

(c)           Break Funding Payments.  In the event of (i) the payment of any principal of any Note (including as a result of an Event of Default) or (ii) the failure to redeem any Note on the date specified in any notice of redemption delivered pursuant to Article Three hereof or that is otherwise required to be redeemed, then, in any such event, the Issuer shall compensate each Holder for the loss, cost and expense attributable to such event, as reasonably determined by such Holder in a manner consistent with its customs and practices.  In the event that any Holder is entitled to receive reimbursement pursuant to this Section 4A.14(c), such Holder shall deliver a reasonably detailed certificate to the Issuer setting forth the amount or amounts that such Holder is entitled to receive, which certificate shall be conclusive absent manifest error.  The Issuer shall pay such Holder such amount or amounts within ten (10) days after receipt of such certificate.

(d)           Taxes.

(i)           Any and all payments by or on account of any Obligations of the Issuer hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Issuer shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (x) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4A.14(d)) all Holders receive an amount equal to the sum they would have received had no such deductions been made, (y) the Issuer shall deduct all indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes applicable to additional sums payable under this Section 4A.14(d)) and (z) the Issuer shall pay the full amount of the Indemnified Taxes and Other Taxes deducted to the relevant Governmental Authority in accordance with applicable law.

(ii)          In addition, the Issuer shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(iii)         The Issuer shall indemnify each Holder and each Affiliate of such Holder, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4A.14(d)) paid by such Holder or Affiliate (and any liabilities, penalties, interest and reasonable expenses arising therefrom, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A reasonably detailed certificate as to the amount of such payment or liability delivered to the Issuer by a Holder, or by the Trustee on behalf of a Holder shall be conclusive absent manifest error.

(iv)         As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Issuer to a Governmental Authority, the Issuer shall deliver to the Trustee or the Holder, as the case may be, on who’s behalf it paid such Taxes the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Trustee or such Holder.

(v)          Any Foreign Holder that is entitled to an exemption from or reduction of withholding tax under the law of a jurisdiction in which the Issuer is organized, or any treaty to which such jurisdiction is a party, with respect to payments under the Notes or this Indenture shall deliver to the Issuer (with a copy to the Trustee), at the time or times prescribed by applicable law or reasonably requested by the Issuer, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

Section 4A.15.    Maintenance of Office or Agency.

(a)           The Issuer shall maintain an office or agency (which may be an office of the Trustee or an agent of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b)           The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)           The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.04 of this Indenture.

B. NEGATIVE COVENANTS

Until the Notes issued under this Indenture are no longer outstanding, each Obligor (as to itself and each other Obligor) covenants and agrees that:

Section 4B.01.     Indebtedness.

The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness of the Issuer represented by the Notes issued on the Issue Date and any increase in the outstanding principal amount of the Notes or any PIK Notes issued in respect of a PIK Payment in accordance with the terms of this Indenture;

(b)           Existing Debt on the Issue Date which is set forth in Schedule 4B.01 and has been designated on such schedule as Indebtedness that will remain outstanding following the Effective Time,

(c)           Indebtedness of a Domestic Obligor (other than Parent) to any other Obligor;

(d)           Guarantees permitted under Section 4B.03 hereof;

(e)           Indebtedness of the Issuer represented by the First Lien Notes issued on the Issue Date;

(f)           Indebtedness in respect of Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Obligors are exposed in the conduct of their business or the management of their liabilities and not for speculative purposes;

(g)         Subordinated Indebtedness of the Obligors, provided that (i) at the time of and immediately after giving effect to the incurrence of such Subordinated Indebtedness, no Default shall have occurred and be continuing, (ii) after giving effect to the incurrence of such Subordinated Indebtedness, the Obligors shall be in compliance with the financial covenants set forth in Section 4B.10 hereof on a pro forma basis (recomputed for the most recent period for which financial statements have been delivered under Section 7A.01 hereof to give effect to the incurrence of such Indebtedness as if such Indebtedness had been incurred on the first day of such period), (iii) such Indebtedness shall be unsecured and (iv) the proceeds of such Indebtedness (less any portion thereof required to be applied to redeem the Notes pursuant to Section 3.08(a)(i) hereof and the First Lien Notes pursuant to the terms of the First Lien Note Indenture) shall be used by the Obligors to finance Permitted Acquisitions, to fund Capital Expenditures permitted by this Indenture or for working capital purposes of the Obligors;

(h)         Indebtedness consisting of netting services, overdraft protection and similar arrangements in connection with deposit accounts in the ordinary course of business, provided, however, that such Indebtedness is extinguished within fifteen (15) Business Days of its Incurrence;

(i)           Indebtedness consisting of unsecured subordinated promissory notes issued by Parent to directors or employees to finance the purchase or redemption of capital stock of Parent to the extent such purchase or redemption is permitted by Section 4B.06(d) hereof; and

(j)           Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted under clauses (a), (b), (e), (g), (k), (n), (p) or this clause (j) of this Section 4B.01;

(k)          Indebtedness under a revolving credit facility in an amount outstanding (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause) at any one time not to exceed $25.0 million; provided that the  amount borrowed under such revolving credit facility must be repaid within 360 days from the date of borrowing and such amount may not be reborrowed until at least three Business Days later; and provided further that intercreditor arrangements are entered into among the holders of First Lien Secured Debt that are reasonably acceptable to the parties thereto;

(l)           unsecured Indebtedness of any Person acquired pursuant to a Permitted Acquisition and existing at the time of such acquisition and not incurred in contemplation thereof;

(m)         Indebtedness constituting the obligation to make purchase price adjustments, earnout obligations and indemnities in connection with a Permitted Acquisition;

(n)          Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of any Obligor, in an aggregate principal amount (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (n)) not to exceed $1.5 million any time outstanding;

(o)         Indebtedness, including Indebtedness represented by letters of credit for the account of any Obligor, incurred in respect of workers’ compensation claims, performance, proposal, completion, surety and similar bonds and completion guarantees provided by any Obligor in the ordinary course of business; provided, that the underlying obligation to perform is that of such Obligor; provided further, that such underlying obligation is not in respect of Debt for Borrowed Money; and

(p)         other unsecured Indebtedness not otherwise permitted pursuant to this Section 4B.01 in an aggregate principal amount (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (p)) not to exceed $2.0 million at any time outstanding.

Section 4B.02.     Liens.

The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (the following being called “Permitted Liens”):

(a)          Liens created in favor of the Collateral Trustee under the Security Documents for the benefit of the Secured Parties;

(b)          any Lien on any property or asset of any Obligor existing on the date hereof and set forth in Schedule 4B.02, provided that (i) such Lien shall not apply to any other property or asset of any Obligor and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancing and replacements thereof that do not increase the outstanding principal amount thereof;

(c)          Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Obligor in accordance with GAAP;

(d)          landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, attorneys’, suppliers’ or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue by more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (including pre judgment attachments) but only to the extent for an amount and for a period not resulting in an Event of Default under Section 6.01 hereof;

(e)          pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation and pledges or deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), utility purchase obligations, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)          easements (including reciprocal easement agreements), licenses, rights-of-way, municipal, building and zoning ordinances and similar charges, utility agreements, covenants, reservations, restrictions, encroachments, charges, encumbrances, title defects or other irregularities that were not incurred in connection with and do not secure the Obligations and do not materially and adversely affect the use of the Property encumbered thereby for its intended purposes or materially detract from the value of the Property encumbered thereby;

(g)         Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letter of credit drawings;

(h)         leases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the Property encumbered thereby for its intended purposes, and any precautionary UCC financing statements filed in connection therewith;

(i)           Liens of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection;

(j)           (i) Liens securing the Indebtedness permitted under Section 4B.01 (n), provided that (x) any such Lien attaches to the subject property concurrently with or within ninety (90) says after acquisition thereof, (y) such Lien attaches only to the subject property and (z) the principal amount of such Indebtedness secured thereby does not exceed 100% of the cost of such property, and (ii) Liens arising from Capital Lease Obligation permitted to exist under this Indenture to the extent such Liens attach only to the property that is the subject of such Capital Lease Obligation;

(k)          Liens securing Indebtedness in respect of (x) Hedging Agreements permitted under Section 4B.01(f) and (y) Indebtedness permitted under Section 4B.01(k);

(l)           Liens on any assets acquired pursuant to a Permitted Acquisition and existing on such assets at the time of acquisition thereof; provided that such Liens were not created in contemplation of such acquisition and do not extend to any assets other than those of the person or assets acquired; and

(m)         Liens securing any Indebtedness that constitutes Permitted Refinancing Indebtedness to the extent the original Indebtedness was secured by Liens or entitled to be secured by Liens pursuant to this Indenture.

Section 4B.03.     Contingent Liabilities.

The Obligors shall not, and shall not permit any of their Subsidiaries to, Guarantee the Indebtedness or other obligations of any Person, or Guarantee the payment of dividends or other distributions upon the stock of, or the earnings of, any Person, except:

(a)           endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(b)           Guarantees and letters of credit in effect on the date hereof which are disclosed in Schedule 4B.01, and any replacements thereof in amounts not exceeding such Guarantees and letters of credit;

(c)           Guarantees of the Notes and the First Lien Notes issued on the Issue Date and any related Guarantees in favor of the Collateral Trustee for the benefit of the Notes and the First Lien Notes;

(d)           Guarantees by any Obligor of Indebtedness of any Obligor to the extent such Indebtedness is otherwise permitted by Section 4B.01;

(e)           Guarantees by any Obligor of obligations (other than Indebtedness) of any Obligor to the extent such obligations are permitted or not restricted by this Indenture; and

(f)           unsecured Guarantees by any Obligor of Indebtedness of the Australian Subsidiary not in excess of $1.0 million.

Section 4B.04.            Fundamental Changes; Asset Sales.

(a)           The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).  The Obligors shall not, and shall not permit any of their Subsidiaries to, acquire any business or property from, or capital stock of, or other equity interests in, or be a party to any acquisition of, any Person except for purchases, licenses or leases of property in the ordinary course of business, Investments permitted under Section 4B.05 hereof, Capital Expenditures permitted under Section 4B.10(d) hereof and Permitted Acquisitions.  The Obligors shall not, and shall not permit any of their Subsidiaries to, form or acquire any Subsidiary; provided that (i) the Obligors may form any Domestic Subsidiary so long as the Obligors comply with Section 4A.09 hereof and (ii) the Obligors may form a Subsidiary organized under the laws of one of the provinces of Canada (other than Quebec), the United Kingdom or Australia so long as the Obligors comply with Section 4A.09 hereof.

(b)           The Obligors shall not, and shall not permit any of their Subsidiaries to, convey, sell, lease, transfer or otherwise dispose (including any Disposition) of, in one transaction or a series of transactions, any part of their business or property, whether now owned or hereafter acquired (including receivables, Patents, Trademarks, Copyrights and leasehold interests but excluding (x) obsolete or worn-out tangible property, including leasehold interests (other than Material Leasehold Property), or tools, equipment or other tangible property (other than any Material Leasehold Property or Material Owned Property) no longer used or useful in their business and (y) any inventory or other property (other than receivables) sold or disposed of in the ordinary course of business and on ordinary business terms and (z) any lease or license that has expired in accordance with its terms), provided that the Obligors may sublease real property to the extent such sublease would not interfere with the operation of the business of the Obligors.  The Obligors shall not, and shall not permit any of their Subsidiaries to, offer to issue or issue any capital stock or other equity interests of any Obligor, provided that Parent may issue Qualified Equity Interests so long as (A) the proceeds thereof are applied to redeem the Notes to the extent required by Section 3.08 hereof and (B) no Change of Control results therefrom.

(c)          Notwithstanding the foregoing provisions of this Section 4B.04:

(i)            any Domestic Obligor (other than Parent) may be merged or combined with or into any other Domestic Obligor (other than Parent), provided that if such merger involves the Issuer, (x) the Issuer shall be the surviving entity and (y) no Change of Control shall occur;

(ii)           any Domestic Obligor which is a Subsidiary of the Issuer may sell, lease transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to the Issuer or any other Domestic Obligor which is a Subsidiary of the Issuer;

(iii)          the Obligors may consummate other Dispositions not otherwise permitted by clauses (i) through (ii) of this Section 4B.04(c), provided that the aggregate fair market value of all such assets sold or otherwise disposed does not exceed $1.0 million; and

(iv)         the Obligors may sell, lease, transfer or otherwise dispose of the property or capital stock (upon voluntary liquidation or otherwise) of any Subsidiary that is not a Material Subsidiary.

Section 4B.05.            Investments; Hedging Agreements; Subsidiary Cash.

(a)          The Obligors shall not, and shall not permit any of their Subsidiaries to, make or permit to remain outstanding any Investment, except:

(i)           (A) Investments existing on the date hereof and set forth on Schedule 4B.05, (B) Investments existing on the date hereof by any Obligor in the equity interests of its Subsidiaries, (C) Investments by Parent in equity interests of the Issuer, (D) Investments by the Issuer in the equity interests of its Subsidiaries that are Domestic Obligors and (E) Investments by Subsidiaries that are not Obligors in other Subsidiaries that are not Obligors;

(ii)           Investments consisting of Guarantees permitted by Section 4B.03 hereof and Indebtedness permitted by Section 4B.01(c) hereof;

(iii)          Permitted Investments;

(iv)          Permitted Acquisitions;

(v)           Checking and deposit accounts with banks used in the ordinary course of business;

(vi)          Investments by the Obligors in the UK Subsidiary or any Subsidiary which is not an Obligor as of the Effective Time in an aggregate amount not to exceed $750,000 and additional Investments by the Obligors in the UK Subsidiary or any Subsidiary which is not an Obligor after the Effective Time, provided that (w) all such Investments made after the Effective Time are made solely in cash, (x) the aggregate amount of all Investments made by the Obligors in the UK Subsidiary and all Subsidiaries that are not Obligors from and after the Effective Time shall not exceed $2.0 million in the aggregate at any time, (y) all loans by the Obligors to such Subsidiary shall be evidenced by the Intercompany Note, which Intercompany Note (together with any necessary endorsements) shall have been pledged to the Collateral Trustee and delivered to the Collateral Trustee to be held as Collateral and (z) no Default or Event of Default exists or would immediately result after giving effect to such transaction occurring after the Effective Time;

(vii)         Investments consisting of capital stock or debt securities received in satisfaction of disputes or in connection with the bankruptcy or restructuring of a customer;

(viii)        Deposits or pledges permitted under Section 4B.02(e) hereof; and

(ix)           Other Investments made under this clause (ix) at any one time outstanding not to exceed $12 million.

In determining the amount of Investments permitted under this Section 4B.05(a), (A) the amount of any Investment not constituting Indebtedness outstanding at any time shall be the aggregate Investment by the applicable Person, less all dividends or other distributions on equity or returns of capital received by such Person with respect to that particular Investment and (B) the amount of any Investment constituting Indebtedness outstanding at any time shall be the outstanding principal balance of such Indebtedness at such time plus all accrued and unpaid interest thereon.

(b)           The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements permitted by Section 4B.01(f) hereof.

(c)           The Obligors shall not permit the sum of (i) the aggregate amount of funds on deposit in all deposit accounts, bank accounts and securities accounts of the Obligors which are not subject to Second Priority Liens and Control Agreements in favor of the Collateral Trustee plus (ii) the amount funds on deposit in all deposit accounts, bank accounts and securities accounts of any Subsidiary which is not an Obligor shall not exceed $750,000 at any time.

Section 4B.06.           Restricted Junior Payments.

The Obligors shall not, and shall not permit any of their Subsidiaries to declare or make any Restricted Junior Payment at any time; provided, however, that:

(a)           any Subsidiary of a Domestic Obligor (other than Parent) may pay or make dividends and distributions to such Domestic Obligor (other than Parent);

(b)          so long as no Default has occurred and is continuing or would result therefrom, Parent may redeem its capital stock solely in exchange for other capital stock of Parent constituting Qualified Equity Interests;

(c)          the Issuer may make dividends or other distributions to Parent (i) in amounts required for Parent to pay income and similar Taxes imposed directly on Parent to the extent such Taxes are directly attributable to the income of Parent and its Subsidiaries (including by virtue of Parent being the common parent of a consolidated or combined tax group of which the Issuer and its Subsidiaries are members), (ii) in amounts equal to the amounts required for Parent to pay franchise taxes and other fees required to maintain its existence and (iii) solely to permit Parent to pay, as and when due and payable, obligations incurred in the ordinary course of its business but only to the extent relating to activities otherwise permitted under this Indenture;

(d)          Parent may redeem (and the Issuer may make dividends and distributions to Parent in amounts sufficient to enable Parent to redeem) any of its capital stock or warrants or options to acquire any of its capital stock owned by any terminated employee, provided that (i) no Default or Event of Default has occurred and is continuing or would arise as a result of such payment, (ii) after giving effect to such payment, the Obligors are in compliance on a pro forma basis with the financial covenants set forth in Section 4B.10 hereof (recomputed for the most recent period for which financial statements have been delivered in accordance with the terms hereof after giving effect thereto), (iii) the aggregate amount of all such payments (whether made in cash, by the issuance of Indebtedness or otherwise) shall not exceed $2.0 million and (iv) the aggregate amount of all such payments made in cash shall not exceed $500,000;

(e)           Parent may pay or make dividends and distributions to the holders of its capital stock solely in the form of Qualified Equity Interests, and (ii) Issuer may pay or make dividends and distributions to the holders of its capital stock solely in the form of Qualified Equity Interests, provided that they are pledged to the Collateral Trustee, for the benefit of the Holders, as security for the Notes pursuant to a Security Agreement reasonably satisfactory to Collateral Trustee; and

(f)           the applicable Obligor may pay as and when due and payable regularly scheduled interest in respect of Subordinated Indebtedness.

Section 4B.07.            Transactions with Affiliates.

Except as expressly permitted by this Indenture, the Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with an Affiliate, or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate); provided that:

(i)            any Affiliate who is an individual may serve as a director, officer, employee or consultant of any Obligor, receive reasonable compensation for his or her services in such capacity and benefit from Permitted Investments to the extent specified in clause (e) of the definition thereof;

(ii)           the Obligors may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 4B.07 or are referred to in Section 4B.06 hereof (but only to the extent specified in such section);

(iii)          the Obligors may engage in transactions with Affiliates in the ordinary course of business on terms which are no less favorable to the Obligors than those likely to be obtained in an arms’ length transaction between an Obligor and a non-affiliated third party, so long as the Obligors deliver to the Trustee (A) with respect to any Affiliate transaction effected pursuant to this clause (iii) involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the applicable Obligor set forth in an officers’ certificate certifying that such Affiliate transaction complies with this clause (iii) and that such Affiliate transaction has been approved by a majority of the disinterested members of the Board of Directors of such Obligor and (B) with respect to any Affiliate transaction or series of related Affiliate transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the applicable Obligor of such Affiliate transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

(iv)          the Obligors may engage in transactions among Obligors;

(v)           the Obligors and their Subsidiaries may engage in compensation and employment arrangements with employees (including issuances of Qualified Equity Interests to employees) in the ordinary course of business and to the extent not otherwise prohibited by this Indenture; and

(vi)          any Obligor and its Subsidiaries may enter into other transactions between an Obligor or its Subsidiary that are entered into in the ordinary course of business and pursuant to the reasonable requirements of the business of such Obligor and its Subsidiary; provided, that such transactions and agreements are on fair and reasonable terms not less favorable to such Obligor than those likely to be obtained in an arms’ length transaction between unrelated parties of equal bargaining power.

Section 4B.08.            Restrictive Agreements.

The Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than this Indenture, the First Lien Note Indenture and any senior revolving credit facility entered described in Section 4B.01(k)) that prohibits, restricts or imposes any condition upon (a) the ability of any Obligor to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of any Obligor to pay dividends or other distributions to such Obligor with respect to any shares of its capital stock or other equity interests or to make or repay loans or advances to any Obligor or the ability of any Obligor to Guarantee Indebtedness of any other Obligor; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Indenture, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 4B.08 (but shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of stock or assets of a Subsidiary of a Obligor pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Indenture if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts (excluding license agreements) restricting the assignment thereof.

Section 4B.09.            Sale-Leaseback Transactions.

The Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into any arrangements with any Person whereby any Obligor or such Subsidiary shall sell or transfer (or request another Person to purchase) any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property from any Person.

Section 4B.10.            Certain Financial Covenants.

(a)           Leverage Ratio.  The Obligors shall not permit the Leverage Ratio as of each date set forth below to exceed the ratio set opposite such date below:

Date	Ratio
June 30, 2010	6.67 to 1.00
September 30, 2010	8.21 to 1.00
December 31, 2010	8.07 to 1.00
March 31, 2011	8.59 to 1.00
June 30, 2011	8.31 to 1.00
September 30, 2011	8.08 to 1.00
December 31, 2011	7.94 to 1.00
March 31, 2012	7.57 to 1.00
June 30, 2012	7.27 to 1.00
September 30, 2012	7.04 to 1.00
December 31, 2012	6.79 to 1.00
March 31, 2013	6.61 to 1.00
June 30, 2013	6.44 to 1.00
September 30, 2013	6.23 to 1.00
December 31, 2013	6.09 to 1.00

(b)           Interest Coverage Ratio.  The Obligors shall not permit the Interest Coverage Ratio as of each date set forth below to be less than the ratio set forth opposite such date below:

Date	Ratio
June 30, 2010	1.08 to 1.00
September 30, 2010	0.88 to 1.00
December 31, 2010	0.89 to 1.00
March 31, 2011	0.83 to 1.00
June 30, 2011	0.85 to 1.00
September 30, 2011	0.87 to 1.00
December 31, 2011	0.88 to 1.00
March 31, 2012	0.91 to 1.00
June 30, 2012	0.94 to 1.00
September 30, 2012	0.96 to 1.00
December 31, 2012	0.99 to 1.00
March 31, 2013	1.01 to 1.00
June 30, 2013	1.03 to 1.00
September 30, 2013	1.05 to 1.00
December 31, 2013	1.07 to 1.00

(c)           Capital Expenditures.  The Obligors shall not permit the aggregate amount of Capital Expenditures (including those incurred in connection with any Capital Lease Obligations) made by the Obligors and their Subsidiaries during each period of four consecutive fiscal quarters ending on the Measurement Dates set forth below to exceed the amount set forth opposite such Measurement Date below:

Measurement Date	Maximum Capital Expenditure Amount
June 30, 2010	$24,013,000
September 30, 2010	$25,817,000
December 31, 2010	$25,168,000
March 31, 2011	$25,148,000
June 30, 2011	$25,497,000
September 30, 2011	$26,147,000
December 31, 2011	$27,034,000
March 31, 2012	$27,400,000
June 30, 2012	$27,706,000
September 30, 2012	$27,995,000
December 31, 2012	$28,337,000
March 31, 2013	$28,714,000
June 30, 2013	$29,029,000
September 30, 2013	$29,326,000
December 31, 2013	$29,678,000

Section 4B.11.            Lines of Business.

The Obligors shall not, and shall not permit any of their Subsidiaries to, engage to any substantial extent in any line or lines of business activity other than the types of businesses engaged in by the Obligors as of the Issue Date and businesses substantially related or incidental thereto.

Section 4B.12.            Other Indebtedness.

The Obligors shall not, and shall not permit any of their Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of any Subordinated Indebtedness, except to the extent permitted by Section 4B.06 hereof.

Section 4B.13.            Modifications of Certain Documents.

The Obligors shall not, and shall not permit any of their Subsidiaries to, consent to any amendment, modification, supplement or waiver of any of the provisions of any organizational documents of any Obligor or Subsidiary, any documents or agreements evidencing, governing or securing any Subordinated Indebtedness; provided, however, that the Obligors may amend any term or provision of their organizational documents so long as such amendment does not materially and adversely affect the interests or rights of Holders of the Notes.  By way of illustration and without limiting the condition set forth in the proviso contained in the immediately preceding sentence, any amendment to any term or provision of any organizational documents of the Obligors pertaining to the rights of holders of preferred equity interests, common equity interests or warrants shall be deemed to materially and adversely affect the interests of the Holders of the Notes to the extent that such amendment confers upon the holders thereof rights which, if exercised against any Obligor, would cause an Event of Default to occur.

Section 4B.14.            Special Restrictions on Parent.

Notwithstanding anything herein to the contrary, Parent shall not (a) engage in any business or activity other than holding title to all of the capital stock or other equity interests of the Issuer, (b) hold any assets except for (i) the capital stock or other equity interests of the Issuer and (ii) cash maintained in the BNY Parent Accounts, provided that each of the BNY Parent Accounts is at all times subject to a Second Priority Lien in favor of the Collateral Trustee and covered by a Control Agreement in favor of the Collateral Trustee or (c) incur or permit to exist any Indebtedness or other liabilities (other than Indebtedness under the Restructuring Documents), assume or Guarantee any Indebtedness of any other Person (other than pursuant to the Restructuring Documents) or create, incur, assume or permit to exist any Liens on any or all of its assets (other than the Liens created under the Security Documents), or (d) engage in any activities incidental to the foregoing clauses (a) through (c).

ARTICLE FIVE
REPRESENTATIONS AND WARRANTIES

Each of the Obligors represents and warrants to the Trustee and the Holders, as to itself and each other Obligor, as of the Issue Date and as of each date thereafter on which any of the following representations and warranties are required to be restated or remade (whether in connection with any amendment or waiver of any of the provisions of this Indenture or otherwise), that:

Section 5.01                Organization; Powers.

Each Obligor and each Subsidiary has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of organization.  Each Obligor and each Subsidiary has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to have such power or authority or to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.02                Authorization; Enforceability.

This Indenture and the other Restructuring Documents have been duly authorized, executed and delivered by each of the Obligors to the extent each is a party thereto and constitute legal, valid and binding obligations of each such Obligor, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.03                Governmental Approvals; No Conflicts.

(a)           As of the Effective Time, the execution, delivery and performance of this Indenture, the Notes and the other Restructuring Document by the Obligors to the extent each is a party thereto and the consummation of the Restructuring Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, including the Bankruptcy Court, which has not been obtained, except as disclosed on Schedule 5.03, (ii) will not violate any applicable law, policy or regulation or the organizational documents of the Obligors or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Obligors, or any assets, or give rise to a right thereunder to require any payment to be made by the Obligors, and (iv) except for the Liens created by the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Obligors.

(b)           As of the Effective Time, the Confirmation Order has been entered by the Bankruptcy Court, is in full force and effect, and has not been reversed, vacated, modified or stayed, and no application or motion has been filed or served on the Parent or any Subsidiary seeking leave to appeal or a stay pending appeal and the Plan of Reorganization has not been amended, supplemented or otherwise modified, except as would not have a Material Adverse Effect.

Section 5.04               Financial Condition; No Material Adverse Change.

(a)           The Obligors have heretofore provided the following financial statements to the Trustee:

(i)            in Haights Cross Communications, Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission, the consolidated balance sheets of Haights Cross Communications, Inc. and its Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2008, and the related notes thereto, accompanied by the report of Ernst & Young LLP dated May 26, 2009;

(ii)           in Haights Cross Communications, Inc.’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, the unaudited consolidated balance sheets of Haights Cross Communications, Inc. and its Subsidiaries as of March 31, 2009 and June 30, 2009, the related unaudited consolidated statements of operations for the three months ended March 31, 2009 and 2008, and for the three and six months ended June 30, 2009 and 2008 and the related unaudited consolidated statements of cash flows for the three months ended March 31, 2009 and 2008 and for the six months ended June 30, 2009 and 2008, and the related notes thereto;

(iii)          in Haights Cross Communications Inc.’s quarterly reports provided to the Informal Committee of Senior Notes (as defined in the Plan of Reorganization), the unaudited consolidated balance sheets of Haights Cross Communications, Inc. and its Subsidiaries as of September 30, 2009, the related unaudited consolidated statements of operations for the three and nine months ended September 30, 2009 and the related unaudited consolidated statements of cash flows for the three and nine months ended September 30, 2009, and the related notes thereto; and

(iv)          in the Disclosure Statement, the projected consolidated balance sheets of the Parents and its Subsidiaries as of December 31, 2009, 2010, 2011, 2012, 2013 and 2014, and the related projected consolidated statements of income for each of the years ended December 2009, 2010, 2011, 2012, 2013 and 2014, and the related projected consolidated statements of cash flows for each of the years ended December 2009, 2010, 2011, 2012, 2013 and 2014.

The financial statements referred to in clauses (i) and (iii) above were prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved and present fairly, in all material respects, the respective consolidated financial position and results of operations and cash flows of Haights Cross Communications, Inc. and its Subsidiaries on a consolidated basis as of such dates and for such periods in accordance with GAAP, subject in the case of unaudited interim financial statements to year-end audit adjustments.  The projected financial statements referred to in clause (iv) above were prepared by the Parent in good faith and were based on estimates and assumptions that were reasonable when made; provided that such projections are not to be viewed as facts and the actual results during the period or periods covered thereby may differ from such projections and the differences may be material.  There is no assurance, representation, warranty or agreement that any projected or forecasted results will be achieved.

(b)           Except as disclosed on Schedule 5.04 and except for the filing of the Chapter 11 Cases, since December 31, 2008, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, or prospects of Parent and its Subsidiaries from that set forth in the financial statements referred to in subsection 5.04(a)(i) above.

(c)           None of the Obligors has as of the Issue Date any contingent liabilities, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected or provided for in the balance sheets as at the end of the respective periods referred to above, or as referred to or reflected or provided for in the financial statements described in this Section 5.04 or in the Disclosure Statement.

Section 5.05               Properties.

(a)           Except as would not reasonably be expected to result in a Material Adverse Effect, each Obligor and each Subsidiary has (i) good title to, or valid and subsisting leasehold interests in, all its Property, and (ii) marketable fee simple title to any owned Real Property Asset.  All machinery and equipment material to the business of the Obligors and the Subsidiaries is in good operating condition (for the purpose for which it is used) and repair (normal wear and tear and immaterial loss from casualty and condemnation excepted), and all necessary replacements of and repairs thereto have been made so as to preserve and maintain in all material respects the value and operating efficiency of such machinery and equipment.

(b)           Set forth on Schedule 5.05 is a complete list of (i) all Copyrights of Recorded Books that have been registered in the United States Copyright Office and (ii) all Patents and Trademarks of the Obligors that have been registered in the United States Patent and Trademark Office.  All registered Copyrights material to the business of the Obligors, if any, are set forth on Schedule 5.05.  Each Obligor owns, or is licensed to use, all Patents, Trademarks and Copyrights and other intellectual property material to its business (“Proprietary Rights”) and, to the Knowledge of the Obligors, the use thereof by the Obligors does not infringe upon the rights of any other Person, except as would not reasonably be expected to result in a Material Adverse Effect.

(c)           As of the Issue Date, Schedule 5.05 contains a true, accurate and complete list of all Real Property Assets, whether owned or leased.  Except as specified in Schedule 5.05, each lease, sublease or assignment of lease (together with all amendments, modifications, supplements, renewals or extensions thereof) affecting any Leasehold Property of the Obligors is in full force and effect and the Obligors have no Knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legal, valid and binding obligation of each applicable Obligor or Subsidiary, as applicable, enforceable against such Obligor or Subsidiary in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

Section 5.06               Litigation and Environmental Matters.

(a)           Except for the Disclosed Matters set forth in part (a) of Schedule 5.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of the Obligors, threatened against or affecting any Obligor or Subsidiary (i) in which any Person has alleged in writing that the use by any Obligor or Subsidiary of any Patent, Trademark or Copyright violates or infringes on the rights of any Person or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters set forth in part (a) of Schedule 5.06).

(b)           Except for the Disclosed Matters set forth in part (b) Schedule 5.06 or except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Obligors and the Subsidiaries (i) have not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required in connection with the operation of the Obligors’ and the Subsidiaries’ business to be in compliance with all applicable Environmental Laws, (ii) have not become subject to any Environmental Liability; (iii) have not received notice of any claim with respect to any Environmental Liability or any inquiry, allegation, notice or other communication from any Governmental Authority which is currently outstanding or pending concerning its compliance with any Environmental Law or (iv) do not know of any basis for any Environmental Liability.

Section 5.07               Compliance with Laws and Agreements.

Except as set forth on Schedule 5.07, each Obligor and each Subsidiary is in compliance (a) with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property where such failure, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (b) with all indentures, agreements and other instruments binding upon it or its-property, except, in the case of this clause (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08               Investment and Holding Company Status.

No Obligor is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “bank holding company” as defined in, or subject to regulation under, the Bank Holding Company Act of 1956, as amended.

Section 5.09               Taxes.

Except as set forth on Schedule 5.09, each Obligor and each Subsidiary has timely filed or caused to be filed all Tax Returns required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except for Taxes being contested in good faith by appropriate proceedings for which reserves have been maintained in accordance with GAAP.

Section 5.10               ERISA.

Except as set forth on Schedule 5.10, no Obligor or Subsidiary has any Pension Plans or Foreign Plans.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  No Obligor or Subsidiary has a present intention to terminate any Pension Plan or Foreign Plan with respect to which any Obligor or Subsidiary would incur a cost to terminate such plan, including amounts required to be contributed to fund such plan on plan termination and all costs and expenses associated therewith, including without limitation attorneys’ and actuaries’ fees and expenses in connection with such termination and a reasonable estimate of expenses and settlement or judgment costs and attorneys’ fees and expenses in connection with litigation related to such termination, that would reasonably expected to result in a Material Adverse Effect.

Section 5.11               Disclosure.

As of the Effective Time, the Obligors have disclosed to the Holders in the Disclosure Statement and in this Indenture, including the exhibits and schedules hereto, all material agreements, instruments and corporate or other restrictions to which any Obligor or Subsidiary is subject after the Effective Time, and all other matters known to the Obligors, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The Disclosure Statement, as amended and supplemented as of the Effective Time, and the information included in this Indenture, including the exhibits and schedules hereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

Section 5.12               Capitalization.

As of the Effective Time, after giving effect to the Restructuring Transactions, the capital structure and ownership of the Obligors (other than Parent) and their Subsidiaries are as set forth on Schedule 5.12.  As of the Effective Time, after giving effect to the Restructuring Transactions (including, without limitation, the Rights Offering), to the Knowledge of the Obligors, the identity of each Person who owns of record 10% or more of the issued and outstanding capital stock of Parent and the percentage of the total issued and outstanding capital stock of Parent held by each such Person are set forth on Schedule 5.12.  As of the Effective Time, after giving effect to the Restructuring Transactions, the authorized, issued and outstanding capital stock and equity interests of the Obligors (other than Parent) and their Subsidiaries consists of the capital stock and equity interests described on Schedule 5.12, all of which is duly and validly issued and outstanding, and in the case of any corporation, fully paid and nonassessable.  As of the Effective Time, after giving effect to the Restructuring Transactions, all issued and outstanding capital stock and equity interests of Parent is duly and validly issued and outstanding, and fully paid and nonassessable.  Except as set forth on Schedule 5.12, as of the Issue Date, (x) there are no outstanding Equity Rights with respect to any Obligor (other than Parent) or any Subsidiary and, (y) there are no outstanding obligations of any Obligor or any Subsidiary to repurchase, redeem, or otherwise acquire any shares of capital stock of or other equity interest in any Obligor or any Subsidiary, nor are there any outstanding obligations of any Obligor or any Subsidiary to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of any Obligor or any Subsidiary.

Section 5.13               Subsidiaries.

(a)           Set forth on Schedule 5.13 is a complete and correct list of all Subsidiaries of the Obligors as of the Issue Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.  Except as disclosed in Schedule 5.13, (x) each Obligor and its respective Subsidiaries owns, free and clear of Liens (other than Liens in favor of the Collateral Trustee pursuant to the Security Documents and Permitted Liens), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 5.13, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b)           Parent is a holding company and is not engaged in any business or activity other than the ownership of its Subsidiaries and other activities related thereto and such other activities and actions as are permitted pursuant to this Indenture or any other Restructuring Documents.

(c)           Except as set forth on Schedule 4B.08, as of the Issue Date, none of the Obligors is subject to any indenture, agreement, instrument or other arrangement containing any provision of the type described in Section 4B.08 (“Restrictive Agreements”), other than any such provision the effect of which has been unconditionally, irrevocably and permanently waived.

Section 5.14               Material Indebtedness, Liens and Agreements.

(a)           Part (a) of Schedule 5.14 contains a complete and correct list, as of the Issue Date, of all Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, any Obligor or any Subsidiary the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $150,000, and the aggregate principal or face amount outstanding or that may become outstanding with respect thereto is correctly described on Schedule 5.14.  All Indebtedness set forth on part (a) of Schedule 5.14 which is to be paid and discharged in full at the Effective Time is marked with an asterisk (“*”) on Schedule 5.14.

(b)           Part (b) of Schedule 5.14 is a complete and correct list, as of the Issue Date, of each Lien (other than the Liens in favor of the Collateral Trustee) securing Indebtedness of any Person and covering any property of the Obligors or their Subsidiaries, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in the appropriate part of Schedule 5.14.  Each such Lien set forth on part (b) of Schedule 5.14 which is to be released and discharged at the Effective Time is marked with an asterisk (“*”) on Schedule 5.14.

(c)           Part (c) of Schedule 5.14 is a complete and correct list, as of the date of this Indenture, of each contract and arrangement to which any Obligor or Subsidiary is a party for which breach, nonperformance, cancellation or failure to renew would have a Material Adverse Effect other than purchase orders made in the ordinary course of business and subject to customary terms.

(d)           All agreements listed on Schedule 5.14 are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon each Obligor or Subsidiary that is a party thereto and, to the Knowledge of the Obligors, binding upon the other parties thereto in accordance with their terms.  The Obligors are not in default under any such agreements, except as would not reasonably be expected to have a Material Adverse agreements.

Section 5.15               Federal Reserve Regulations.

No Obligor is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System).  The Restructuring Transactions, including the issuance of the Notes, the First Lien Notes and the Warrants, the security arrangements contemplated by the Security Documents, the execution, delivery and performance of the Restructuring Documents and the consummation of all other transactions contemplated by the Restructuring Transactions, will not violate or be inconsistent with any of the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

Section 5.16               Solvency.

As of the Effective Time and after giving effect to the Restructuring Transactions and the other transactions contemplated hereby:

(a)           the aggregate value of all properties of the Obligors, taken as a whole, at their present fair saleable value on a going concern basis (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for such properties within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceed the amount of all the debts and other liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Obligors;

(b)           the Obligors will not, on a consolidated basis, have an unreasonably small capital with which to conduct their business operations as heretofore conducted; and

(c)           the Obligors, on a consolidated basis, will be able to pay their debts and other liabilities as they mature.

Section 5.17               Force Majeure.

Since December 31, 2008, the business, properties and other assets of the Obligors and their Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout or other labor trouble, embargo, sabotage, confiscation, contamination, riot, civil disturbance, activity of armed forces or act of God.

Section 5.18               Labor and Employment Matters.

(a)           Except as set forth on Schedule 5.18, (A) no employee of the Obligors or any Subsidiary is represented by a labor union, no labor union has been certified or recognized as a representative of any such employee, and the Obligors and their Subsidiaries do not have any obligation under any collective bargaining agreement or other agreement with any labor union or any obligation to recognize or deal with any labor union, and there are no such contracts or other agreements pertaining to or which determine the terms or conditions of employment of any employee of the Obligors or their Subsidiaries; (B) the Obligors do not have Knowledge of any pending or threatened representation campaigns, elections or proceedings, except such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (C) the Obligors do not have Knowledge of any strikes, slowdowns or work stoppages of any kind, or threats thereof, and no such activities occurred during the 24-month period preceding the date hereof, except such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (D) no Obligor or Subsidiary has engaged in, admitted committing or been held to have committed any unfair labor practice, except such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Except as set forth on Schedule 5.18, the Obligors and their Subsidiaries are in compliance with, all applicable laws, rules and regulations respecting employment, wages, hours, compensation, benefits, and payment and withholding of taxes in connection with employment, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Except as set forth on Schedule 5.18, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Obligors and their Subsidiaries are in compliance with, all applicable laws, rules and regulations respecting occupational health and safety, whether now existing or subsequently amended or enacted, including the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq. and the state analogies thereto, all as amended or superseded from time to time, and any common law doctrine relating to worker health and safety.

Section 5.19               Bank Accounts.

As of the Issue Date, Schedule 5.19 lists all banks, securities intermediaries and other financial institutions at which any Obligor maintains any deposit account, bank account, securities account and/or other account as of the Issue Date, and such Schedule correctly identifies the name and address of each bank, depository, securities intermediary or other financial institution at which any such account is maintained, the name in which each such account is held, a description of the purpose of each such account, and the complete account number.

Section 5.20               OFAC.

No Obligor, nor any Subsidiary of any Obligor (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.  The regulations and executive orders described in clauses (i) through (iii) of the preceding sentence are referred to herein as “OFAC Regulations”.

Section 5.21               Patriot Act.

The Obligors are in compliance with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto (collectively, the “FAC Regulations”), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

Section 5.22               Trade Relations.

Except as set forth on Schedule 5.22 and except for the filing of the Chapter 11 Cases prior to the Effective Time, there exists no actual or, to the Knowledge of the Obligors, threatened, termination, cancellation or limitation of, or any adverse modification or adverse change in, the business relationship between any Obligor or Subsidiary and any customer or any group of customers whose purchases of goods or services individually or in the aggregate are material to the business of such Obligor or Subsidiary, or with any material supplier, and there exists no present condition or state of facts or circumstances which could materially adversely affect the Obligors or their Subsidiaries or prevent the Obligors or their Subsidiaries from conducting their businesses after the consummation of the Restructuring Transactions in substantially the same manner in which such businesses heretofore have been conducted.

ARTICLE SIX
DEFAULTS AND REMEDIES

Section 6.01               Events of Default.

Each of the following is an “Event of Default”:

(a)           the Obligors shall fail to pay (i) any principal of any Note when the same shall become due and payable, whether at maturity, upon acceleration, redemption or otherwise or (ii) any interest on any Note or any other Obligation (other than any Obligation specified in clause (i) of this Section 6.01(a)) of the Obligors to the Holders within three (3) days after same shall become due and payable, whether or not prohibited by the provisions of Article Twelve hereof;

(b)           any representation or warranty made or deemed made by or on behalf of any Obligor or any Subsidiary in or in connection with this Indenture or any Note Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Indenture, any of the other Notes Documents or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(c)           any Obligor (i) shall fail to observe or perform any covenant, condition or agreement contained in Section 4A.03 (with respect to existence), or in any Section of Article 4B (it being expressly acknowledged and agreed that any Event of Default resulting from the failure of such Obligor at any measurement date to satisfy any financial covenant set forth in Section 4B.10 shall not be deemed to be “cured” or remedied solely by such Obligor’s satisfaction of such financial covenant at any subsequent measurement date), (ii) shall fail to observe or perform any covenant, condition or agreement contained in Sections 4A.02, 4A.08, 4A.09 and such failure described in this clause (ii) shall continue unremedied for a period of 10 days after the earlier of (x) Knowledge by any Obligor or (y) written notice thereof from the Trustee (given at the request of any Holder) to the Issuer or (iii) shall fail to observe or perform any other covenant, condition or agreement contained in the Indenture (other than those specified in clauses (a), (b) or (c)(i)-(ii) of this Section 6.01) and such failure described in this clause (iii) shall continue unremedied for a period of 30 days after the earlier of (x) Knowledge by any Obligor or (y) written notice thereof from the Trustee (given at the request of any Holder) to the Issuer;

(d)           any Obligor or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any other Note Document, and such failure shall continue unremedied for a period of 30 days after the earlier of (x) Knowledge by any Obligor or (y) written notice thereof from the Trustee (given at the request of any Holder) to the Issuer;

(e)           any Obligor or any Subsidiary shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness or any Material Rental Obligation, when and as the same shall become due and payable, after giving effect to any grace period with respect thereto;

(f)           any event or condition occurs that results in (i) (A) other than with respect to the First Lien Notes or any other First Lien Secured Debt, any Material Indebtedness of any Obligor or any Subsidiary becoming due prior to its scheduled maturity or that enables or permits (disregarding any notice provisions or grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (B) 45 days after the occurrence thereof (so long as the same is then continuing), any “Event of Default” as defined under the First Lien Note Indenture or any other First Lien Secured Debt or (ii) the lease with respect to any Material Rental Obligation of any Obligor or any Subsidiary that enables or permits (with or without the giving of notice, the lapse of time or both) the counterparty to such lease to cause such lease to be terminated prior to its scheduled expiration date and such termination was not initiated by the applicable Obligor or Subsidiary and/or is adverse to such Obligor or such Subsidiary;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Obligor or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           any Obligor or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 6.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)           any Obligor or any Material Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

(j)            a final judgment or judgments for the payment of money in excess of $5.0 million in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has not denied liability in respect of such judgment) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Obligor or any Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), bonded, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the relevant Obligor or any Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(k)           an ERISA Event shall have occurred that, in the reasonable opinion of the Required Holders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)            any of the following shall occur:  (i) the Liens created hereunder or under the Second Lien Security Documents shall at any time (other than by reason of the Collateral Trustee relinquishing such Lien) cease to constitute valid and perfected Liens on Collateral intended to be covered thereby having a fair market value of $500,000 in the aggregate; (ii) except for expiration in accordance with its respective terms, (A) this Indenture, (B) any Note, (C) any Second Lien Security Document or (D) the Note Documents, taken as a whole, shall for whatever reason be terminated, or shall cease to be in full force and effect; or (iii) the enforceability of any Note Document shall be contested by (x) any Person (other than an Obligor, the Trustee or any Required Holder) in good faith or (y) any Obligor;

(m)          there shall occur any loss, theft, damage or destruction of any Collateral not fully covered by insurance and having a fair market value of $1.5 million in the aggregate;

(n)           any Guarantor shall assert that its obligations under any Note Document shall be invalid or unenforceable; or

(o)           there shall occur any Material Adverse Effect.

Section 6.02               Acceleration.

In the case of an Event of Default specified in Section 6.01(g) or Section 6.01(h) hereof, all outstanding Notes shall become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Parent specifying the Event of Default; provided, however, that so long as any First Lien Notes or any other First Lien Secured Debt Obligations are outstanding, the acceleration shall not be effective until the earlier of (1) an acceleration of Indebtedness under the First Lien Notes or any other First Lien Secured Debt or (2) five business days after receipt by the Issuer and the trustee under the First Lien Note Indenture and the Debt Representative of any other First Lien Secured Debt of written notice of such declaration of acceleration of the Notes. Whenever the events or conditions which caused an Event of Default have ceased to exist, the Event of Default shall be deemed not to be continuing.

Section 6.03               Other Remedies.

(a)          If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest, and Additional Amounts, if any, with respect to, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b)          The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04               Waiver of Past Defaults.

(a)          Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind and annul a declaration of acceleration pursuant to Section 6.02 hereof, and its consequences, and waive any related existing Default or Event of Default (except a continuing Default or Event of Default in the payment of interest or Additional Amounts, if any, or on the principal of the Notes) if:

(i)            the Issuer has paid or deposited with the Trustee a sum sufficient to pay (x) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses and disbursements and advances of the Trustee, it agents and counsel, (y) all overdue interest and Additional Amounts, if any, on all Notes, (z) the principal of and premium, if any, on any Notes that have become due otherwise than by such declaration or occurrence of acceleration and interest and Additional Amounts, if any, thereon at the rate prescribed therefor by such Notes, and (iv) to the extent that payment for such interest is lawful, interest upon overdue interest, if any, at the rate prescribed in Section 4A.14 hereof,

(ii)           all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and

(iii)          the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

(b)          The Issuer shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders have consented to any such waiver and attaching copies of such consents.  In case of any such waiver, the Obligors, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively.  This Section 6.04 and Section 9.02 hereof shall be in lieu of Section 316(a)(1)(B) of the TIA and such Section 316(a)(1)(B) of the TIA is hereby expressly excluded from this Indenture and the Notes, as permitted by the TIA.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05               Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

Section 6.06               Limitation on Suits.

(a)          A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(i)            the Holder gives the Trustee written notice of a continuing Event of Default;

(ii)           the Holders of at least 25% in aggregate principal amount of then outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii)          such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(iv)          the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(v)           during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

Such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Additional Amounts, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

(b)          A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07               Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, interest on, and Additional Amounts, if any, with respect to, the Note, on or after the respective due dates expressed in the Note (including in connection with any redemption required under Section 3.08 hereof), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08               Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(g) or (h) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, interest, and Additional Amounts, if any, remaining unpaid on the Notes and interest on overdue principal and premium, if any, and, to the extent lawful, interest and Additional Amounts, if any, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09               Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer or any Guarantor (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10               Priorities.

(a)          If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities Incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to First Lien Secured Parties to the extent required by Article Twelve;

Third:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, and Additional Amounts, if any, respectively; and

Fourth:  the balance, if any, to the Issuer or to such party as a court of competent jurisdiction shall direct.

(b)           The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11               Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than ten percent in principal amount of the then outstanding Notes.

ARTICLE SEVEN
TRUSTEE

Section 7.01               Duties of Trustee.

Except to the extent, if any, provided otherwise in the Trust Indenture Act of 1939 (as from time to time in effect):

(a)          If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)          Except during the continuance of an Event of Default:

(i)            the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)          The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)          Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)          No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.  The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)           Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.  The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

Section 7.02               Certain Rights of Trustee.

(a)          The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)          Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)          The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by two Officers of the Issuer.

(f)            The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.  In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) for any action it takes or omits to take, even if the Trustee has been advised of the likelihood of such loss or damage.

(g)           The Trustee shall not be deemed to have notice of any default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or written notice of such default or Event of Default is received by the Trustee at the corporate trust office of the Trustee, and such notice references the securities of this Indenture.

Section 7.03               Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with, the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest as described in the Trust Indenture Act of 1939 (as in effect at such time), it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04               Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05               Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall deliver to Holders of Notes a notice of the Default or Event of Default within 90 days after actual notice to or knowledge by the Trustee.  Except in the case of a Default or Event of Default in payment of principal, premium, if any, interest or Additional Amounts, if any, on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06               Reports by Trustee to Holders of the Notes.

(a)           Within 60 days after each May 31 beginning with the May 31 following the date hereof, and for so long as Notes remain outstanding, the Trustee shall deliver to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b)(2).  The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

(b)           A copy of each report at the time of its delivery to the Holders of Notes shall be delivered to the Issuer and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA § 313(d).  The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange or any delisting thereof.

Section 7.07               Compensation and Indemnity.

(a)           The Issuer shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder in accordance with a written schedule provided by the Trustee to the Issuer.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and legal counsel.

(b)           The Obligors shall indemnify the Trustee for, and hold it harmless against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against any Obligor (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer, any Guarantor or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, or willful misconduct.  The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuer shall not relieve any Obligor of its obligations hereunder unless and to the extent failure to notify the Issuer materially impairs such Obligor’s ability to defend such claim.  Such Obligor shall defend the claim and the Trustee shall cooperate in the defense.  Neither Issuer nor Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c)           The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and resignation or removal of the Trustee.

(d)          To secure the Issuer’s and Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture and resignation or removal of the Trustee.

(e)           When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) and (h) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and legal counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)           The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08               Replacement of Trustee.

(a)          A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)          The Trustee may resign by notifying the Issuer in writing at any time and be discharged from the trust hereby created by so notifying the Issuer.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee upon 30 days notice by so notifying the Trustee and the Issuer in writing.  The Issuer may remove the Trustee if:

(i)            the Trustee fails to comply with Section 7.10 hereof;

(ii)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)          a custodian or public officer takes charge of the Trustee or its property; or

(iv)          the Trustee becomes incapable of acting.

(c)           If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d)           If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.

(e)           If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)           A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall deliver a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09               Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee.

Section 7.10               Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation or other institution organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $150.0 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

Section 7.11               Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.  The Trustee hereby waives any right to set-off any claim that it may have against the Issuer in any capacity (other than as Trustee and Paying Agent) against any of the assets of the Issuer held by the Trustee; provided, however, that if the Trustee is or becomes a lender of any other Indebtedness permitted hereunder to be pari passu with the Notes, then such waiver shall not apply to the extent of such Indebtedness.

Section 7.12               No Representation by Trustee.

The recitals and statements contained herein (except the name, address and jurisdiction of organization of the Trustee) and in the Notes (other than the Trustee’s authentication of the Notes) shall be taken as the recitals of and statements of the Issuer, and the Trustee assumes no responsibility for their correctness.  The Trustee shall not be responsible for and makes no representations as to the validity or sufficiency of this Indenture or of the Notes (except the Trustee’s certificates of authentication thereof) of any series.  The Trustee shall not be accountable for the use or application by the Issuer of the Notes or the proceeds thereof.  The Trustee shall have no duty to ascertain or inquire as to the performance of the Issuer’s covenants in Article Four hereof or otherwise established by the terms of the Notes.

ARTICLE EIGHT
CONDITIONS TO ISSUANCE OF THE NOTES

Section 8.01               Conditions Precedent to the Issuance of the Notes.  The authentication and issuance of the Notes is subject to the satisfaction or waiver by the Requisite Plan Support Parties or the Collateral Trustee, as the case may be as further specified below, of each of the following conditions precedent:

(a)          Counterparts of Indenture.  The Trustee shall have received from each party hereto either (i) a counterpart of this Indenture executed on behalf of such party or (ii) written evidence satisfactory to the Trustee (which may include telecopy transmission of an executed signature page of this Indenture) that such party has executed a counterpart of this Indenture.

(b)          Notes.  The Trustee shall have received a duly completed and executed Note for the account of each Holder.

(c)          Existence and Good Standing.  The Requisite Plan Support Parties shall have received such documents and certificates as the Requisite Plan Support Parties may reasonably request relating to the organization, existence and good standing of the Obligors and their Subsidiaries, the authorization of the Restructuring Transactions by the Obligors and the authorization, execution and delivery of the Restructuring Documents by the Obligors to the extent each is a party thereto, all in form and substance reasonably satisfactory to the Requisite Plan Support Parties.

(d)          Security Interests in Personal and Mixed Property.  The Collateral Trustee shall have received the following, each in form and substance reasonably satisfactory to the Collateral Trustee:

(i)            Lien Searches and UCC Termination Statements.  (A) The results of a recent search, by one or more Persons satisfactory to the Collateral Trustee, of all effective UCC financing statements, fixture filings or other comparable filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Obligor, together with copies of all such filings disclosed by such search, and (B) UCC or other comparable termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements, fixture filings or other comparable filings disclosed in such search (other than any such financing statements, fixture filings or other comparable filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Indenture) or if such termination statements cannot be obtained from a creditor whose debt is to be repaid with the proceeds of the Notes, an agreement to deliver such termination statements upon receipt by such creditor of payment in full of the amounts due such creditor;

(ii)           UCC Financing Statements and Fixture Filings.  UCC financing statements and, where reasonably required by the Collateral Trustee, fixture filings duly authorized by each applicable Obligor with respect to all personal and mixed property Collateral of such Obligor, for filing in all jurisdictions as may be necessary or, in the opinion of the Collateral Trustee, desirable to perfect the security interests created in such Collateral pursuant to the Note Documents;

(iii)          Stock Certificates and Instruments.  The following possessory Collateral (or, if such possessory Collateral cannot be obtained from a creditor whose debt is to be repaid with the proceeds of the Notes, an agreement to deliver such possessory Collateral upon receipt by such creditor of payment in full of the amounts due such creditor):  (A) certificates (which certificates shall be accompanied by irrevocable undated stock powers, undated and duly endorsed in blank and otherwise reasonably satisfactory in form and substance to the Collateral Trustee) representing all capital stock and other equity interests pledged pursuant to the Security Agreement and the UK Charge Over Shares and (B) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner reasonably satisfactory to the Collateral Trustee) evidencing any Collateral;

(iv)          PTO Cover Sheets, Etc.  All security agreements, cover sheets or other documents or instruments required to be filed with the United States Patent and Trademark Office or United States Copyright Office in order to create or perfect Liens in respect of any Patents, Trademarks or Copyrights; and

(v)           Perfection Certificates.  Perfection certificates dated the Issue Date from each Obligor, in form and substance satisfactory to the Collateral Trustee, duly executed by a Designated Financial Officer of each Obligor.

(e)          Security Agreement.  The Collateral Trustee shall have received from each party thereto a counterpart of the Security Agreement executed on behalf of such party.

(f)           UK Charge Over Shares.  The Collateral Trustee shall have received from Recorded Books a counterpart of the UK Charge Over Shares executed on behalf of such party.

(g)          Mortgage; Etc.  On the Issue Date, the Issuer shall, at its sole cost and expense, deliver to Collateral Trustee:

(i)            a fully executed and notarized Mortgage (the “Issue Date Mortgage”) with respect to the Issue Date Mortgaged Property, in form suitable for filing or recording in all applicable filing or recording offices that the Collateral Trustee may deem reasonably necessary in order to create a valid First Priority Lien, subject to Permitted Liens, in favor of the Collateral Trustee for the benefit of the Holders of the Notes, and evidence that all applicable filing and recording taxes and fees have been paid;

(ii)           a fully paid Mortgage Policy in respect of the Issue Date Mortgaged Property subject to the Issue Date Mortgage in form and substance, with endorsements (to the extent available at customary rates) and in amounts reasonably acceptable to the Collateral Trustee, issued by a nationally-recognized title insurer, insuring the Issue Date Mortgage to be a valid First Priority Lien on the property described therein, free and clear of all defects and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance as the Collateral Trustee may deem reasonably necessary;

(iii)          to the extent required for issuance of a Mortgage Policy containing customary coverage for survey matters, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Collateral Trustee for the benefit of the Holders and the issuer of the Mortgage Policy in a manner reasonably satisfactory to the Collateral Trustee by a land surveyor duly registered and licensed in Maryland and reasonably acceptable to the Collateral Trustee;

(iv)          evidence that the insurance required by Section 4A.05 hereof has been obtained with respect to the Issue Date Mortgaged Property;

(v)          a favorable opinion of Whiteford Taylor & Preston LLP, local Maryland counsel to the Obligors, with respect to the due execution and delivery, authorization, creation, enforceability and perfection of the Issue Date Mortgage on the Issue Date Mortgaged Property and any related fixture filings, and such other matters related thereto as the Collateral Trustee may reasonably request, in form and substance reasonably satisfactory to the Collateral Trustee;

(vi)          evidence that the Issue Date Mortgaged Property is not located in an area identified by the Federal Emergency Management Agency as having special flood hazards, or if the Additional Mortgaged Property or any portion thereof is identified by the Federal Emergency Management Agency as an area having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), evidence that the flood insurance required under Section 4A.05 hereof has been obtained with respect to the Issue Date Mortgaged Property;

(vii)         such other consents, agreements and confirmations of lessees, lessors and other parties as the Collateral Trustee may reasonably deem necessary, and evidence that all other actions reasonably requested by the Collateral Trustee that are necessary in order to create a valid First Priority Lien on the property described in the Issue Date Mortgage has been taken; and

(viii)        upon the reasonable request of the Collateral Trustee, existing environmental and other reports in Issuer’s possession with respect to the Issue Date Mortgaged Property.

(h)          Leases; Landlord’s Waivers and Consents.  In the case of each Material Leasehold Property existing as of the Issue Date, Obligor shall deliver to Collateral Trustee, as soon as reasonably practicable after the Issue Date, but in no event later than 60 days after the Issue Date, copies of the lease and ancillary documentation relating thereto, and all amendments thereto, between the applicable Obligor and the landlord or tenant party thereto, together with a fully executed Landlord’s Waiver and Consent with respect thereto and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party.

(i)            Evidence of Insurance.  The Collateral Trustee shall have received certificates from the Obligors’ insurance brokers that all insurance required to be maintained pursuant to Section 4A.05 is in full force and effect and that the Collateral Trustee on behalf of the Secured Parties has been named as additional insured or loss payee thereunder to the extent required under Section 4A.05.

(j)            Necessary Governmental Permits, Licenses and Authorizations and Consents; Etc.  The Obligors shall have obtained all other permits, licenses, authorizations and consents from all other Governmental Authorities, including without limitation, the Bankruptcy Court, and all consents of other Persons with respect to Indebtedness, Liens and material agreements listed on Schedule 5.14 (and so identified thereon), in each case that are necessary or advisable in connection with the Restructuring Transactions, the execution, delivery and performance of the Restructuring Documents and the operation of the business of the Obligors as currently conducted and as proposed to be conducted by the Obligors, and each of the foregoing shall be in full force and effect, in each case other than those which the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  All applicable waiting periods in connection with the Restructuring Transactions shall have expired or been terminated without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Restructuring Transactions.  No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

(k)           Material Agreements.  The Requisite Plan Support Parties shall have received copies of, and shall be reasonably satisfied with the form and substance of (i) any and all agreements among any of the holders of capital stock or other equity interests in the Obligors, (ii) any stock option plans, phantom stock incentive programs and similar arrangements provided by the Obligors to any Person, (iii) any and all employment contracts with senior management of the Obligors, (iv) any and all management and consulting agreements with any Persons and (v) all agreements set forth on Schedule 5.14, in each case, as such will be in effect from and after the Issue Date.

(l)            Financial Statements; Projections.  The Requisite Plan Support Parties shall have received the certified financial statements and projections referred to in Section 5.04 hereof and the same shall not be materially inconsistent with the information previously provided to the Requisite Plan Support Parties.

(m)           Representations and Warranties.  The representations and warranties of each Obligor set forth in this Indenture and the other Note Documents shall be true and correct in all material respects on and as of the Issue Date, except (i) to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case, such representation or warranty shall be true and correct in all material respects as of such date and (ii) that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects, subject to the materiality qualification contained therein.

(n)           No Defaults.  At the time of, and immediately after giving effect to the issuance of the Notes, no Default shall have occurred and be continuing.

(o)           Financial Officer Certificate.  The Requisite Plan Support Parties shall have received a certificate, dated the Issue Date and executed by a Designated Financial Officer, confirming compliance with the conditions set forth in paragraphs (m) and (n) of this Section 8.01 as of the Issue Date after giving effect to the Effective Time.

(p)           Solvency Certificate.  The Trustee shall have received the Solvency Certificate dated the Issue Date, in substantially the form of Exhibit F hereto, and executed by the Chief Financial Officer of each Obligor.

(q)           No Material Adverse Effect.  There shall have occurred no Material Adverse Effect since December 31, 2008, except for the filing of the Chapter 11 Cases.

(r)            Corporate and Legal Structure and Capitalization.  The Holders shall be reasonably satisfied with the corporate and legal structure and capitalization of each Obligor and each of its Subsidiaries, the Equity Interests in which Subsidiaries is being pledged pursuant to the Second Lien Security Documents, including the terms and conditions of the charter, articles, bylaws and each class of Equity Interest in each Obligor and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization.

(s)           Effectiveness of Plan of Reorganization.  The Plan of Reorganization shall have become effective in accordance with its terms.

(t)            The Intercreditor Agreement.  The Collateral Trustee shall have received the Intercreditor Agreement, executed by each party thereto, in form and substance reasonably satisfactory to the Collateral Trustee.

(u)           The Collateral Trust Agreement.  The Collateral Trustee shall have received the Collateral Trust Agreement, executed by each party thereto, in form and substance reasonably satisfactory to the Collateral Trustee.

(v)           Opinion of Counsel  The Trustee and Collateral Trustee shall have received the favorable written opinion (addressed to the Trustee and the Collateral Trustee dated the Issue Date) of (a) Brown Rudnick LLP, special counsel to the Obligors, covering such matters relating to the Obligors, the Note Documents, the other Restructuring Documents or the Restructuring Transactions as the Collateral Trustee or the Trustee shall reasonably request, in form and substance reasonably satisfactory to the Trustee and the Collateral Trustee, and (b) Eversheds LLP, local United Kingdom counsel to the Obligors covering the UK Charge Over Share and such other matters related thereto as the Trustee and the Collateral Trustee shall  reasonably request and in form and substance reasonably satisfactory to the Trustee and the Collateral Trustee.

(w)          Other Documents.  The Trustee, the Collateral Trustee and the Requisite Plan Support Parties shall have received all material contracts, instruments, opinions, certificates, assurances and other documents as the Trustee, the Collateral Trustee or the Requisite Plan Support Parties shall have reasonably requested and the same shall be reasonably satisfactory to each of them.

ARTICLE NINE
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01       Without Consent of Holders of Notes.

(a)           Notwithstanding Section 9.02 of this Indenture, the Issuer, the Guarantors, and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note:

(i)         to cure any ambiguity, defect or inconsistency;

(ii)        to provide for uncertificated Notes in addition to or in place of certificated Notes;

(iii)       to provide for the assumption of the Issuer’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, in each case, which is permitted under this Indenture;

(iv)       to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(v)        to comply with the provisions described under Section 4A.09 or Article Ten;

(vi)       to evidence and provide for the acceptance of appointment of a successor Trustee; or

(vii)      to provide for the issuance of Additional Notes in accordance with this Indenture.

(b)           Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of any documents requested under Section 7.02(b) hereof, the Trustee shall join with the Issuer in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02       With Consent of Holders of Notes.

(a)           Except as otherwise provided in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(b)           The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any indenture supplemental hereto.  If a record date is fixed, the Holders on such record date, or its duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

(c)           Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplement to this Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer in the execution of such amendment or supplement unless such amendment or supplement directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amendment or supplement.

(d)           It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

(e)           After an amendment, supplement or waiver under this Section becomes effective, the Issuer shall deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) may waive compliance in a particular instance by the Issuer with any provision of this Indenture or the Notes.  However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not:

(i)         reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)        reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(iii)       change the method of calculating or change the time for payment of interest on any Note;

(iv)       waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Amount, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(v)        make any Note payable in money other than U.S. dollars;

(vi)       make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Amounts, if any, on the Notes;

(vii)      release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(viii)     impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or any Note Guarantee;

(ix)       except as otherwise permitted under Section 4A.09 or Article Ten, consent to the assignment or transfer by the Issuer or any Guarantor of any of their rights or obligations under this Indenture;

(x)        contractually subordinate in right of payment the Notes or any Note Guarantee to any other Indebtedness; or

(xi)       make any change in the preceding amendment and waiver provisions.

Section 9.03       Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in a document that complies with the TIA as then in effect.

Section 9.04       Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05       Notation on or Exchange of Notes.

(a)           The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b)           Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06       Trustee to Sign Amendments, Etc.

The Trustee shall sign any amendment or supplement to this Indenture or any Note authorized pursuant to this Article Nine if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuer may not sign an amendment or supplemental Indenture or Note until its Board of Directors approves it.  In executing any amendment or supplement or Note, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture, and the Trustee shall be entitled to receive (i) a copy of any Board Resolution passed pursuant to this Section 9.06 and (ii) evidence of any consent of the Holders provided in accordance with Section 9.02.

ARTICLE TEN
NOTE GUARANTEES

Section 10.01     Guarantee.

(a)           Subject to this Article Ten, each of the Guarantors hereby, jointly and severally, and fully and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of, this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:  (a) the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)           The Guarantors hereby agree that, to the maximum extent permitted under applicable law, their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Subject to Section 6.06 hereof, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)           If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuer or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)           Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

(e)           The Note Guarantee of each Guarantor herein shall be, in the manner and to the extent set forth in Article Twelve, subordinated to such Guarantor’s Guarantee of First Lien Secured Debt.

Section 10.02     Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to such Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Ten, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03     Execution and Delivery of Note Guarantee.

(a)           To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents.

(b)           Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

(c)           If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

(d)           The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(e)           If required by Section 4A.09 hereof, the Issuer shall cause such Subsidiaries to execute supplemental indentures to this Indenture and Note Guarantees in accordance with Section 4A.09 hereof and this Article Ten, to the extent applicable.

ARTICLE ELEVEN
COLLATERAL AND SECURITY DOCUMENTS

Section 11.01     Collateral and Security Documents.

(a)           In order to secure the due and punctual payment of the Notes, the Issuer and the Guarantors have entered into and delivered to the Collateral Trustee the Security Agreement and the other Second Lien Security Documents, in each case, to which it is a party, to create the Liens on the Collateral securing their respective obligations under the Notes and the Note Guarantees.  Pursuant to the provisions of the Intercreditor Agreement, the rights and remedies of the Collateral Trustee and the Holders of the Notes in the Collateral shall be junior and subordinated to the holders of the First Lien Secured Debt Obligations, if any, under the First Lien Secured Debt Documents.  In the event of a conflict between the terms of this Indenture and the Intercreditor Agreement or Second Lien Security Documents, the Intercreditor Agreement and Second Lien Security Documents shall control.

(b)           The Issuer and the Guarantors shall comply with all covenants and agreements contained in the Second Lien Security Documents the failure to comply with which would have a material and adverse effect on the Liens purported to be created thereby securing the Notes and the Note Guarantees.

(c)           Until the Notes are discharged in full or are otherwise no longer outstanding (whether pursuant to any Insolvency or Liquidation Proceeding or otherwise), all remedies and enforcement actions in respect of the Collateral and any foreclosure actions in respect of any Liens on the Collateral, and all actions, undertakings or consents by the Collateral Trustee in respect of the Collateral shall be undertaken solely at the instruction of the Requisite Secured Debtholders, including without limitation:

(i)            the exercise or forbearance from exercise of rights and remedies with respect to the Collateral and enforcement of Liens securing the Secured Debt;

(ii)           the exercise or forbearance from exercise of rights and powers of a holder of capital stock included in the Collateral;

(iii)          the acceptance of Collateral in full or partial satisfaction of any Secured Debt; and

(iv)          the exercise and forbearance from exercise of all rights and remedies of a secured party under the UCC or any similar law of any applicable jurisdiction or equity;

provided, however, that any actions constituting a release of all or substantially all of the Collateral shall require the consent of all holders of First Lien Secured Debt, including the Holders of the First Lien Notes, and all Holders of the Notes.

(d)           Until the Notes are discharged in full or are otherwise no longer outstanding, no Second Lien Secured Party (including any Holder of Notes) shall have any right to:

(i)         sue, ask or demand or join with any other party to cause the Issuer or any of its Guarantors to commence any Insolvency or Liquidation Proceeding that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to any Secured Party in respect of the Liens granted to the Collateral Trustee in the Collateral under the Security Documents for the benefit of first, the holders of First Lien Secured Debt Equally and Ratably and, thereafter, the Holders of the Notes equally and ratably;

(ii)        contest any lawful exercise by the Collateral Trustee, acting at the direction of, or as consented to by, the Requisite Secured Debtholders, of any remedy or foreclosure of the Liens on the Collateral;

(iii)       contest any other request for judicial relief made in any court by the Collateral Trustee at the direction of, or as consented to by, the Requisite Secured Debtholders, or

(iv)       oppose or otherwise contest any motion for relief from the automatic stay or for any injunction against foreclosure or enforcement of Liens granted to the Collateral Trustee in the Collateral under the Security Documents for the benefit of, first, holders of First Lien Secured Debt Equally and Ratably and, thereafter, the Holders of the Notes equally and ratably, in any Insolvency or Liquidation Proceeding.

Notwithstanding the foregoing, subject to the restrictions set forth in Article 12 hereof, any Holder may take any actions and exercise any and all rights available to a holder of unsecured claims so long as not in contravention of the restrictions set forth above, including the commencement of an Insolvency or Liquidation Proceeding against the Issuer or any of our Guarantors as an unsecured creditor or any suit to enforce payment of principal, premium, if any, interest and Additional Interest, if any on the Notes or under any Note Guarantee.

Section 11.02     Authorization of Actions to Be Taken.

(a)           Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each Second Lien Security Document and the Intercreditor Agreement, in each case, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Collateral Trustee and the Trustee to enter into the Second Lien Security Documents and the Intercreditor Agreement, and authorizes and empowers the Collateral Trustee and the Trustee to perform their respective obligations, exercise its rights and powers and take any action permitted or required thereunder.

(b)           Each of the Collateral Trustee and the Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed under the Intercreditor Agreement and the Second Lien Security Documents and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

(c)           If an Event of Default occurs under this Indenture, the Trustee shall deliver to the Collateral Trustee a written notice of such Event of Default.  Subject to Article Seven hereof, the Intercreditor Agreement and the Collateral Trust Agreement, the Trustee, pursuant to the direction of Holders representing a majority of principal amount of Notes outstanding, shall or, in its sole discretion and without the consent of the Holders of Notes, may direct the Collateral Trustee with respect to any action, omission, forbearance, enforcement or exercise of remedies with respect to the Collateral for purposes of any Enforcement Action.  Subject to the terms of the Intercreditor Agreement and the Collateral Trust Agreement, each of the Collateral Trustee and the Trustee is authorized and empowered to institute and maintain such suits and proceedings as it may deem expedient to protect or enforce the Liens securing the Notes and the Note Guarantees or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Second Lien Security Documents or this Indenture, and such suits and proceedings as it may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens securing the Notes and the Note Guarantees or be prejudicial to the interests of Holders of Notes, the Collateral Trustee or the Trustee.

Section 11.03     Application of Proceeds of Collateral.

Upon any realization upon the Collateral, the proceeds thereof shall be applied in accordance with the terms of the Intercreditor Agreement, the Collateral Trust Agreement and the Security Documents.

Section 11.04     Possession and Use of Collateral.

Unless an Event of Default shall have occurred and be continuing, subject to the terms of the First Lien Secured Debt Documents, this Indenture and the Security Documents, the Issuer and the Guarantors shall have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any Collateral delivered to the Collateral Trustee or the Trustee in accordance with the provisions of the First Lien Secured Debt Documents, this Indenture or the Security Documents and other than as set forth in the First  Lien Secured Debt Documents, this Indenture or the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon.

Section 11.05     Trust Indenture Act Requirements; Opinion of Counsel; Certificates of the Issue.

The Issuer and the Guarantors shall furnish to the Collateral Trustee and the Trustee on or prior to July 1 of each year beginning with July 1, 2010, an Opinion of Counsel, dated as of such date, either (a) stating that, in the opinion of such counsel, (i) action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of this Indenture, all supplemental indentures, financing statements, continuation statements or notices, recordings or other instruments of further assurance as is necessary to maintain the Liens securing the Notes and the Note Guarantees and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, and (ii) based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and perfect the Liens securing the Notes and the Note Guarantees, to the extent the Liens securing the Notes and the Note Guarantees can be perfected by the filing of a financing statement; or (b) stating that, in the opinion of such counsel, no such action is necessary to maintain such Liens securing the Notes or any Note Guarantee as effective and perfected.  The Issuer and the Guarantors shall otherwise comply with the provisions of TIA Section 314(b).  In addition, to the extent applicable, the Issuer and the Guarantors shall cause TIA Section 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Liens securing the Notes and the Note Guarantees or relating to the substitution therefor of any property or securities to be subjected to the Liens securing the Notes and the Note Guarantees, to be complied with.  Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Issuer, except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert reasonably satisfactory to the Trustee.  The determination as to whether an independent Person needs to sign such certificate or opinion shall be made by the Issuer and the Collateral Trustee shall have no responsibility related thereto.  Notwithstanding anything to the contrary in this Article 11, the Issuer shall not be required to comply with all or any portion of TIA Section 314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC or its staff, including “no action” letters or exemptive orders, all or any portion of TIA Section 314(d) is inapplicable to one or a series of released Collateral.

Section 11.06     Further Assurances.

(a)           Subject to the terms of the Intercreditor Agreement, each of the Issuer and the Guarantors shall, at its own expense, promptly execute and deliver or otherwise authenticate all further instruments and documents and take all further action that may be necessary or desirable or that the Collateral Trustee may request, in order to perfect any pledge or security interest granted to purposed to be granted under the Second Lien Security Documents to enable the Collateral Trustee to exercise and enforce its rights and remedies hereunder and under the Second Lien Security Documents with respect to any Collateral of such grantor.  Without limiting the generality of the foregoing, each of the Issuer and the Guarantors shall at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Trustee from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the Liens securing Notes and the Note Guarantees, which the Collateral Trustee deems reasonably appropriate or advisable to perfect, preserve or protect its Liens securing the Notes and the Note Guarantees in the Collateral.

(b)           To the extent that any Liens securing the Notes and the Note Guarantees are not perfected as of the Issue Date (other than as permitted in the Intercreditor Agreement or any Second Lien Security Document) the Issuer will take such action as to have such Liens perfected prior to the date that is 90 days from the Issue Date.

Section 11.07     Release of Collateral.

(a)           The Liens securing the Notes and the Note Guarantees on the Collateral shall be automatically terminated and released without further action by any party (other than the delivery of officers’ certificates required by the Collateral Trust Agreement and satisfaction of notice requirements in the Security Documents), in whole or in part:  (i) upon any sale or disposition of any portion of Collateral in compliance with the Security Documents and Sections 3.08(a)(iii) and 4B.04 hereof; (ii) upon payment in full of principal, interest and all other Obligations on the Notes issued under this Indenture; (iii) prior to an Enforcement Action, (x) with respect to a release of less than all or substantially all of the Collateral, with the consent of Requisite Secured Debtholders or as otherwise may be required by the Security Documents and (y) with respect to a release of all or substantially all of the Collateral, with the consent of all Holders of Notes and all holders of First Lien Secured Debt; (iv) in connection with an Enforcement Action, at the direction or with the consent of the Requisite Secured Debtholders or as otherwise may be required by the Security Documents; and (v) to the extent any Collateral becomes Excluded Assets.

(b)           Without the necessity of any consent of or notice to the Trustee or any Holder of the Notes, the Issuer or any Guarantor may request and instruct the Collateral Trustee to, on behalf of each Holder of Notes, (A) execute and deliver to the Issuer or any Guarantor, as the case may be, for the benefit of any Person, such release documents as may be reasonably requested, of all Liens held by the Collateral Trustee in any Collateral securing the Notes and the Note Guarantees, and (B) deliver any such assets in the possession of the Collateral Trustee to the Issuer or any Guarantor, as the case may be; provided that any such release complies with the terms of this Indenture, the Intercreditor Agreement, the Collateral Trust Agreement and the Second Lien Security Documents.

(c)           The release of any Collateral from the Liens securing the Notes and the Note Guarantees or the release of, in whole or in part, the Liens securing the Notes and the Note Guarantees created by any of the Second Lien Security Document will not be deemed to impair the Liens securing the Notes and the Note Guarantees in contravention of the provisions hereof if and to the extent the Collateral or the Liens securing the Notes and the Note Guarantees are released pursuant to the terms of this Indenture, the Intercreditor Agreement, the Collateral Trust Agreement and the applicable Second Lien Security Documents.  Each of the Holders of the Notes acknowledge that a release of Collateral or Liens securing the Notes and the Note Guarantees strictly in accordance with the terms of this Indenture, the Intercreditor Agreement, the Collateral Trust Agreement and the Second Lien Security Documents will not be deemed for any purpose to be an impairment of the Second Lien Security Documents or otherwise contrary to the terms of this Indenture.

Section 11.08     [Reserved].

ARTICLE TWELVE
SUBORDINATION

Section 12.01     Agreement to Subordinate. Each of the Issuer and the Guarantors covenants and agrees, and each Holder by accepting a Note likewise covenants and agrees, that all Notes shall be issued subject to the provisions of this Article 12; and each Person holding any Note accepts and agrees to be bound by such provisions.

The payment of the principal of, premium, if any, interest and Additional Amounts, if any, on all Notes (including, but not limited to, the redemption price with respect to the Notes called for redemption in accordance with Article 3 hereof) issued hereunder shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment of all First Lien Secured Debt, whether outstanding at the date of this Indenture or thereafter incurred, in full in cash or payment satisfactory to the holders of First Lien Secured Debt.

No provision of this Article 12 shall prevent the occurrence of any Default or Event of Default hereunder.

Section 12.02     Payment to Holders.  No payment shall be made with respect to the principal of, or premium, if any, interest and Additional Amounts, if any, on the Notes (including, but not limited to, the redemption price with respect to the Notes called for redemption in accordance with Article 3 hereof), and no redemption, repurchase or retirement of the Notes shall occur if:

(a)        a default in the payment of principal, premium, interest, Additional Amount or other obligations due on any First Lien Secured Debt occurs and is continuing (or, in the case of First Lien Secured Debt for which there is a period of grace, in the event of such a default that continues beyond the period of grace, if any, specified in the First Lien Note Indenture or other instrument evidencing such First Lien Secured Debt), unless and until such default shall have been cured or waived by the appropriate holders of the First Lien Secured Debt or shall have ceased to exist; or

(b)       a default, other than a payment default, on any First Lien Secured Debt occurs and is continuing that then permits holders of such First Lien Secured Debt to accelerate the maturity of all or any portion of such First Lien Secured Debt (or would permit such holders to so accelerate with the giving of notice or the passage of time or both) and the Trustee receives a notice of the default (a “Payment Blockage Notice”) from a Debt Representative or holder of such First Lien Secured Debt or the Issuer.

Subject to the provisions of Section 12.05, if the Trustee receives any Payment Blockage Notice pursuant to clause (b) above, no subsequent Payment Blockage Notice shall be effective for purposes of this Section unless and until at least 360 days shall have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice.  No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee (unless such default was waived, cured or otherwise ceased to exist and thereafter subsequently reoccurred) shall be, or be made, the basis for a subsequent Payment Blockage Notice, whether or not within a period of 360 consecutive days.

Unless this Article 12 otherwise prohibits payments on or distributions in respect of the Notes at the time of such payments or distributions, the Issuer may and shall resume such payments on and distributions:

(A)      in the case of a default referred to in clause (a) above, the date upon which the default is cured or waived by the requisite holders of First Lien Secured Debt or otherwise ceases to exist, or

(B)       in the case of a default referred to in clause (b) above, the earliest to occur of (i) the date on which such default is cured or waived or otherwise ceases to exist or such First Lien Secured Debt is discharged or paid in full, (ii)179 days pass after the date on which the applicable Payment Blockage Notice is received, and (iii) such payment blockage period shall have been terminated by written notice to the Issuer or the Trustee from the Person initiating such payment blockage period, if the maturity of such First Lien Secured Debt has not been accelerated.

Upon any payment by the Issuer or any Guarantor, or distribution of assets of the Issuer or any Guarantor of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Issuer or any Guarantor (whether voluntary or involuntary) or in bankruptcy, insolvency, receivership or similar proceedings, all amounts due or to become due upon all First Lien Secured Debt shall first be paid in full in cash, or other payment satisfactory to the holders of First Lien Secured Debt before any payment is made on account of the principal of, premium, if any, interest or Additional Amounts, if any, on the Notes (including, but not limited to, the redemption price with respect to the Notes called for redemption in accordance with Article 3 hereof); and upon any such dissolution or winding-up or liquidation or reorganization of the Issuer or any Guarantor or bankruptcy, insolvency, receivership or other proceeding, any payment by the Issuer or any Guarantor, or distribution of assets of the Issuer or any Guarantor of any kind or character, whether in cash, property or securities, to which the Holders of the Notes or the Trustee would be entitled, except for the provision of this Article 12, shall (except as aforesaid) be paid by the Issuer or such Guarantor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders of the Notes or by the Trustee under this Indenture if received by them or it, directly to the holders of First Lien Secured Debt (pro rata to such holders on the basis of the respective amounts of First Lien Secured Debt held by such holders, or as otherwise required by law or a court order) or their Debt Representative or Debt Representatives, as their respective interests may appear, to the extent necessary to pay all First Lien Secured Debt in full in cash, or other payment satisfactory to the holders of First Lien Secured Debt, after giving effect to any concurrent payment or distribution to or for the holders of First Lien Secured Debt, before any payment or distribution is made to the Holders of the Notes or to the Trustee.

For purposes of this Article 12, the words, “cash, property or securities” shall not be deemed to include shares of stock of the Issuer or any Guarantor as reorganized or readjusted, or securities of the Issuer or any Guarantor or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article 12 with respect to the Notes to the payment of all First Lien Secured Debt which may at the time be outstanding; provided that (i) the First Lien Secured Debt is assumed by the new corporation, if any, resulting from any reorganization or readjustment, and (ii) the rights of the holders of First Lien Secured Debt are not, without the consent of such holders, altered by such reorganization or readjustment.

In the event of the acceleration of the Notes because of an Event of Default, no payment or distribution shall be made to the Trustee or any Holders in respect of the principal of, premium, if any, interest or Additional Amounts, if any, on the Notes by the Issuer or any Guarantor (including, but not limited to, the redemption price with respect to the Notes called for redemption in accordance with Article 3 hereof), except payments and distributions made by the Trustee as permitted by Section 12.05, until all First Lien Secured Debt has been paid in full in cash or other payment satisfactory to the holders of First Lien Secured Debt or such acceleration is rescinded in accordance with the terms of this Indenture.  If payment of the Notes is accelerated because of an Event of Default, the Issuer shall promptly notify holders of First Lien Secured Debt of such acceleration.

In the event that, notwithstanding the foregoing provisions, any payment or distribution of assets of the Issuer or any Guarantor of any kind or character, whether in cash, property or securities (including, without limitation, by way of setoff or otherwise), prohibited by the provisions of this Article 12, shall be received by the Trustee or any of the Holders before all First Lien Secured Debt is paid in full, in cash or other payment satisfactory to the holders of First Lien Secured Debt, or provision is made for such payment thereof in accordance with its terms in cash or other payment satisfactory to the holders of First Lien Secured Debt, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of First Lien Secured Debt or their Debt Representative or Debt Representatives, as their respective interests may appear, as calculated by the Issuer.

Nothing in this Section 12.02 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07 hereof.  This Section 12.02 shall be subject to the further provisions of Section 12.05 hereof.

Section 12.03     Subrogation of Notes.  After the payment in full, in cash or other payment satisfactory to the holders of First Lien Secured Debt of all First Lien Secured Debt (and all commitments with respect to such First Lien Secured Debt have terminated or expired), the rights of the Holders of the Notes shall be subrogated to the extent of the payments or distributions made to the holders of such First Lien Secured Debt pursuant to the provisions of this Article 12 (equally and ratably with the holders of all indebtedness of the Issuer or any Guarantor which by its express terms is subordinated to other indebtedness of the Issuer or such Guarantor to substantially the same extent as the Notes are subordinated and is entitled to like rights of subrogation) to the rights of the holders of First Lien Secured Debt to receive payments or distributions of cash, property or securities of the Issuer or such Guarantor applicable to the First Lien Secured Debt until the principal, premium, if any, interest or Additional Amounts, if any, on the Notes shall be paid in full in cash or other payment satisfactory to the holders of First Lien Secured Debt; and, for the purposes of such subrogation, no payments or distributions to the holders of the First Lien Secured Debt of any cash, property or securities to which the Holders or the Trustee would be entitled except for the provisions of this Article 12, and no payment over pursuant to the provisions of this Article 12, to or for the benefit of the holders of First Lien Secured Debt by Holders or the Trustee, shall, as between the Issuer or any Guarantor, its creditors other than holders of First Lien Secured Debt, and the Holders, be deemed to be a payment by the Issuer or such Guarantor to or on account of the First Lien Secured Debt; and no payments or distributions of cash, property or securities to or for the benefit of the Holders pursuant to the subrogation provisions of this Article 12, which would otherwise have been paid to the holders of First Lien Secured Debt shall be deemed to be a payment by the Issuer or any Guarantor to or for the account of the Notes.  It is understood that the provisions of this Article 12 are and are intended solely for the purposes of defining the relative rights of the Holders, on the one hand, and the holders of the First Lien Secured Debt, on the other hand.

Nothing contained in this Article 12 or elsewhere in this Indenture or in the Notes is intended to or shall impair, as among the Issuer or any Guarantor, its creditors other than the holders of First Lien Secured Debt, and the Holders, the obligation of the Issuer and each Guarantor, which is absolute and unconditional, to pay to the Holders the principal of (and premium, if any), interest and Additional Amounts, if any, on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Issuer and each Guarantor other than the holders of the First Lien Secured Debt, nor shall anything herein or therein prevent the Trustee or the Holders from exercising all remedies otherwise permitted by applicable law upon Default under this Indenture, subject to the rights, if any, under this Article 12 of the holders of First Lien Secured Debt in respect of cash, property or securities of the Issuer or any Guarantor received upon the exercise of any such remedy.

Upon any payment or distribution of assets of the Issuer or any Guarantor referred to in this Article 12, the Trustee, subject to the provisions of Section 7.01, and the Holders shall be entitled to conclusively rely upon any order or decree made by any court of competent jurisdiction in which such bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the First Lien Secured Debt and other indebtedness of the Issuer or any Guarantor, the amount thereof or payable thereon and all other facts pertinent thereto or to this Article 12.

Section 12.04     Authorization to Effect Subordination.  Each Holder by accepting a Note authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 12 and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes.  If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 12.03 hereof at least 30 days before the expiration of the time to file such claim, the holders of any First Lien Secured Debt or their Debt Representatives are hereby authorized to file an appropriate claim for and on behalf of the Holders and each Holder hereby appoints the holders of First Lien Secured Debt or their respective Representatives to act as its attorney-in-fact for any and all such purposes.

Section 12.05     Notice to Trustee.  The Issuer shall give prompt written notice in the form of an Officer’s Certificate to a Responsible Officer of the Trustee and to any Paying Agent of any fact known to the Issuer which would prohibit the making of any payment of monies to or by the Trustee or any Paying Agent in respect of the Notes pursuant to the provisions of this Article 12.  Notwithstanding the provisions of this Article 12 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment of monies to or by the Trustee in respect of the Notes pursuant to the provisions of this Article 12, unless and until a Responsible Officer of the Trustee shall have received written notice thereof at the office of the Trustee specified in Section 13.02 hereof from the Issuer (in the form of an Officer’s Certificate) or a Debt Representative or a holder or holders of First Lien Secured Debt; and before the receipt of any such written notice, the Trustee, subject to the provisions of Section 7.01, shall be entitled in all respects to assume that no such facts exist; provided that with respect to any such monies that may become payable for any purpose (including, without limitation, the payment of the principal of, or premium, if any, interest or Additional Interest, if any, on any Note) unless the Trustee shall have received, on a date not less than two Business Days immediately prior to the date upon which by the terms hereof such monies shall become payable, the notice provided for in this Section 12.05, then, anything contained in Section 12.02 to the contrary notwithstanding, the Trustee shall have full power and authority to receive such monies and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such prior date; provided further that if the Trustee shall receive any such notice on the date upon which by the terms hereof such monies shall become payable, the Trustee may, in its reasonable discretion, waive the time for notice provided in the foregoing provision.

The Trustee, subject to the provisions of Section 7.01, shall be entitled to conclusively rely on the delivery to it of a written notice by a Debt Representative or a Person representing himself to be a holder of First Lien Secured Debt to establish that such notice has been given by a Debt Representative or a holder of First Lien Secured Debt.  In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of First Lien Secured Debt to participate in any payment or distribution pursuant to this Article 12, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of First Lien Secured Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 12, and if such evidence is not furnished the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 12.06     Trustee’s Relation to First Lien Secured Debt.  The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article 12 in respect of any First Lien Secured Debt at any time held by it, to the same extent as any other holder of First Lien Secured Debt, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.  Nothing in this Article 12 shall apply to the claims of, or payment to, the Trustee under or pursuant to Section 7.07.

With respect to the holders of First Lien Secured Debt, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 12, and no implied covenants or obligations with respect to the holders of First Lien Secured Debt shall be read into this Indenture against the Trustee.  The Trustee shall not be deemed to owe any fiduciary duty to the holders of First Lien Secured Debt and, subject to the provisions of Section 7.01, the Trustee shall not be liable to any holder of First Lien Secured Debt if it shall pay over or deliver to Holders, the Issuer or any other Person money or assets to which any holder of First Lien Secured Debt shall be entitled by virtue of this Article 12 or otherwise.

Section 12.07     No Impairment of Subordination.  No right of any present or future holder of any First Lien Secured Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or any Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Issuer or any Guarantor with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

Section 12.08     Article Applicable to Paying Agents.  If at any time any Paying Agent other than the Trustee shall have been appointed by the Issuer and be then acting hereunder, the term “Trustee” as used in this Article shall (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article in addition to or in place of the Trustee; provided, however, that the first paragraph of Section 12.05 shall not apply to the Issuer or any Affiliate of the Issuer if it or such Affiliate acts as Paying Agent.

Section 12.09     First Lien Secured Debt Entitled to Rely.  The holders of First Lien Secured Debt shall have the right to rely upon this Article 12, and no amendment or modification of the provisions of this Article 12 that adversely affect the rights and interests of such holders shall be effective as to such holders unless holders of a majority of First Lien Secured Debt then outstanding (counting commitments to lend as if the related loans had been made) shall have agreed in writing thereto.  Each Holder by accepting a Note acknowledges and agrees that the provisions of Article 12 are, and are intended to be, an inducement and consideration to each holder of First Lien Secured Debt (whether such First Lien Secured Debt was acquired or created before or after the issuance of the Notes) to acquire and hold, or to continue to hold, such First Lien Secured Debt, and such holder of First Lien Secured Debt shall be deemed conclusively to have relied on the provisions of this Article 12 in acquiring and continuing to hold such First Lien Secured Debt.

Section 12.10     Reinstatement.  To the extent the payment of or distribution in respect of any First Lien Secured Debt (whether by or on behalf of the Issuer or any Guarantor as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment or distribution is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or similar Person, the First Lien Secured Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

Section 12.11     Actions by Holders of First Lien Secured Debt.  The holders of the First Lien Secured Debt may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders, without incurring responsibility to the Holders and without impairing or releasing the subordination provided in this Indenture or the obligations of the Holders hereunder to the holders of the First Lien Secured Debt, do any one or more of the following:

(a)           change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the First Lien Secured Debt or any instrument evidencing the same or any agreement under which any First Lien Secured Debt is outstanding or secured;

(b)           sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise secured;

(c)           release any Person liable in any manner for the collection of First Lien Secured Debt;

(d)           exercise or refrain from exercising any rights against the Issuer, any Guarantor or any other Person; and

(e)           take any other action in the reasonable business judgment of the holders of First Lien Secured Debt.

ARTICLE THIRTEEN
MISCELLANEOUS

Section 13.01     Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

Section 13.02     Notices.

(a)           Any notice or communication by the Issuer or any Guarantor, on the one hand, or the Trustee on the other hand, to the other is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer or any Guarantor:

c/o Haights Cross Operating Company
136 Madison Avenue – 8th Floor
New York, NY 10016
Facsimile:  (212) 209-0501
Attention:  Chief Financial Officer

With copies to:

Brown Rudnick LLP
Boston, MA 02111
Facsimile:  (617) 856-8201
Attention:          Steven D. Pohl, Esq.
                          Mary D. Bucci, Esq.

If to the Trustee:

Wells  Fargo Bank, N.A.
Corporate Trust Services
Sixth & Marquette-MAC N9311-110
625 Marquette Avenue, 11th Fl.
Minneapolis, MN 55479
Attn: J. Sillman
Fax: (612) 667-9825

(b)           The Issuer the Guarantors or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

(c)           All notices and communications (other than those sent to Holders) shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(d)           Any notice or communication to a Holder shall be delivered by first class mail, certified or registered, return receipt requested, electronic transmission, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication shall also be so delivered to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(e)           If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(f)            If the Issuer delivers a notice or communication to Holders, it shall deliver a copy to the Trustee and each Agent at the same time.

Section 13.03     Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to its rights under this Indenture or the Notes.  The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.04     Certificate and Opinion as to Conditions Precedent.

(a)           Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (except with respect to the initial issuance of the Notes), the Issuer shall furnish to the Trustee:

(i)         an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(ii)        an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel (who may rely upon an Officers’ Certificate as to matters of fact), all such conditions precedent and covenants have been satisfied.

Section 13.05     Statements Required in Certificate or Opinion.

(a)           Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(i)         a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii)        a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)       a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(iv)       a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06     Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07     No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  This waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.08     Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES EXCEPT TO THE EXTENT THAT THE TIA SHALL BE APPLICABLE.

Section 13.09     Consent to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.  Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court has been brought in an inconvenient forum.

Section 13.10     No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.11     Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.  All agreements of each Guarantor in this Indenture shall bind its successors.

Section 13.12     Severability.

In case any provision in this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.13     Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.14     Acts of Holders.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by the Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer if made in the manner provided in this Section 12.14.

(b)           The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such witness, notary or officer the execution thereof.  Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)           Notwithstanding anything to the contrary contained in this Section 12.14, the principal amount and serial numbers of Notes held by any Holder, and the date of holding the same, shall be proved by the register of the Notes maintained by the Registrar as provided in Section 2.04 hereof.

(d)           If the Issuer shall solicit from the Holders of the Notes any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to a resolution of its Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so.  Notwithstanding TIA § 316(c), such record date shall be the record date specified in or pursuant to such resolution, which shall be a date not earlier than the date 30 days prior to the first solicitation of Holders generally in connection therewith or the date of the most recent list of Holders forwarded to the Trustee prior to such solicitation pursuant to Section 2.06 hereof and not later than the date such solicitation is completed.  If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the then outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the then outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after the record date.

(e)           Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration or transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(f)            Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so itself with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

Section 13.15     Benefit of Indenture.

Nothing, in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and its successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 13.16     Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

Very truly yours,

WELLS FARGO BANK, N.A.

By:
Name:
Title:

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

HAIGHTS CROSS COMMUNICATIONS, INC.

By:
Name:
Title:

TRIUMPH LEARNING, LLC

By:
Name:
Title:

RECORDED BOOKS, LLC

By:
Name:
Title:

Signature Page to Second Priority Indenture

SNEP, LLC

By:
Name:
Title:

Signature Page to Second Priority Indenture

EXHIBIT A

[Face of Note]

[IF GLOBAL NOTE, INSERT GLOBAL NOTE LEGEND]

No.	**$_____________________**
HAIGHTS CROSS OPERATING COMPANY

Floating Rate Second Priority Secured Subordinated Notes due 2014

Issue Date:

Haights Cross Operating Company, a Delaware corporation (the “Company”, which term includes any successor under this Indenture hereinafter referred to), for value received, promises to pay to                                   , or its registered assigns, the principal sum of                                              ($                                  ) on March 15, 2014.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers.

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

By:
Name:
Title:
(Trustee’s Certificate of Authentication)

This is one of the Floating Rate Second Priority Secured Subordinated due 2014 described in the within-mentioned Indenture.

Dated:

March 11, 2010

as Trustee

By:
Authorized Signatory

[Reverse Side of Note]

HAIGHTS CROSS OPERATING COMPANY

Floating Rate Second Priority Secured Subordinated Notes due 2014

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.           (a) Interest.  The Issuer promises to pay interest on the principal amount of this Note at a rate per annum equal at all times during each Interest Period to the sum of the LIBOR Rate for such Interest Period plus the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period (each such date on which interest shall be paid, an “Interest Payment Date”); provided that all accrued interest on the Notes shall be payable on each date that any portion of the principal of such Note shall be payable hereunder and on the Maturity Date.  Notwithstanding the foregoing, (i) any portion of the Notes which is not paid when due or within any applicable grace or cure period shall automatically bear interest until paid in full at the Post-Default Rate, (ii) during the period when any Event of Default of the type described in clauses (g), (h) or (i) of Section 6.01 of the Indenture shall have occurred and be continuing, the outstanding principal balance of the Notes shall automatically bear interest, after as well as before judgment, at the Post-Default Rate, (iii) if there shall occur and be continuing any Event of Default (other than an Event of Default of the type described in clauses (g) or (h) of Section 6.01 of the Indenture), following written notice delivered to the Issuer from the Trustee at the request of Holders representing 25% or more of the outstanding principal amount of Notes, the outstanding principal balance of the Notes shall bear interest, after as well as before judgment, at the Post-Default Rate during the period beginning on the date such Event of Default first occurred, and ending on the date such Event of Default is cured or waived.  All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The LIBOR Rate shall be determined by the Trustee, and such determination shall be conclusive absent manifest error.  Promptly after receipt of a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Trustee shall give notice to the Issuer and the Holders of the applicable Interest Period and the applicable interest rate determined by the Trustee for purposes of this Section 1.

For any Interest Period where the Issuer’s Consolidated Net Cash Flow for the four consecutive fiscal quarters preceding any Interest Payment Date for which financial statements are available is negative, then the Issuer may, at its option, elect to pay up to 100 basis points of interest rate on this Note either (i) by increasing the principal amount of this Note or (ii) by issuing PIK Notes (“PIK Interest”).  The Issuer must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee 30 days prior to an Interest Payment Date.  The Trustee shall promptly deliver a corresponding notice to the Holder of this Note.  In the absence of such an election for any Interest Period, interest on this Note will be payable in cash.

PIK Interest on this Note will be payable by increasing the principal amount of this Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the depositary or otherwise, to authenticate new Global Notes executed by the Issuer with such increased principal amounts).  Following an increase in the principal amount of this Note as a result of a PIK Payment, this Note will bear interest on such increased principal amount from and after the date of such PIK Payment.

(b) Additional Amounts.  Holders of Notes shall be entitled to Additional Amounts at such time, in such amounts and in such manner prescribed by subsections (b), (c) and (d) of Section 4A.14 of the Indenture.

2.           Method of Payment.  The Issuer shall pay interest on the Notes (except defaulted interest) and Additional Amounts, if any, to the Persons who are registered Holders of Notes at the close of business on the record date immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest.  The Notes shall be payable as to principal, premium and Additional Amounts, if any, and interest at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium and Additional Amounts, if any, on, all Global Notes and to any Holder of Notes which shall have provided wire transfer instructions to the Issuer or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.           Paying Agent and Registrar.  Initially, the Trustee under the Indenture shall act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Issuer, the Parent or any of their respective Subsidiaries may act in any such capacity.

4.           Indenture.  The Issuer issued the Notes under an Indenture dated as of March 11, 2010 (“Indenture”) among the Issuer, the Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Indenture pursuant to which this Note is issued provides that an unlimited aggregate principal amount of Additional Notes may be issued thereunder.

5.           Redemption.  At any time after the date First Lien Notes are discharged in full or are otherwise no longer outstanding, the Issuer shall have the option to redeem the Notes, in whole or in part, pursuant to Section 3.07 of the Indenture.  The Notes are subject to the mandatory redemption pursuant to Section 3.08 of the Indenture.

6.           Subordination.  Each Holder by accepting this Note covenants and agrees, that the payment of the principal of, premium, if any, interest and Additional Amounts, if any, on this Note (including, but not limited to, the redemption price with respect to this Notes called for redemption in accordance with Article 3 of the Indenture) shall, to the extent and in the manner set forth in Article Twelve of the Indenture, be subordinated and subject in right of payment to the prior payment of all First Lien Secured Debt, whether outstanding at the date of this Indenture or thereafter incurred, in full in cash or payment satisfactory to the holders of First Lien Secured Debt.

7.           Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuer is not required to transfer or exchange any Note selected for redemption.  Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.  Transfer may be restricted as provided in the Indenture.

8.           Persons Deemed Owners.  The registered Holder of a Note shall be treated as its owner for all purposes.

9.           Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).  Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to, among other things, cure any ambiguity, defect or inconsistency, or to make any change that does not adversely affect the legal rights under the Indenture of any such Holder.

10.           Defaults and Remedies.  In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to any Obligor or any Subsidiary as provided in Section 6.01(g) and (h), all outstanding Notes shall become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Issuer specifying the Event of Default.  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, interest or Additional Amounts) if it determines that withholding notice is in their interest.  Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind and annul a declaration of acceleration pursuant to Section 6.02 of the Indenture, and its consequences, and waive any related existing Default or Event of Default if certain conditions are satisfied.

11.           Trustee Dealings with Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

12.           No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

13.           Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

14.           CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

15.           Guarantee.  The Issuer’s obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors as provided in Article Ten of the Indenture.

16.           Copies of Documents.  The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Haights Cross Operating Company
136 Madison Avenue – 8th Floor
New York, NY 10016
Telephone:  (212) 209-0500
Facsimile:  (212) 209-0501
Attention:  Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax 1.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:	Your Signature
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*     Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange or PIK Payment	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorized Officer of Trustee or Note Custodian

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of                                 , among                                           (the “Guaranteeing Subsidiary”), a subsidiary of Haights Cross Operating Company (or its permitted successor), a Delaware corporation (the “Issuer”), and Wells Fargo Bank, N.A., (or its permitted successor), as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Issuer and the other Guarantors party thereto have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 11, 2010 providing for the issuance of Floating Rate Second Priority Secured Subordinated Notes due 2014 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.           Agreement to Guarantee.

(a)         In accordance with the terms of Article Ten of the Indenture, the Guaranteeing Subsidiary, along with all other Guarantors, jointly and severally, and fully and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i)          the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof;

(ii)         in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  The Guaranteeing Subsidiary agrees that this is a guarantee of payment and not a guarantee of collection.

(b)         The Guaranteeing Subsidiary hereby agrees that, to the maximum extent permitted under applicable law, its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)         The Guaranteeing Subsidiary, subject to Section 6.06 of the Indenture, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

(d)         The Guaranteeing Subsidiary agrees that if any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuer or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)         The Guaranteeing Subsidiary agrees that the Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(f)          The Guaranteeing Subsidiary agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

(g)         The Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of Holders under the Note Guarantee.

(h)         The Guaranteeing Subsidiary confirms, pursuant to Section 10.02 of the Indenture, that it is the intention of such Guaranteeing Subsidiary that its Note Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to its Note Guarantee and, to effectuate the foregoing intention, hereby irrevocably agrees that the obligations of such Guaranteeing Subsidiary will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guaranteeing Subsidiary that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article Ten of the Indenture, result in the obligations of such Guaranteeing Subsidiary under its Note Guarantee not constituting a fraudulent transfer or conveyance.

3.           No Recourse Against Others.  Pursuant to Section 12.07 of the Indenture, no director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of such Guaranteeing Subsidiary under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.

4.           NEW YORK LAW TO GOVERN.  THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE EXCEPT TO THE EXTENT THAT THE TIA SHALL BE APPLICABLE.

5.           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

7.           Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                      ,

[Guaranteeing Subsidiary]

By:
Name:
Title:

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

WELLS FARGO BANK, N.A., as Trustee

By:
Name:
Title:

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

C-1

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE
(SECOND LIEN)

Wells Fargo Bank, N.A., as Trustee and Collateral Trustee
Corporate Trust Services
Sixth & Marquette-MAC N9311-110
625 Marquette Avenue, 11th floor
Minneapolis, MN 55479
Attn: J. Sillman

Re:
The floating rate second lien secured subordinated notes due 2014 (the “Notes”) in an aggregate principal amount of $100,000,000 issued pursuant to the Second Lien Indenture, dated as of March 11, 2010, (as amended, supplemented or otherwise modified from time to time, the “Second Lien Indenture”) among Haights Cross Operating Company (the “Issuer”), the Guarantors from time to time parties thereto (collectively with the Issuer, the “Obligors”) and Wells Fargo Bank, N.A., as Trustee and Collateral Trustee (the “Trustee”).

Ladies and Gentlemen:

Pursuant to the above-referenced Indenture, enclosed are copies of the financial statements for Haights Cross Communications, Inc. (“Parent”) and its Subsidiaries for the [fiscal year][quarter] ended ____________ (the “Fiscal Period”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

The officer executing this Compliance Certificate is a Designated Financial Officer of Issuer, and as such is executing this Compliance Certificate in such capacity and not in [his][her] personal capacity.  By so executing this Compliance Certificate, the Designated Financial Officer hereby certifies to the Trustee and Holders that:

(a)           the financial statements delivered with this Compliance Certificate in accordance with Section 4A.01 of the Indenture were prepared in accordance with GAAP (but with respect to financial statements for any fiscal quarter, subject to normal year end adjustments and omission of footnotes);

(b)           such Designated Financial Officer has reviewed the relevant terms of the Note Documents and the condition of Issuer and the other Obligors and to the best of such Designated Financial Officer’s knowledge and belief, there neither exists on the date of this certificate, nor existed during the Fiscal Period, any Default or Event of Default, except as set forth on any attachment hereto; and

(c)           There has been no change in GAAP since the date of the last audited financial statements delivered to you by the Obligors.

Attached as Schedule A hereto are covenant calculations showing compliance by the Obligors with the financial covenants set forth in Section 4B.10 of the Indenture.

With respect to the Security Agreement, the Obligors hereby notify the Trustee of the additional and supplemental information set forth on Schedule B hereto, as and when required to be provided pursuant to the Security Agreement.

Very truly yours,

ISSUER

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

2

Schedule A

FINANCIAL COVENANT CALCULATIONS

Fiscal ☐Quarter/☐Year Ended ___________________ (the “Measurement Date”)

I.  4B.10(a) LEVERAGE RATIO.

The actual Leverage Ratio as of the Measurement Date is:	___ to 1

The Leverage Ratio as of the Measurement Date is required
to be not greater than:	___ to 1*

* As set forth in Section 4B.10(a) of the Indenture.

The Leverage Ratio as of the Measurement Date has been calculated as follows:

(A)       Consolidated Debt for Borrowed Money of the Parent and its Subsidiaries as of the Measurement Date:    $____________

divided by

(B)	The Net EBITDA of Parent and its Subsidiaries for the period of four consecutive fiscal quarters ending on the Measurement Date:	$____________

(C)	Line (A) divided by Line (B):	____________

Note: A detailed calculation of Net EBITDA appears below in Section V of these Calculations.

II.  4B.10(b) INTEREST COVERAGE RATIO.

The actual Interest Coverage Ratio as of the Measurement Date is:	____ to 1

The Interest Coverage Ratio as of the Measurement Date is required to be not less than:	____ to 1*

* As set forth in Section 4B.10(b) of the Indenture.

The Interest Coverage Ratio as of the Measurement Date has been calculated as follows:

(A)	Net EBITDA for the period of four consecutive fiscal quarters ending on the Measurement Date:	$___________

divided by

(B)
interest payable on, and amortization of debt discount or premium in respect of, all Debt for Borrowed Money, without duplication (not including non-cash pay interest that is payable in kind), in each case, of or by the Parent and its Subsidiaries for or during such period (provided, however, that interest payable and amortization of debt discount or premium for each of the four consecutive fiscal quarterly periods ended June 30, 2010, September 30, 2010 and December 31, 2010 shall be the amount of such expense incurred from the Issue Date through the end of such period annualized for the entire four consecutive fiscal quarterly period):          $____________

(C)	Line (A) divided by Line (B):	____________

A detailed calculation of EBITDA appears below in Section IV of these Calculations.

III.  4B.10(c)  CAPITAL EXPENDITURES.

The actual Capital Expenditures of Parent and its Subsidiaries during the applicable fiscal year total:	$_________

Capital Expenditures during the applicable fiscal year are not permitted to exceed:	$_________*

*As set forth in Section 4B.10(c) of the Indenture.

IV.  CALCULATION OF EBITDA

EBITDA for the period of four consecutive fiscal quarters ending on the Measurement Date (the “EBITDA Measurement Period”) has been calculated as follows:

EBITDA for Parent and its Subsidiaries:

The sum of the following:

(i)	net income of Parent and its Subsidiaries
(determined on a consolidated basis without duplication in
accordance with GAAP during the
	EBITDA Measurement Period:	$____________

plus (without duplication)

(ii)	the sum for such period of (to the extent deducted in computing net income):

	(a) income and franchise taxes and similar charges:	$____________

	(b) interest and fees in respect of Indebtedness (whether or not actually paid in cash):	$____________

	(c) depreciation and amortization (including amortization of Pre-Publication Costs:	$____________

	(d) amortization of deferred financing costs	$____________

	(e) net losses related to discontinued operations (not to exceed $200,000 for any period of four consecutive fiscal quarters)	$____________

	(f) Non-Cash Charges	$____________

2

(g)
periodic GAAP restructuring charges (or Restructuring Related Charges), including but not limited to employee severance and relocation costs, lease termination costs, facility moving costs, incurred during any period of four consecutive fiscal quarters beginning with the fiscal quarter ended June 30, 2010.  (Aggregate Amount of such charges not to exceed $150,000):
$____________

(h)
dividends (including interest or accretion on the same) paid by Parent during such period on preferred stock of Parent to the extent (but only to the extent) such dividends are permitted to be paid and such preferred stock is permitted to be issued under the Indenture
$_____________

(i)
any additional costs or expenses incurred or reduced deferred revenue realized during such period that are attributable to the revaluation of Inventory, Pre-Publication Costs or other assets or Deferred Revenue, or any other adjustments in connection with the fair value fresh-start accounting treatment of the Restructuring Transactions
$_____________

(j)	extraordinary losses during such period	$_____________

(k)	losses incurred during such period in respect of Casualty Events and Dispositions	$_____________

	SUBTOTAL:	$____________

minus

(iii)	to the extent added in calculating net income:

	(a) extraordinary gains during such period:	$____________

minus

	(b) gains received during such period in respect of Casualty Events and Dispositions :	$____________

minus

	(c) non-cash, non-operating income for the EBITDA Measurement Period:	$_____________

minus

	(d) interest income for the EBITDA Measurement Period:	$____________

TOTAL EBITDA		$____________

Note:  (A) for purposes of determining EBITDA for any period during which a Disposition is consummated, EBITDA shall be adjusted in good faith by the Issuer to give effect to the consummation of the Disposition on a pro forma basis, as if the Disposition occurred on the first day of such period and (B) for the purposes of determining EBITDA for any period during which any acquisition permitted by the Indenture is consummated, EBITDA shall be adjusted in good faith by the Issuer to give effect to the consummation of such acquisition on a pro forma basis, as if such acquisition occurred on the first day of such period.

3

V.  CALCULATION OF NET EBITDA.

The actual Net EBITDA for the period of four consecutive fiscal quarters ended
on the Measurement Date is:	$_________*

(A)	The EBITDA of Parent and its Subsidiaries for the period of four consecutive fiscal quarters ended on the Measurement Date:	$___________

minus

(B)	amortization of Pre-Publication Costs (excluding Non-Cash Charges) of Parent and its Subsidiaries for such period, as determined in accordance with GAAP):	$__________

plus

(C)
any additional costs or expenses or amortization incurred during such period that are attributable to the revaluation of Pre-Publication Costs in connection with the fair value fresh-start accounting treatment of the Restructuring Transactions of Parent and its Subsidiaries for such period as determined in accordance with GAAP):
$____________

(D)	SUBTOTAL for lines (A), (B) and (C)
	Net EBITDA:	$____________**

**Net EBITDA for the fiscal quarters ended September 30, 2009, December 31, 2009 and March 31, 2010 shall be deemed to be $12,764,950, $3,462,776 and $5,789,440, respectively.

4

Schedule B

Additional Information Required by the Security Agreement

The information below is required to be delivered by the Security Agreement.  Inclusion of any of the provisions set forth below in this Compliance Certificate shall not alter or modify any of the notice requirements or standards set forth in the Security Agreement and the Security Agreement shall continue to govern such notice requirements and standards.

1.         Perfection Certificate.  Supplemental information for the Perfection Certificate (required by Section 4.1(a) to be delivered promptly):

2.         Collateral Locations.  Changes or additions to locations of Collateral (required by Section 4.1(g) to be provided thirty days’ prior to such change or addition):

3.         Electronic Chattel Paper.  List of all electronic chattel paper of all Grantors that exceeds $250,000 in the aggregate (required by Section 4.2(d)):

4.         Titled Vehicles.  Acquisitions of titled vehicles with a fair market value in excess of $50,000 made during the previous calendar quarter (required by Section 4.3(b)):

5.         Intellectual Property.

(a)       List of any material Patent, Trademark or Copyright that may become abandoned or dedicated, or of any adverse determination or development regarding ownership of any material Patent, Trademark or Copyright, the right to register the same, or the right to keep and maintain the same (required by Section 4.7(b)):

(b)       List of all applications for the registration of any Patent, Trademark or Copyright by Recorded Books with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency made during the previous calendar quarter (required by Section 4.7(c)):

6.         Commercial Tort Claims.  List of any commercial tort claim (as defined in the UCC) with a value in excess of $150,000 (required by Section 4.8):

7.         Letter-of-Credit Rights.  List of any beneficial interest in letters of credit having a face amount of $150,000 or more (required by Section 4.9):

8.         Federal, State or Municipal Claims.  List of any Collateral which constitutes a claim against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law (required by Section 4.10):

5

EXHIBIT D

FORM OF INTERCOMPANY NOTE

D-1

SECOND AMENDED AND RESTATED
SUBORDINATED INTERCOMPANY DEMAND PROMISSORY NOTE

Note Number: [1]	Dated: [_______] [__], 2010

FOR VALUE RECEIVED, Haights Cross Communications, Inc., Haights Cross Operating Company and each of its Subsidiaries (collectively, the “Group Members” and each, a “Group Member”) which is a party to this intercompany subordinated demand promissory note (the “Promissory Note”) promises to pay (subject to the subordination provisions hereof) to the order of such other Group Member as makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee.  The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder.  Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Collateral Trust Agreement, dated as of the date hereof  (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Collateral Trust Agreement”), among Haights Cross Operating Company, as Company, the Guarantors from time to time party thereto, Wells Fargo Bank, N.A., as First Lien Trustee, Wells Fargo Bank, N.A., as Second Lien Trustee, the other Secured Debt Representatives from time to time party thereto, and Wells Fargo Bank, N.A., as Collateral Trustee.  Reference is hereby made to that certain Amended and Restated Subordinated Intercompany Demand Promissory Note dated as of August 15, 2008 by and among the Group Members (the “Prior Note”).  Notwithstanding anything to the contrary in the Prior Note, the Group Members hereby confirm and agree that this Promissory Note is issued in replacement for (but not in repayment of the indebtedness evidenced by) the Prior Note and amends and restates the Prior Note in its entirety.

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee.  Interest shall be due and payable (subject to the subordination provisions hereof) on the last day of each month commencing after the date hereof or at such other times as may be agreed upon in writing from time to time by the relevant Payor and Payee.  Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable (subject to the subordination provisions hereof).  Interest shall be paid in lawful money of the United States of America and in immediately available funds.  Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days.

Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee to the Collateral Trustee, for the benefit of the First Lien Secured Parties and the Second Lien Secured Parties, as security for such Payee’s obligations, if any, under the Security Documents to which such Payee is a party and is subject to the terms thereof.  Each Payor acknowledges and agrees that the Collateral Trustee may exercise all the rights of the Payees under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor, provided that the Collateral Trustee shall not exercise such rights except upon the occurrence and during the continuance of an Event of Default.  Each Payee hereby acknowledges and agrees that the Collateral Trustee may exercise all rights and remedies provided in the Secured Debt Documents with respect to this Note, provided that the Collateral Trustee shall not exercise such remedies except upon the occurrence and during the continuance of an Event of Default.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor to any Payee, now or hereafter existing, and all interest, premiums, costs, expenses or indemnification amounts thereon or payable in respect thereof or in connection therewith (the “Subordinated Debt”), shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Secured Obligations of such Payor under the Secured Debt Documents, including, without limitation, where applicable, under such Payor’s guarantee of the Secured Obligations under the Secured Debt Documents (such Secured Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

          (i)              in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled shall be made to the holders of Senior Indebtedness;

          (ii)             if any Event of Default occurs and is continuing with respect to any Senior Indebtedness (including any Event of Default under the Secured Debt Documents) and written request for cessation of payment hereunder is made by the Collateral Trustee, then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; and

2

          (iii)            if any payment or distribution of any character, whether in cash, securities or other property, in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder.  Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Collateral Trustee and the Secured Parties and the Collateral Trustee and the Secured Parties are obligees under this Note to the same extent as if their names were written herein.

Each Payor agrees that it will not make any payment of any of the Subordinated Debt, or take any other action, in each case if such payment or other action would be in contravention of the provisions of this Note.

Notwithstanding any right of any Payee to demand, sue for, ask for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee (it being understood that the Payees are prohibited by the Security Documents from taking any such Lien or security interest in the assets of any Payor and nothing contained herein shall impair, limit or in otherwise affect such prohibition), whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether constituting part of the security or collateral given to the Collateral Trustee to secure payment of all or any part of the Secured Obligations or otherwise) shall be and hereby are subordinated to the rights of the Collateral Trustee in such assets.  Except as expressly permitted by the Security Documents, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until all of the Secured Obligations (other than contingent indemnification obligations which have not been asserted) have been released in accordance with Section 4.4 of the Collateral Trust Agreement.

3

If all or any part of the assets of any Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Payor is dissolved or if (except as expressly permitted by the Security Documents) all or substantially all of the assets of any Payor are sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property, or otherwise, which shall be payable or deliverable upon or with respect to any indebtedness of such Payor to any Payee (“Payor Indebtedness”) shall be paid or delivered directly to the Collateral Trustee for application to any of the Secured Obligations in accordance with the terms of the Collateral Trust Agreement, due or to become due, until the date on which the Secured Obligations (other than contingent indemnification obligations that have not been asserted) have been satisfied and discharged and the liens released as provided in Section 4.4 of the Collateral Trust Agreement.  Each Payee irrevocably authorizes, empowers and appoints the Collateral Trustee as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in the Collateral Trustee’s own name or in the name of such Payee or otherwise, as the Collateral Trustee may deem necessary or advisable for the enforcement of this Promissory Note, provided that the Collateral Trustee shall not exercise such rights except upon the occurrence and during the continuance of an Event of Default.  Each Payee also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness requested by the Collateral Trustee, provided that the Collateral Trustee shall not exercise such rights except upon the occurrence and during the continuance of an Event of Default.  Upon the occurrence and during the continuance of any Event of Default, the Collateral Trustee may vote such proofs of claim in any such proceeding (and the applicable Payee shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Secured Obligations in accordance with the Collateral Trust Agreement. If an Event of Default has occurred and is continuing, any payment, distribution, security or other investment property or instrument or any proceeds thereof received by any Payee upon or with respect to Payor Indebtedness owing to such Payee prior to such time as the Secured Obligations (other than contingent indemnification obligations that have not been asserted) have been satisfied and discharged and the liens released as provided in Section 4.4 of the Collateral Trust Agreement, shall be held by such Payee, in trust, as trustee, for the benefit of the Collateral Trustee and the Secured Parties, and upon notice from the Collateral Trustee as set forth in Section 5.2(a)(v) of the Security Agreement, such Payee shall forthwith deliver the same to the Collateral Trustee, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Collateral Trustee’s judgment), for application to any of the Secured Obligations in accordance with the Secured Debt Documents, due or not due, and, until so delivered, the same shall be segregated from the other assets of such Payee and held in trust by such Payee as the property of the Collateral Trustee, for the benefit of the Secured Parties.  If such Payee fails to make any such endorsement or assignment to the Collateral Trustee, the Collateral Trustee or any of its officers, employees or representatives are hereby irrevocably authorized to make the same.  Each Payee agrees that until the Secured Obligations (other than contingent indemnification obligations that have not been asserted) have been satisfied and discharged and the liens released as provided in Section 4.4 of the Collateral Trust Agreement, such Payee will not (i) assign or transfer, or agree to assign or transfer, to any Person (other than in favor of the Collateral Trustee for the benefit of the Secured Parties pursuant to the Security Documents or otherwise) any claim such Payee has or may have against any Payor, (ii) discount or extend the time for payment of any Payor Indebtedness, or (iii) otherwise amend, modify, supplement, waive or fail to enforce any provision of this Promissory Note.

The Collateral Trustee and the Secured Parties shall be third party beneficiaries hereof and shall be entitled to enforce the subordination and other provisions hereof.

4

In the event of any conflict, inconsistency, ambiguity or difference between the provisions of this Note and the provisions of the Secured Debt Documents, then the provisions of the Secured Debt Documents shall govern and control.  Notwithstanding the foregoing, if there is a right or remedy of the Collateral Trustee set out in this Note which is not provided in the Secured Debt Documents, such additional right or remedy shall not constitute a conflict, inconsistency, ambiguity or difference.

Notwithstanding anything to the contrary contained herein, in any other Security Document or in any such promissory note or other instrument, this Promissory Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Group Member to any other Group Member, including without limitation, the Prior Note and (ii) shall not be deemed replaced, superseded or in any way amended or modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member.

No amendment or waiver of any provision of this Note, and no consent to any departure by any Payee or any Payor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Trustee, each such Payor and each Payee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

From time to time after the date hereof, additional subsidiaries of the Group Members may become parties hereto by executing a counterpart signature page to this Promissory Note (each additional subsidiary, an “Additional Payor”).  Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof.  Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder.  This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature page follows]

5

IN WITNESS WHEREOF, each Payor has caused this Second Amended and Restated Intercompany Subordinated Demand Promissory Note to be executed and delivered by its proper and duly authorized officer under seal as of the date set forth above.

HAIGHTS CROSS COMMUNICATIONS, INC.

By:
Name:
Title:

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

SNEP, LLC (F/K/A SUNDANCE /NEWBRIDGE EDUCATIONAL PUBLISHING, LLC)

By:
Name:
Title:

TRIUMPH LEARNING, LLC

By:
Name:
Title:

RECORDED BOOKS, LLC

By:
Name:
Title:

6

W F HOWES LIMITED

By:
Name:
Title:

7

SCHEDULE A

TRANSACTIONS
ON
SECOND AMENDED AND RESTATED INTERCOMPANY SUBORDINATED
 DEMAND PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

8

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to __________________________________________________ all of its right, title and interest in and to the Second Amended and Restated Intercompany Subordinated Demand Promissory Note, dated [___________] [__], 2010 (as amended, supplemented, replaced or otherwise modified from time to time, the “Promissory Note”), made by Haights Cross Communications, Inc., a Delaware corporation, Haights Cross Operating Company a Delaware corporation (the “Company”), and each Subsidiary of the Company or any other Person that is or becomes a party thereto, and payable to the undersigned.  This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Group Members (as defined in the Promissory Note) party to the Security Documents on the date of the Promissory Note.  From time to time after the date thereof, additional subsidiaries of the Group Members shall become parties to the Promissory Note (each, an “Additional Payee”) and a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement.  Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof.  Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder.  This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Promissory Note or hereunder.

Dated:  _____________________

[Signature page follows]

9

SIGNATURE PAGE 1 OF 2 TO
SECOND AMENDED AND RESTATED INTERCOMPANY NOTE

HAIGHTS CROSS COMMUNICATIONS, INC.

By:
Name:
Title:

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

SNEP, LLC (F/K/A SUNDANCE /NEWBRIDGE
EDUCATIONAL PUBLISHING, LLC)

By:
Name:
Title:

TRIUMPH LEARNING, LLC

By:
Name:
Title:

RECORDED BOOKS, LLC

By:
Name:
Title:

10

W F HOWES LIMITED

By:
Name:
Title:

WAVESOUND PTY LTD

By:
Name:
Title:

11

EXHIBIT E

FORM OF LANDLORD’S WAIVER AND CONSENT

E-1

FORM OF LANDLORD WAIVER

This Landlord Waiver (the “Waiver”) is entered into as of [________] between [_________], a [____________] (the “Landlord”), [___________], a [________] (the “Company”) and Wells Fargo Bank, N.A., as collateral trustee (in such capacity, together with any successor collateral trustee appointed pursuant to the Collateral Trust Agreement (as defined in the Security Agreement), the “Collateral Trustee”) for the Second Lien Representatives and the holders of the Second Lien Obligations (each as defined in the Collateral Trust Agreement and collectively, together with the Collateral Trustee, the “Secured Parties”).

The Company and the other Grantors have entered into a Second Lien Indenture dated as of [_____________], 2010 (as it may be amended, restated, supplemented, or modified from time to time, the “Indenture”) with Wells Fargo Bank, N.A., as trustee (“Trustee”) for the holders of the Company’s Floating Rate Second Priority Secured Subordinated Notes due 2014 (including any additional notes that may be issued under the Indenture from time to time and any exchange notes issued in respect of such notes and additional notes, the “Second Lien Notes”).  The Grantors (other than the Company) have guaranteed the obligations of the Company in respect of the Second Lien Notes pursuant to a note guarantee set forth in the Indenture.

Landlord is the owner of the real property identified as the Premises on the signature page hereto.

Landlord has entered into that certain lease agreement (together with any renewals, extensions, amendments, modifications, substitutions or replacements thereof, the “Lease”), a copy of which is attached hereto as Exhibit A, with the Company, with respect to the Premises.

In order to induce the Trustee to enter into the Indenture and the Second Lien Representatives and the other holders of the Second Lien Obligations to enter into the other Second Lien Documents, the Grantor and certain other Persons have executed and delivered that certain Second Lien Pledge and Security Agreement, dated as of [____________], 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among Grantors and Collateral Trustee. Pursuant to the Security Agreement, the Company has agreed to secure its obligations and liabilities under the Second Lien Documents (the “Obligations”) by granting a security interest to the Collateral Trustee, for the benefit of the Secured Parties, in certain of the Company’s property and all products and proceeds of the foregoing, as more fully described in the Second Lien Documents (the “Collateral”).  It is understood and agreed that the Collateral does not include, and Collateral Trustee has no interest in, [include any agreed carveouts from the Collateral per the Lease].

Terms are defined in the Security Agreement and the Collateral Trust Agreement to the extent not otherwise defined herein

In order to enter into the Second Lien Documents, the Second Lien Representatives and the other holders of the Second Lien Obligations have required that the Company obtain this Waiver from the Landlord in connection with its lease of the Premises, and the Landlord hereby agrees and covenants with the Collateral Trustee as follows:

Section 1.            The Landlord acknowledges that the Lease is in full force and effect and is not aware of any existing default under the Lease.

Section 2.            The Landlord acknowledges the validity of the Collateral Trustee’s lien on the Collateral and waives any interest in the Collateral and agrees not to levy or distrain upon any Collateral or to claim or assert any lien, right or other claim against the Collateral for any reason.

Section 3.            The Landlord agrees to give notice to the Collateral Trustee of the occurrence of any default by the Company under the Lease resulting in termination of the Lease (a “Default Notice”) and agrees to permit the Collateral Trustee to cure any such default within 15 days of the Collateral Trustee’s receipt of such Default Notice, but neither the Collateral Trustee nor any Secured Party shall be under any obligation to cure any default by the Company under the Lease.  No action by the Collateral Trustee or any Secured Party pursuant to this Waiver shall be deemed to be an assumption by the Collateral Trustee or the Secured Parties of any obligation under the Lease, and except as expressly provided in paragraphs 6, 7 and 8 below, the Collateral Trustee shall not have any obligation to the Landlord.

Section 4.            The Landlord agrees that the Collateral is and shall remain personal property of the Company regardless of the manner or mode of attachment of any item of Collateral to the Premises and shall not be deemed to be fixtures.

Section 5.            The Landlord agrees that the Collateral may be inspected and evaluated by the Collateral Trustee or its designee, without necessity of court order, at any time without payment of any fee.

Section 6.            In the event of default by the Company in the payment or performance of the Obligations or if the Landlord takes possession of the Premises for any reason, including because of termination of the Company’s lease (each a “Disposition Event”), the Landlord agrees that, at the Collateral Trustee’s option, the Collateral may remain upon the Premises for a period not to exceed 60 days (the “Disposition Period”) after (a) the date the Collateral Trustee takes possession of the Premises or (b) the date of receipt by the Collateral Trustee of a Default Notice; provided that the Collateral Trustee pays rent on a per diem basis for the period of time the Collateral Trustee remains on the Premises, based upon the amount of rent set forth in the Lease.  If any injunction or stay is issued (including an automatic stay due to a bankruptcy proceeding) that prohibits the Collateral Trustee from removing the Collateral, commencement of the Disposition Period shall be deferred until such injunction or stay is lifted or removed.

Section 7.            During any Disposition Period, the Collateral Trustee (a) or its designee may, without necessity of court order, enter upon the Premises at any time to inspect or remove all or any Collateral from the Premises without interference by the Landlord, and the Collateral Trustee or its designee may sell, transfer, or otherwise dispose of that Collateral free of all liens, claims, demands, rights and interests that the Landlord may have in that Collateral by law or agreement, including, without limitation, by public auction or private sale (and the Collateral Trustee may advertise and conduct such auction or sale at the Premises, and shall notify the Landlord of its intention to hold any such auction or sale), in each case, without interference by the Landlord and (b) shall make the Premises available for inspection by the Landlord and prospective tenants and shall cooperate in Landlord’s reasonable efforts to re-lease the Premises.

Section 8.            The Collateral Trustee shall promptly repair, at the Collateral Trustee’s expense, or reimburse the Landlord for any physical damage to the Premises actually caused by the conduct of any auction or sale and any removal of the Collateral by or through the Collateral Trustee (ordinary wear and tear excluded); provided that Collateral Trustee shall leave the Premises in broom-clean condition at the end of the Disposition Period.  Neither the Collateral Trustee nor any Secured Party shall (a) be liable to the Landlord for any diminution in value caused by the absence of any removed Collateral or for any other matter except as specifically set forth herein or (b) have any duty or obligation to remove or dispose of any Collateral or other property left on the Premises by the Company.

Section 9.            Without affecting the validity of this Waiver, any of the Obligations may be extended, amended, or otherwise modified without the consent of the Landlord and without giving notice thereof to the Landlord.  This Waiver shall inure to the benefit of the successor and assigns of the Collateral Trustee and shall be binding upon the heirs, personal representatives, successors and assigns of the Landlord.  The person signing this Waiver on behalf of the Landlord represents to the Collateral Trustee that he/she has the authority to do so on behalf of the Landlord.

Section 10.          All notices hereunder shall be in writing and sent by certified mail (return receipt requested), overnight mail or facsimile (with a copy to be sent by certified or overnight mail), to the other party at the address set forth on the signature page hereto or at such other address as such other party shall otherwise designate in accordance with this paragraph.

Section 11.          This Waiver is governed by the laws of the state in which the Premises are located, without regard to the conflict of laws provisions.  The Landlord agrees that any legal action or proceeding with respect to any of its obligations under this Waiver may be brought by the Collateral Trustee in any state or federal court located in the State of New York.  By its execution and delivery of this Waiver, the Landlord submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts.  The Landlord waives any claim that the State of New York is not a convenient forum or the proper venue for any such action or proceeding.

Section 12.          WAIVER OF SPECIAL DAMAGES.  THE LANDLORD WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE LANDLORD MAY HAVE TO CLAIM OR RECOVER FROM THE AGENT OR ANY LENDER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

Section 13.          JURY WAIVER.  THE LANDLORD AND THE AGENT HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN THE LANDLORD AND THE AGENT IN ANY WAY RELATED TO THIS WAIVER.

Section 14.          This Waiver shall continue in full force and affect until the indefeasible payment in full of all Obligations.

This Waiver is executed and delivered by the Landlord as of the date first written above.

[LANDLORD]
By:
Name:
Title:
Notice Address:

Attention:
Facsimile:

For purposes of this Waiver, the “Premises” means the real property commonly known as:

[_______________]

Accepted and agreed to on [_________] by:

[COMPANY]

By:
Name:
Title:

WELLS FARGO BANK, N.A.,
as Collateral Trustee for the Secured Parties

By:
Name:
Title:

Notice Address:

Attention:
Facsimile:

EXHIBIT F

FORM OF INTERCREDITOR AGREEMENT

F-1

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”), is dated as of March 11, 2010, and entered into by and among HAIGHTS CROSS OPERATING COMPANY (the “Company”), WELLS FARGO BANK, N.A., in its capacity as Collateral Trustee for the First Lien Obligations (as defined below), including its successors and assigns from time to time (the “First Lien Collateral Trustee”), and WELLS FARGO BANK, N.A., in its capacity as Collateral Trustee for the Second Lien Obligations (as defined below), including its successors and assigns from time to time (the “Second Lien Collateral Trustee”).  Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

The Company has executed and delivered that certain Indenture dated the date hereof with Wells Fargo Bank, N.A. (in such capacity and, together with its successors and assigns, the “First Lien Trustee”), to provide for the issuance from time to time of its Floating Rate Senior Secured Notes due 2013 (the “First Lien Notes”) to be issued in one or more series pursuant to the terms thereof (such Indenture, as amended, restated, supplemented, modified, replaced or refinanced from time to time, the “First Lien Indenture”);

The Company and Haights Cross Communications, Inc. (“Parent”) may enter into financing arrangements after the date hereof with certain lenders and agents party thereto providing for a revolving credit facility of up to $25 million (such credit agreement, if entered into, and as amended, restated, supplemented, modified, replaced or refinanced from time to time, being referred to herein as the “First Lien Credit Agreement”);

The Company has executed and delivered that certain Indenture dated the date hereof with Wells Fargo Bank, N.A. (in such capacity and, together with its successors and assigns, the “Second Lien Trustee”), to provide for the issuance from time to time of its Floating Rate Second Priority Secured Subordinated Notes due 2014 (the “Second Lien Notes”) to be issued in one or more series pursuant to the terms thereof (such Indenture, as amended, restated, supplemented, modified, replaced or refinanced from time to time, the “Second Lien Indenture”);

Pursuant to (i) each of the First Lien Credit Agreement (if and when entered into) and the First Lien Indenture, Parent has agreed to guaranty the First Lien Obligations (the “First Lien Parent Guaranty”) and Parent and the Company have agreed to cause certain current and future Subsidiaries to agree to guaranty the First Lien Obligations (the “First Lien Subsidiary Guaranty”) and (ii) the Second Lien Indenture, Parent has agreed to guaranty the Second Lien Obligations (the “Second Lien Parent Guaranty”) and Parent and the Company have agreed to cause certain current and future Subsidiaries to agree to guaranty the Second Lien Obligations (the “Second Lien Subsidiary Guaranty”);

The obligations of the Company under each of the First Lien Indenture, the First Lien Credit Agreement and any Hedge Agreements with a Lender Counterparty, the obligations of Parent under the First Lien Parent Guaranty and the obligations of the Subsidiary guarantors under the First Lien Subsidiary Guaranty will be secured on a first priority basis by liens on substantially all the assets of the Company, Parent and the Subsidiary guarantors (such current and future Subsidiaries of the Company providing a guaranty thereof, the “Guarantor Subsidiaries”), respectively, pursuant to the terms of the First Lien Collateral Documents;

The obligations of the Company under the Second Lien Indenture, the obligations of Parent under the Second Lien Parent Guaranty and the obligations of the Guarantor Subsidiaries under the Second Lien Subsidiary Guaranty will be secured on a second priority basis by liens on substantially all the assets of the Company, Parent and the Guarantor Subsidiaries, respectively, pursuant to the terms of the Second Lien Collateral Documents;

The First Lien Obligation Documents (as defined below) and the Second Lien Note Documents (as defined below) provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

In order to induce the First Lien Collateral Trustee and the First Lien Claimholders to consent to the Grantors incurring the Second Lien Obligations and to induce the First Lien Claimholders to purchase the First Lien Notes and to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Grantor, the Second Lien Collateral Trustee has agreed on behalf of the Second Lien Claimholders to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.   Definitions.

1.1           Defined Terms.  As used in the Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, a Person shall be deemed to “control” or be “controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person, whether through ownership of equity interests, by contract or otherwise.

“Agreement” means this Intercreditor Agreement, as amended, restated, renewed, extended, supplemented or otherwise modified from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Cap Amount” has the meaning assigned to that term within the definition of “First Lien Obligations.”

“Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, constituting both First Lien Collateral and Second Lien Collateral.

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“Company” has the meaning assigned to that term in the Preamble to this Agreement.

“Comparable Second Lien Collateral Document” means, in relation to any Collateral subject to any Lien created under any First Lien Collateral Document, the Second Lien Note Document that creates a Lien on the same Collateral, granted by the same Grantor.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Parent’ and its Subsidiaries’ operations and not for speculative purposes.

“DIP Financing” has the meaning assigned to that term in Section 6.1.

“Discharge of First Lien Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a)           payment in full in cash or other settlement acceptable to the First Lien Claimholders of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) on all Indebtedness outstanding under the First Lien Obligation Documents and constituting First Lien Obligations;

(b)           payment in full in cash or other settlement acceptable to the First Lien Claimholders of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid;

(c)           termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations; and

(d)           termination or cash collateralization (in an amount and manner reasonably satisfactory to the First Lien Collateral Trustee, but in no event greater than 103% of the aggregate undrawn face amount) of all letters of credit issued under the First Lien Obligation Documents and constituting First Lien Obligations.

“Disposition” has the meaning assigned to that term in Section 5.1(a)(2).

“First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including the First Lien Noteholders, the First Lien Lenders and the agents and trustees under the First Lien Obligation Documents.

“First Lien Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any First Lien Obligations.

“First Lien Collateral Trustee” has the meaning assigned to that term in the Recitals to this Agreement.

“First Lien Collateral Documents” means the Collateral Documents (as defined in the First Lien Credit Agreement) and the Security Documents (as defined in the First Lien Indenture) and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.

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“First Lien Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“First Lien Indenture” has the meaning assigned to that term in the Recitals to this Agreement.

“First Lien Parent Guaranty” has the meaning assigned to that term in the Recitals to this Agreement.

“First Lien Lenders” means the “Lenders” under and as defined in the First Lien Obligation Documents.

“First Lien Loan Documents” means the First Lien Credit Agreement and the Credit Documents (or those loan documents described by an analogous term in the First Lien Credit Agreement, in any case, as defined in the First Lien Credit Agreement), including Hedge Agreements entered into with a Lender Counterparty, and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations, including any intercreditor or joinder agreement among holders of First Lien Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“First Lien Mortgages” means a collective reference to each mortgage, deed of trust and other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any First Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“First Lien Note Documents” means the First Lien Indenture, the First Lien Notes, and the Note Documents (as defined in the First Lien Indenture) and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations, including any intercreditor or joinder agreement among holders of First Lien Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“First Lien Noteholders” means the Holders, as defined in the First Lien Indenture.

“First Lien Obligations” means all Obligations outstanding under the First Lien Credit Agreement, the First Lien Indenture, the First Lien Notes and the other First Lien Obligation Documents, including Hedge Agreements entered into with any Lender Counterparty.  Without limiting the generality of the foregoing, “First Lien Obligations” shall include all interest accrued or accruing (or that would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First Lien Obligation Document, whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

Notwithstanding the foregoing, if the sum of: (1) Indebtedness for borrowed money constituting principal outstanding under the First Lien Credit Agreement and the other First Lien Obligation Documents plus (2) the aggregate face amount of any letters of credit issued but not reimbursed under the First Lien Credit Agreement plus (3) the aggregate principal amount of issued and outstanding First Lien Notes, is in excess of $125,000,000 in the aggregate (the “Cap Amount”), then only that portion of such Indebtedness and such aggregate face amount of letters of credit equal to the Cap Amount shall be included in First Lien Obligations, and interest and reimbursement obligations with respect to such Indebtedness and letters of credit shall constitute First Lien Obligations only to the extent related to Indebtedness and face amounts of letters of credit included in the First Lien Obligations.

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“First Lien Obligation Documents” means the First Lien Loan Documents and the First Lien Note Documents.

“First Lien Subsidiary Guaranty” has the meaning assigned to that term in the Recitals to this Agreement.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States or a foreign entity or government.

“Grantors” means the Company, Parent, each of the Guarantor Subsidiaries and each other Person that has or may from time to time hereafter execute and deliver a First Lien Collateral Document or a Second Lien Collateral Document as a “Grantor” (or the equivalent thereof).

“Guarantor Subsidiaries” has the meaning set forth in the Recitals to this Agreement.

“Hedge Agreements” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty in order to satisfy the requirements of the First Lien Credit Agreement or otherwise in the ordinary course of Holding’s or any of its Subsidiaries’ businesses.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Hedge Agreements.

“Indebtedness” means and includes all Obligations that constitute “Indebtedness” within the meaning of the First Lien Credit Agreement, the First Lien Indenture or the Second Lien Indenture, as applicable.

“Insolvency or Liquidation Proceeding” means:

(a)           any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b)           any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, with respect to any Grantor or with respect to a material portion of its assets;

(c)           any liquidation, dissolution, reorganization or winding up of any Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d)           any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement that, in each case, is for the purpose of hedging the interest rate exposure associated with Parent’ and its Subsidiaries’ operations and not for speculative purposes.

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“Lender Counterparty” means the lead arranger and each First Lien Lender or any Affiliate of a First Lien Lender counterparty to a Hedge Agreement (including any Person that is a First Lien Lender (and any Affiliate thereof) as of the closing date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be a First Lien Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with the First Lien Collateral Trustee.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and any lease in the nature thereof) and any option, trust, UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing.

“New Agent” has the meaning assigned to that term in Section 5.5.

“Obligations” means all obligations of every nature of each Grantor from time to time owed to any agent or trustee, the First Lien Claimholders, the Second Lien Claimholders or any of them or their respective Affiliates, in each case under the First Lien Obligation Documents, the Second Lien Note Documents or Hedge Agreements, whether for principal, interest or payments for early termination of Interest Rate Agreements, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing.

“Parent” has the meaning set forth in the Recitals to this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged Collateral” has the meaning set forth in Section 5.4.

“Recovery” has the meaning set forth in Section 6.5.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness in exchange or replacement for, such Indebtedness in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at that time, including the Second Lien Noteholders and the agents and trustees under the Second Lien Note Documents.

“Second Lien Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Second Lien Obligations.

“Second Lien Collateral Trustee” has the meaning assigned to that term in the Preamble of this Agreement.

“Second Lien Collateral Documents” means the Security Documents (as defined in the Second Lien Indenture) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed.

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“Second Lien Indenture” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Lien Noteholders” means the Holders under and as defined in the Second Lien Indenture.

“Second Lien Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Second Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

 “Second Lien Note Documents” means the Second Lien Indenture, the Second Lien Notes, and the Note Documents (as defined in the Second Lien Indenture) and each of the other agreements, documents and instruments providing for or evidencing any other Second Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any Second Lien Obligations, including any intercreditor or joinder agreement among holders of Second Lien Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“Second Lien Obligations” means all Obligations outstanding under the Second Lien Indenture and the other Second Lien Note Documents.  Without limiting the generality of the foregoing, “Second Lien Obligations” shall include all interest accrued or accruing (or that would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Second Lien Note Document, whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Second Lien Parent Guaranty” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Lien Subsidiary Guaranty” has the meaning assigned to that term in the Recitals to this Agreement.

“Standstill Period” has the meaning set forth in Section 3.1.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

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1.2           Terms Generally.  The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise:

(a)           any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended;

(b)           any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c)           the words “herein,” “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d)           all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(e)           the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.   Lien Priorities.

2.1           Relative Priorities.  Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC or any other applicable law or the Second Lien Note Documents or any defect or deficiencies in or failure to perfect the Liens securing the First Lien Obligations or any other circumstance whatsoever, the Second Lien Collateral Trustee hereby agrees on behalf of itself and the Second Lien Claimholders that:

(a)           any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of the First Lien Collateral Trustee, any First Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Second Lien Obligations; and

(b)           any Lien on the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of the Second Lien Collateral Trustee, any Second Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Obligations.  All Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.

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2.2           Prohibition on Contesting Liens.  Each of the Second Lien Collateral Trustee agrees for itself and on behalf of each Second Lien Claimholder and the First Lien Collateral Trustee agrees for itself and on behalf of each First Lien Claimholder that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Claimholders in the First Lien Collateral or by or on behalf of any of the Second Lien Claimholders in the Second Lien Collateral, as the case may be, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Collateral Trustee or any First Lien Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1.

2.3           No New Liens.  So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the parties hereto agree that the Company shall not, and shall not permit any other Grantor to:

(a)           grant or permit any additional Liens on any asset or property to secure any Second Lien Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure the First Lien Obligations; or

(b)           grant or permit any additional Liens on any asset or property to secure any First Lien Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the Second Lien Obligations.

To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Collateral Trustee and/or the First Lien Claimholders, the Second Lien Collateral Trustee agrees on behalf of Second Lien Claimholders that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.  In addition, for the avoidance of doubt, to the extent that the foregoing provisions are not complied with and the First Lien Claimholders receive amounts pursuant to or as a result of Liens granted in contravention of this Section 2.3 that under the terms of this Agreement should be applied to the Second Lien Obligations under Section 4.1, the First Lien Collateral Trustee agrees on behalf of the First Lien Claimholders that any such amounts shall be subject to Section 4.1.

2.4           Similar Liens and Agreements.  The parties hereto agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical.  In furtherance of the foregoing and of Section 8.9, the parties hereto agree, subject to the other provisions of this Agreement:

(a)           upon request by the First Lien Collateral Trustee or the Second Lien Collateral Trustee, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Obligation Documents and the Second Lien Note Documents; and

(b)           that the documents and agreements creating or evidencing the First Lien Collateral and the Second Lien Collateral and guarantees for the First Lien Obligations and the Second Lien Obligations, subject to Section 5.3(d), shall be in all material respects the same forms of documents, other than with respect to the first lien and the second lien nature of the Obligations thereunder.

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SECTION 3.   Enforcement.

3.1           Exercise of Remedies.  (a)  Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Second Lien Collateral Trustee and the Second Lien Claimholders:

(1)           will not exercise or seek to exercise any rights or remedies with respect to any Collateral (including the exercise of any right of setoff or any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Second Lien Collateral Trustee or any Second Lien Claimholder is a party) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided, however, that the Second Lien Collateral Trustee may exercise any or all such rights or remedies after the passage of a period of at least 120 days has elapsed since the later of: (i) the date on which the Second Lien Collateral Trustee declares the existence of any Event of Default under any Second Lien Note Documents and demands the repayment of all the principal amount of any Second Lien Obligations; and (ii) the date on which the First Lien Collateral Trustee receives notice from the Second Lien Collateral Trustee of such declarations of an Event of Default (the “Standstill Period”); and provided further that, notwithstanding anything herein to the contrary, in no event shall the Second Lien Collateral Trustee or any Second Lien Claimholder exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, the First Lien Collateral Trustee or First Lien Claimholders shall have commenced and be diligently pursuing the exercise of their rights or remedies with respect to all or any material portion of the Collateral (prompt notice of such exercise to be given to the Second Lien Collateral Trustee);

(2)           will not contest, protest or object to any foreclosure proceeding or action brought by the First Lien Collateral Trustee or any First Lien Claimholder or any other exercise by the First Lien Collateral Trustee or any First Lien Claimholder of any rights and remedies relating to the Collateral under the First Lien Obligation Documents or otherwise; and

(3)           subject to their rights under clause (a)(1) above and except as may be permitted in Section 3.1(c), will not object to the forbearance by the First Lien Collateral Trustee or the First Lien Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral;

provided that, in the case of (1), (2) and (3) above, the Liens granted to secure the Second Lien Obligations of the Second Lien Claimholders shall attach to any proceeds resulting from actions taken by the First Lien Collateral Trustee or any First Lien Claimholder in accordance with this Agreement after application of such proceeds to the extent necessary to meet the requirements of a Discharge of First Obligations.

(b)           Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, subject to Section 3.1(a)(1), the First Lien Collateral Trustee and the First Lien Claimholders shall have the right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Second Lien Collateral Trustee or any Second Lien Claimholder; provided that the Lien securing the Second Lien Obligations shall remain on the proceeds of such Collateral released or disposed of subject to the relative priorities described in Section 2.  In exercising rights and remedies with respect to the Collateral, the First Lien Collateral Trustee and the First Lien Claimholders may enforce the provisions of the First Lien Obligation Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.

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(c)           Notwithstanding the foregoing, the Second Lien Collateral Trustee and any Second Lien Claimholder may:

(1)           file a claim or statement of interest with respect to the Second Lien Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor;

(2)           take any action (not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations or the rights of any First Lien Collateral Trustee or the First Lien Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;

(3)           file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Claimholders, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(4)           file any pleadings, objections, motions or agreements that assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement;

(5)           vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement with respect to the Second Lien Obligations and the Collateral; and

(6)           exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(1).

The Second Lien Collateral Trustee agrees on behalf of itself and the Second Lien Claimholders that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any Collateral in its capacity as a creditor in violation of this Agreement.  Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Sections 3.1(a), 6.3(b) and this Section 3.1(c), the sole right of the Second Lien Collateral Trustee and the Second Lien Claimholders with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Lien Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.

(d)           Subject to Sections 3.1(a) and (c) and Section 6.3(b):

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(1)           the Second Lien Collateral Trustee agrees for itself and on behalf of the Second Lien Claimholders that the Second Lien Collateral Trustee and the Second Lien Claimholders will not take any action that would hinder any exercise of remedies under the First Lien Obligation Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise;

(2)           the Second Lien Collateral Trustee hereby waives for itself and on behalf of the Second Lien Claimholders any and all rights it or the Second Lien Claimholders may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Collateral Trustee or the First Lien Claimholders seek to enforce or collect the First Lien Obligations or the Liens securing the First Lien Obligations granted in any of the First Lien Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the First Lien Collateral Trustee or First Lien Claimholders is adverse to the interest of the Second Lien Claimholders; and

(3)           the Second Lien Collateral Trustee hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Lien Collateral Documents or any other Second Lien Note Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the First Lien Collateral Trustee or the First Lien Claimholders with respect to the Collateral as set forth in this Agreement and the First Lien Obligation Documents.

(e)           Except as otherwise specifically set forth in Sections 3.1(a) and (d), the Second Lien Collateral Trustee and the Second Lien Claimholders may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of the Second Lien Note Documents and applicable law; provided that, in the event that any Second Lien Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) as the other Liens securing the Second Lien Obligations are subject to this Agreement.

(f)           Nothing in this Agreement shall prohibit the receipt by the Second Lien Collateral Trustee or any Second Lien Claimholders of the required payments of interest, principal and other amounts owed in respect of the Second Lien Obligations that are otherwise permitted to be paid under the First Lien Obligations Documents so long as such receipt is not the direct or indirect result of the exercise by the Second Lien Collateral Trustee or any Second Lien Claimholders of rights or remedies as a secured creditor (including set-off) or enforcement in contravention of this Agreement of any Lien held by any of them.  Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Collateral Trustee or the First Lien Claimholders may have with respect to the First Lien Collateral.

SECTION 4.   Payments.

4.1           Application of Proceeds.  So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by the First Lien Collateral Trustee or First Lien Claimholders shall be applied by the First Lien Collateral Trustee to the First Lien Obligations in such order as specified in the relevant First Lien Obligation Documents.  Upon the Discharge of First Lien Obligations, the First Lien Collateral Trustee shall deliver to the Second Lien Collateral Trustee any Collateral and proceeds of Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by the Second Lien Collateral Trustee to the Second Lien Obligations in such order as specified in the Second Lien Collateral Documents.  Notwithstanding the foregoing, the Second Lien Claimholders are permitted to receive any reasonable amendment or waiver fees prior to the Discharge of First Lien Obligations to the extent that the First Lien Claimholders have also received such fees.

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4.2           Payments Over in Violation of Agreement.  So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or proceeds thereof (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3) received by the Second Lien Collateral Trustee or any Second Lien Claimholders in connection with the exercise of any right or remedy (including set-off) relating to the Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the First Lien Collateral Trustee for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  The First Lien Collateral Trustee is hereby authorized to make any such endorsements as agent for the Second Lien Collateral Trustee or any such Second Lien Claimholders.  This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

SECTION 5.   Other Agreements.

5.1           Releases.  (a)  If, in connection with the exercise of the First Lien Collateral Trustee’s remedies in respect of the Collateral provided for in Section 3.1, the First Lien Collateral Trustee releases for itself or on behalf of any of the First Lien Claimholders any of its Liens on any part of the Collateral or releases any Grantor from its obligations under its guaranty of the First Lien Obligations in connection with the sale of the stock or substantially all the assets of such Grantor, then the Liens, if any, of the Second Lien Collateral Trustee for itself or for the benefit of the Second Lien Claimholders on such Collateral and the obligations of such Grantor under its guaranty of the Second Lien Obligations shall be automatically, unconditionally and simultaneously released; provided, that the First Lien Collateral Trustee shall provide written notice of any such release to the Second Lien Collateral Trustee at least 10 Business Days prior to the date of such release.  The Second Lien Collateral Trustee shall promptly execute and deliver to the First Lien Collateral Trustee or such Grantor for itself and on behalf of any such Second Lien Claimholders such termination statements, releases and other documents as the First Lien Collateral Trustee or such Grantor may request to effectively confirm such release.

(b)           If in connection with any sale, lease, exchange, transfer or other disposition of any Collateral (collectively, a “Disposition”) permitted under the terms of both the First Lien Obligation Documents and the Second Lien Note Documents (other than in connection with the exercise of the First Lien Collateral Trustee’s remedies in respect of the Collateral provided for in Section 3.1), the First Lien Collateral Trustee releases for itself or on behalf of any of the First Lien Claimholders any of its Liens on any part of the Collateral, or releases any Grantor from its obligations under its guaranty of the First Lien Obligations in connection with the sale of the stock, or substantially all the assets, of such Grantor, in each case other than (A) in connection with the Discharge of First Lien Obligations and (B) after the occurrence and during the continuance of any Event of Default under the Second Lien Indenture, then the Liens, if any, of the Second Lien Collateral Trustee for itself or for the benefit of the Second Lien Claimholders on such Collateral and the obligations of such Grantor under its guaranty of the Second Lien Obligations shall be automatically, unconditionally and simultaneously released; provided, that the First Lien Collateral Trustee shall provide written notice of any such release to the Second Lien Collateral Trustee at least 10 Business Days prior to the date of such release.  The Second Lien Collateral Trustee shall promptly execute and deliver to the First Lien Collateral Trustee or such Grantor for itself and on behalf of any such Second Lien Claimholders such termination statements, releases and other documents as the First Lien Collateral Trustee or such Grantor may request to effectively confirm such release.

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(c)           Until the Discharge of First Lien Obligations occurs, the Second Lien Collateral Trustee for itself and on behalf of the Second Lien Claimholders hereby irrevocably constitutes and appoints the First Lien Collateral Trustee and any officer or agent of the First Lien Collateral Trustee, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second Lien Collateral Trustee or such holder or in the First Lien Collateral Trustee’s own name, from time to time in the First Lien Collateral Trustee’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.

(d)           Until the Discharge of First Lien Obligations occurs, to the extent that the First Lien Collateral Trustee or the First Lien Claimholders (i) have released any Lien on Collateral or any Grantor from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (ii) obtain any new liens or additional guarantees from any Grantor, then the Second Lien Collateral Trustee shall be granted a Lien on any such Collateral for itself and for the Second Lien Claimholders, subject to the lien subordination provisions of this Agreement, or an additional guaranty, as the case may be.

(e)           In the event that the principal amount of funded and/or issued First Lien Obligations plus the aggregate face amount of letters of credit, if any, issued under the First Lien Credit Agreement and not reimbursed plus the aggregate principal amount of unfunded commitments under the First Lien Credit Agreement (collectively, the “First Lien Obligations Amount”), at any date of determination no longer constitute at least 15% of the sum of (i) the First Lien Obligations Amount and (ii) the principal amount of issued Second Lien Obligations (collectively, the “Second Lien Obligations Amount”), then any agreement provided for in Section 5.1(a) and (b) above (except for releases given in connection with a Disposition permitted under the First Lien Obligation Documents and the Second Lien Note Documents) shall require the consent of First Lien Claimholders and Second Lien Claimholders representing in the aggregate more than 50% of the sum of (i) the First Lien Obligations Amount and (ii) the Second Lien Obligations Amount.

5.2           Insurance.  Unless and until the Discharge of First Lien Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the First Lien Obligation Documents, the First Lien Collateral Trustee and the First Lien Claimholders shall have the sole and exclusive right to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral.  Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the First Lien Obligation Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of the Collateral and to the extent required by the First Lien Obligation Documents shall be paid to the First Lien Collateral Trustee for the benefit of the First Lien Claimholders pursuant to the terms of the First Lien Obligation Documents (including, without limitation, for purposes of cash collateralization of letters of credit) and thereafter, to the extent no First Lien Obligations are outstanding, to the Second Lien Collateral Trustee for the benefit of the Second Lien Claimholders to the extent required under the Second Lien Collateral Documents and then, to the extent no Second Lien Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct.  Until the Discharge of First Lien Obligations has occurred, if the Second Lien Collateral Trustee or any Second Lien Claimholders shall at any time receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the First Lien Collateral Trustee in accordance with the terms of Section 4.2.

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5.3           Amendments to First Lien Obligation Documents and Second Lien Note Documents.  The First Lien Obligation Documents may be amended, supplemented or otherwise modified in accordance with their terms and the First Lien Credit Agreement and First Lien Notes may be Refinanced, in each case, upon 10 Business Days prior written notice to the Second Lien Collateral Trustee (but without the consent of the Second Lien Collateral Trustee or the Second Lien Claimholders), all without affecting the lien subordination or other provisions of this Agreement; provided, however, that the holders of such Refinancing debt bind themselves in a writing addressed to the Second Lien Collateral Trustee and the Second Lien Claimholders to the terms of this Agreement; and provided further that any such amendment, supplement, modification or Refinancing shall not, without the consent of the Second Lien Collateral Trustee:

(1)           increase the sum of (without duplication) (A) the then outstanding aggregate principal amount of the First Lien Credit Agreement, (B) the aggregate amount of Revolving Commitments under the First Lien Credit Agreement, (C) the aggregate face amount of any letters of credit issued under the First Lien Credit Agreement and not reimbursed and (D) the aggregate principal amount of First Lien Notes to an amount in excess of the Cap Amount;

(2)           increase (a) the “Applicable Margin” or similar component of the interest rate or yield provisions applicable to the First Lien Obligations by more than 3% per annum (excluding increases (A) resulting from application of any pricing grid set forth in the First Lien Credit Agreement as in effect on the closing date therefor or (B) resulting from the accrual of interest at the default rate) or (b) the default interest rate applicable to the First Lien Obligations; provided, that, for the avoidance of doubt, amendments or modifications providing for LIBOR floors or interest payable in kind shall not be restricted hereunder;

(3)           extend the scheduled maturity of the First Lien Credit Agreement, the First Lien Notes or any Refinancing thereof beyond the scheduled maturity of the Second Lien Notes or any Refinancing thereof;

(4)           reduce the principal amount of Second Lien Notes permitted in the First Lien Obligations Documents as of the date hereof; or

(5)           contravene the provisions of this Agreement.

(b)           Without the prior written consent of the First Lien Collateral Trustee, no Second Lien Note Document may be Refinanced, amended, supplemented or otherwise modified or entered into to the extent such Refinancing, amendment, supplement or modification, or the terms of any new Second Lien Note Document, would:

(1)           increase the principal amount of the Second Lien Notes in excess of the amount permitted under the First Lien Obligation Documents;

(2)           increase (a) the “Applicable Margin” or similar component of the interest rate or yield provisions applicable to the Second Lien Obligations by more than 3% per annum (excluding increases resulting from the accrual of interest at the default rate) or (b) the default interest rate applicable to the Second Lien Obligations; provided, that, for the avoidance of doubt, amendments or modifications providing for LIBOR floors or interest payable in kind shall not be restricted hereunder;

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(3)           change any default or Event of Default thereunder in a manner adverse to any First Lien Claimholder (other than to eliminate any such Event of Default or increase any grace period related thereto or otherwise make such Event of Default or condition less restrictive or burdensome on the Company); provided, that if any default or Event of Default is made more restrictive or onerous on the Company under the First Lien Obligations Documents, the Second Lien Claimholders will be offered the opportunity to make corresponding modifications to the Second Lien Note Documents subject to preservation of applicable cushions such that any resulting modifications to the Second Lien Note Documents will be less restrictive or onerous on the Company than the corresponding modifications in the First Lien Obligations Documents.

(4)           change (to earlier dates) any dates upon which payments of principal or interest are due thereon;

(5)           change the prepayment provisions thereof;

(6)           increase materially the obligations of the obligor thereunder or to confer any additional material rights on the noteholders under the Second Lien Indenture (or a representative on their behalf) that would be adverse to any First Lien Claimholder; provided, that if any such obligations are increased or any such additional rights are conferred under the First Lien Obligations Documents, the Second Lien Claimholders will be offered the opportunity to make corresponding modifications to the Second Lien Note Documents subject to preservation of applicable cushions such that any resulting modifications to the Second Lien Note Documents will be less restrictive or onerous on the Company than the corresponding modifications in the First Lien Obligations Documents; or

(7)           contravene the provisions of this Agreement.

The Second Lien Notes may be Refinanced to the extent the terms and conditions of such Refinancing debt meet the requirements of this Section 5.3(b), the average life to maturity thereof is greater than or equal to that of the Second Lien Notes and the holders of such Refinancing debt bind themselves in a writing addressed to the First Lien Collateral Trustee and the First Lien Claimholders to the terms of this Agreement.

The Second Lien Collateral Trustee shall provide at least 10 Business Days prior written notice of any amendment, supplement, modification or Refinancing of the Second Lien Note Documents to the First Lien Collateral Trustee.

(c)           The Company agrees that each Second Lien Collateral Document shall include the following language (or language to similar effect approved by the First Lien Collateral Trustee):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Lien Collateral Trustee pursuant to this Agreement and the exercise of any right or remedy by the Second Lien Collateral Trustee hereunder are subject to the provisions of the Intercreditor Agreement, dated as of March 11, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among HAIGHTS CROSS OPERATING COMPANY, WELLS FARGO BANK, N.A., as First Lien Collateral Trustee, and WELLS FARGO BANK, N.A., as Second Lien Collateral Trustee, and certain other persons party or that may become party thereto from time to time.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

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In addition, the Company agrees that each Second Lien Mortgage covering any Collateral shall contain such other language as the First Lien Collateral Trustee may reasonably request to reflect the subordination of such Second Lien Mortgage to the First Lien Collateral Document covering such Collateral.

(d)           In the event any First Lien Collateral Trustee or the First Lien Claimholders and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the First Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Collateral Document or changing in any manner the rights of the First Lien Collateral Trustee, such First Lien Claimholders, the Company or any other Grantor thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Second Lien Collateral Document without the consent of the Second Lien Collateral Trustee or the Second Lien Claimholders and without any action by the Second Lien Collateral Trustee, the Company or any other Grantor; provided that:

(1)           no such amendment, waiver or consent shall have the effect of:

(A)           removing or releasing assets subject to the Lien of the Second Lien Collateral Documents, except to the extent that a release of such Lien is permitted or required by Section 5.1 of this Agreement and provided that there is a corresponding release of the Liens securing the First Lien Obligations;

(B)           imposing duties on the Second Lien Collateral Trustee without its consent;

(C)           permitting other Liens on the Collateral not permitted under the terms of the Second Lien Note Documents or Section 6; or

(D)           being prejudicial to the interests of the Second Lien Claimholders to a greater extent than the First Lien Claimholders; and

(2)           notice of such amendment, waiver or consent shall have been given to the Second Lien Collateral Trustee within ten (10) Business Days after the effective date of such amendment, waiver or consent.

(e)           Any amendment, waiver or modification entered into in contravention of this Section 5.3 shall be null and void and without effect.

5.4           Bailee for Perfection.  (a)  The First Lien Collateral Trustee agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as Collateral Trustee for the First Lien Claimholders and as bailee for the Second Lien Collateral Trustee (such bailment being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the First Lien Obligation Documents and the Second Lien Note Documents, respectively, subject to the terms and conditions of this Section 5.4.

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(b)           The First Lien Collateral Trustee shall have no obligation whatsoever to the First Lien Claimholders, the Second Lien Collateral Trustee or any Second Lien Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4.  The duties or responsibilities of the First Lien Collateral Trustee under this Section 5.4 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in paragraph (d) below.

(c)           The First Lien Collateral Trustee acting pursuant to this Section 5.4 shall not have by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of the First Lien Claimholders, the Second Lien Collateral Trustee or any Second Lien Claimholder.

(d)           Upon the Discharge of First Lien Obligations under the First Lien Obligation Documents to which the First Lien Collateral Trustee is a party, the First Lien Collateral Trustee shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, first, to the Second Lien Collateral Trustee to the extent any Second Lien Obligations remain outstanding, and second, to the Company to the extent no First Lien Obligations or Second Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral).  The First Lien Collateral Trustee further agrees to take all other action reasonably requested by the Second Lien Collateral Trustee in connection with the Second Lien Collateral Trustee obtaining a first-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct.

(e)           Subject to the terms of this Agreement, so long as the Discharge of First Lien Obligations has not occurred, the First Lien Collateral Trustee shall be entitled to deal with the Pledged Collateral or Collateral within its “control” in accordance with the terms of this Agreement and other First Lien Obligation Documents as if the Liens of the Second Lien Collateral Trustee and Second Lien Claimholders did not exist.

5.5           When Discharge of First Lien Obligations Deemed to Not Have Occurred.  If concurrently with the Discharge of First Lien Obligations, the Company thereafter enters into any Refinancing of any First Lien Obligation Document evidencing a First Lien Obligation, which Refinancing is permitted by the Second Lien Note Documents, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and, from and after the date on which the New First Lien Debt Notice is delivered to the Second Lien Collateral Trustee in accordance with the next sentence, the obligations under such Refinancing of the First Lien Obligation Document shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the First Lien Collateral Trustee under such First Lien Obligation Document shall be the First Lien Collateral Trustee for all purposes of this Agreement.  Upon receipt of a notice (the “New First Lien Debt Notice”) stating that the Company has entered into a new First Lien Obligation Document (which notice shall include the identity of the new first lien Collateral Trustee, such agent, the “New Agent”), the Second Lien Collateral Trustee shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New Agent shall reasonably request in order to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral).  The New Agent shall agree in a writing addressed to the Second Lien Collateral Trustee and the Second Lien Claimholders to be bound by the terms of this Agreement.  If the new First Lien Obligations under the new First Lien Obligation Documents are secured by assets of the Grantors constituting Collateral that do not also secure the Second Lien Obligations, then the Second Lien Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Second Lien Collateral Documents and this Agreement.

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5.6           Purchase Right.

Without prejudice to the enforcement of the First Lien Claimholders’ remedies, the First Lien Claimholders agree at any time following either an acceleration of the First Lien Obligations in accordance with the terms of the First Lien Obligation Documents or the expiration of the Standstill Period in accordance with the terms of this Agreement, any one or more of the Second Lien Claimholders shall have the right to purchase the entire aggregate amount of outstanding First Lien Obligations (including unfunded commitments under the First Lien Credit Agreement) at par plus accrued interest (without regard to any prepayment penalty or premium), without warranty or representation or recourse, on a pro rata basis across First Lien Claimholders.  This right shall be exercisable upon ten (10) Business Days prior written notice by such Second Lien Claimholders to each of the First Lien Collateral Trustee and the Second Lien Collateral Trustee that such Second Lien Claimholders intend to purchase the entire aggregate amount of outstanding First Lien Obligations.  Within twenty (20) Business Days of receipt of such notice by the First Lien Collateral Trustee and the Second Lien Collateral Trustee, the First Lien Claimholders and purchasing Second Lien Claimholders shall endeavor to close such purchase transaction pursuant to documentation mutually acceptable to each of the First Lien Collateral Trustee and the Second Lien Collateral Trustee.

SECTION 6.   Insolvency or Liquidation Proceedings.

6.1           Finance Issues.  Until the Discharge of First Lien Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Collateral Trustee shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) on which the First Lien Collateral Trustee or any other creditor has a Lien or to permit the Company or any other Grantor to obtain financing, whether from the First Lien Claimholders or any other Person, under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then the Second Lien Collateral Trustee agrees on behalf of itself and the Second Lien Claimholders that it will raise no objection to such Cash Collateral use or DIP Financing so long as such Cash Collateral use or DIP Financing is (i) on commercially reasonable terms, (ii) the Second Lien Collateral Trustee and the Second Lien Claimholders retain the right to object to any ancillary agreements or arrangements regarding the Cash Collateral use or the DIP Financing that are materially prejudicial to their interests and (iii) the DIP Financing (a) does not compel the Company to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document or (b) the DIP Financing documentation or Cash Collateral order does not expressly require the liquidation of the Collateral prior to a default under the DIP Financing documentation or Cash Collateral order.  To the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with a DIP Financing that meets the requirements of clauses (i) through (iii) above, the Second Lien Collateral Trustee will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the First Lien Collateral Trustee or to the extent permitted by Section 6.3).

6.2           Relief from the Automatic Stay.  Until the Discharge of First Lien Obligations has occurred, the Second Lien Collateral Trustee agrees on behalf of itself and the Second Lien Claimholders that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral without the prior written consent of the First Lien Collateral Trustee, unless a motion for adequate protection permitted under Section 6.3 has been denied by the Bankruptcy Court.

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6.3           Adequate Protection.  (a)  The Second Lien Collateral Trustee agrees on behalf of itself and the Second Lien Claimholders that none of them shall contest (or support any other Person contesting):

(1)           any request by the First Lien Collateral Trustee or the First Lien Claimholders for adequate protection; or

(2)           any objection by the First Lien Collateral Trustee or the First Lien Claimholders to any motion, relief, action or proceeding based on the First Lien Collateral Trustee or the First Lien Claimholders claiming a lack of adequate protection.

(b)           Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding the First Lien Collateral Trustee and/or the First Lien Claimholders shall not object:

(1)           if the First Lien Claimholders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then the Second Lien Collateral Trustee may seek or request on behalf of itself or any of the Second Lien Claimholders adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement; and

(2)           in the event the Second Lien Collateral Trustee seeks or requests on behalf of itself or any of the Second Lien Claimholders adequate protection in respect of the Second Lien Obligations and such adequate protection is granted in the form of additional collateral, then the Second Lien Collateral Trustee agrees on behalf of itself and the Second Lien Claimholders that the First Lien Collateral Trustee shall also be granted a senior Lien on such additional collateral as security for the First Lien Obligations and for any Cash Collateral use or DIP Financing provided by the First Lien Claimholders and that any Lien on such additional collateral securing the Second Lien Obligations shall be subordinated to the Lien on such collateral securing the First Lien Obligations and any such DIP Financing provided by the First Lien Claimholders (and all Obligations relating thereto) and to any other Liens granted to the First Lien Claimholders as adequate protection on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to such First Lien Obligations under this Agreement.  Except as otherwise expressly set forth in Section 6.1 or in connection with the exercise of remedies with respect to the Collateral, nothing herein shall limit the rights of the Second Lien Collateral Trustee or the Second Lien Claimholders to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

6.4           No Waiver.  Subject to Sections 3.1(a) and (d), nothing contained herein shall prohibit or in any way limit the First Lien Collateral Trustee or any First Lien Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Second Lien Collateral Trustee or any of the Second Lien Claimholders, including the seeking by the Second Lien Collateral Trustee or any Second Lien Claimholders of adequate protection or the asserting by the Second Lien Collateral Trustee or any Second Lien Claimholders of any of its rights and remedies under the Second Lien Note Documents or otherwise.

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6.5           Avoidance Issues.  If any First Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount paid in respect of the First Lien Obligations (a “Recovery”), then such First Lien Claimholders shall be entitled to a reinstatement of the First Lien Obligations with respect to all such recovered amounts.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.6           Reorganization Securities.  If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of the First Lien Obligations and on account of the Second Lien Obligations, then, unless otherwise provided for in a plan of reorganization or similar dispositive restructuring plan, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.7           Post-Petition Interest.  (a)  Neither the Second Lien Collateral Trustee nor any Second Lien Claimholder shall oppose or seek to challenge any claim by the First Lien Collateral Trustee or any First Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of any First Lien Claimholder’s Lien without regard to the existence of the Lien of the Second Lien Collateral Trustee on behalf of the Second Lien Claimholders on the Collateral.

(b)           Neither the First Lien Collateral Trustee nor any other First Lien Claimholder shall oppose or seek to challenge any claim by the Second Lien Collateral Trustee or any Second Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the Second Lien Collateral Trustee on behalf of the Second Lien Claimholders on the Collateral (after taking into account the First Lien Collateral).

6.8           Waiver.  The Second Lien Collateral Trustee waives for itself and on behalf of the Second Lien Claimholders any claim it may hereafter have against any First Lien Claimholder arising out of the election of any First Lien Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding.

6.9           Separate Grants of Security and Separate Classification.  The Second Lien Collateral Trustee acknowledges and agrees for itself and on behalf of the Second Lien Claimholders and the First Lien Collateral Trustee acknowledges and agrees for itself and on behalf of the First Lien Claimholders that:

(a)           the grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants of Liens; and

(b)           because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

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To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Claimholders and the Second Lien Claimholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Claimholders), the First Lien Claimholders shall be entitled to receive, in addition to amounts otherwise distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, including any additional interest payable pursuant to the First Lien Credit Agreement, arising from or related to a default, that is disallowed as a claim in any Insolvency or Liquidation Proceeding, before any distribution is made in respect of the claims held by the Second Lien Claimholders with respect to the Collateral, with the Second Lien Collateral Trustee hereby acknowledging and agreeing for itself and on behalf of the Second Lien Claimholders to turn over to the First Lien Collateral Trustee for itself and on behalf of the First Lien Claimholders amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence (with respect to the payment of post-petition interest), even if such turnover has the effect of reducing the claim or recovery of the Second Lien Claimholders).

SECTION 7.   Reliance; Waivers; Etc.

7.1           Reliance.  Other than any reliance on the terms of this Agreement, the First Lien Collateral Trustee acknowledges on behalf of itself and the First Lien Claimholders that it and the First Lien Claimholders have, independently and without reliance on the Second Lien Collateral Trustee or any Second Lien Claimholders, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such First Lien Obligation Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Lien Obligation Documents or this Agreement.  The Second Lien Collateral Trustee acknowledges on behalf of itself and the Second Lien Claimholders that it and the Second Lien Claimholders have, independently and without reliance on the First Lien Collateral Trustee or any First Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Note Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Note Documents or this Agreement.

7.2           No Warranties or Liability.  The First Lien Collateral Trustee acknowledges and agrees on behalf of itself and the First Lien Claimholders that each of the Second Lien Collateral Trustee and the Second Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Lien Note Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  Except as otherwise provided herein, the Second Lien Claimholders will be entitled to manage and supervise their respective notes, loans and extensions of credit under the Second Lien Note Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  Except as otherwise provided herein, the Second Lien Collateral Trustee acknowledges and agrees on behalf of itself and the Second Lien Claimholders that the First Lien Collateral Trustee and the First Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Obligation Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  Except as otherwise provided herein, the First Lien Claimholders will be entitled to manage and supervise their respective notes, loans and extensions of credit under their respective First Lien Obligation Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  The Second Lien Collateral Trustee and the Second Lien Claimholders shall have no duty to the First Lien Collateral Trustee or any of the First Lien Claimholders, and the First Lien Collateral Trustee and the First Lien Claimholders shall have no duty to the Second Lien Collateral Trustee or any of the Second Lien Claimholders, to act or refrain from acting in a manner that allows or results in the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the First Lien Obligation Documents and the Second Lien Note Documents), regardless of any knowledge thereof that they may have or be charged with.

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7.3           No Waiver of Lien Priorities.  (a)  No right of the First Lien Claimholders, the First Lien Collateral Trustee or any of them to enforce any provision of this Agreement or any First Lien Obligation Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any First Lien Claimholder or the First Lien Collateral Trustee, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Obligation Documents or any of the Second Lien Note Documents, regardless of any knowledge thereof that the First Lien Collateral Trustee or the First Lien Claimholders or any of them may have or be otherwise charged with.

(b)           Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the First Lien Obligation Documents and subject to the provisions of Section 5.3(a)), the First Lien Claimholders, the First Lien Collateral Trustee and any of them may, at any time and from time to time in accordance with the First Lien Obligation Documents and/or applicable law, without the consent of or notice to the Second Lien Collateral Trustee or any Second Lien Claimholders, without incurring any liabilities to the Second Lien Collateral Trustee or any Second Lien Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Lien Collateral Trustee or any Second Lien Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(1)           change the manner, place or terms of payment, change or extend the time of payment of or amend, renew, exchange, increase or alter the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty thereof or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First Lien Collateral Trustee or any of the First Lien Claimholders, the First Lien Obligations or any of the First Lien Obligation Documents; provided that any such increase in the First Lien Obligations shall not increase the sum of the Indebtedness constituting principal under the First Lien Credit Agreement, the First Lien Indenture and the face amount of any letters of credit issued under the First Lien Credit Agreement and not reimbursed to an amount in excess of the Cap Amount;

(2)           sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of the Company or any other Grantor to the First Lien Claimholders or the First Lien Collateral Trustee or any liability incurred directly or indirectly in respect thereof;

(3)           settle or compromise any First Lien Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order; and

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(4)           exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any First Lien Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the First Lien Claimholders or any liability incurred directly or indirectly in respect thereof.

(c)           Except as otherwise provided herein, the Second Lien Collateral Trustee also agrees on behalf of itself and the Second Lien Claimholders that the First Lien Claimholders and the First Lien Collateral Trustee shall have no liability to the Second Lien Collateral Trustee or any Second Lien Claimholders, and the Second Lien Collateral Trustee hereby waives on behalf of itself and the Second Lien Claimholders any claim against any First Lien Claimholder or the First Lien Collateral Trustee arising out of any and all actions that the First Lien Claimholders or the First Lien Collateral Trustee may take or permit or omit to take with respect to:

(1)           the First Lien Obligation Documents (other than this Agreement);

(2)           the collection of the First Lien Obligations; or

(3)           the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral.

The Second Lien Collateral Trustee agrees on behalf of itself and the Second Lien Claimholders that the First Lien Claimholders and the First Lien Collateral Trustee have no duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise.

(d)           Until the Discharge of First Lien Obligations, the Second Lien Collateral Trustee agrees on behalf of itself and the Second Lien Claimholders not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4           Obligations Unconditional.  All rights, interests, agreements and obligations of the First Lien Collateral Trustee and the First Lien Claimholders and the Second Lien Collateral Trustee and the Second Lien Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a)           any lack of validity or enforceability of any First Lien Obligation Documents or any Second Lien Note Documents;

(b)           except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of or in any other terms of all or any of the First Lien Obligations or Second Lien Obligations or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Obligation Document or any Second Lien Note Document;

(c)           except as otherwise expressly set forth in this Agreement, any change in any security interest in any Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guaranty thereof;

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(d)           the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e)           any other circumstances that otherwise might constitute a defense available to or a discharge of the Company or any other Grantor in respect of the First Lien Collateral Trustee, the First Lien Obligations, any First Lien Claimholder, the Second Lien Collateral Trustee, the Second Lien Obligations or any Second Lien Claimholder in respect of this Agreement.

SECTION 8.   Miscellaneous.

8.1           Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Obligation Documents or the Second Lien Note Documents, the provisions of this Agreement shall govern and control.

8.2           Effectiveness; Continuing Nature of this Agreement; Severability.  This Agreement shall become effective when executed and delivered by the parties hereto.  This is a continuing agreement of lien subordination and the First Lien Claimholders may continue, at any time and without notice to the Second Lien Collateral Trustee or any Second Lien Claimholder, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting First Lien Obligations in reliance hereon.  The Second Lien Collateral Trustee hereby waives on behalf of itself and the Second Lien Claimholders any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.  The terms of this Agreement shall survive and shall continue in full force and effect in any Insolvency or Liquidation Proceeding.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.  This Agreement shall terminate and be of no further force and effect:

(a)           with respect to the First Lien Collateral Trustee, the First Lien Claimholders and the First Lien Obligations, on the date of the Discharge of First Lien Obligations, subject to the rights of the First Lien Claimholders under Section 6.5; and

(b)           with respect to the Second Lien Collateral Trustee, the Second Lien Claimholders and the Second Lien Obligations, upon the later of (1) the date upon which the obligations under the Second Lien Indenture terminate if there are no other Second Lien Obligations outstanding on such date and (2) if there are other Second Lien Obligations outstanding on such date, the date upon which such Second Lien Obligations terminate.

8.3           Amendments; Waivers.  No amendment, modification or waiver of any of the provisions of this Agreement by the Second Lien Collateral Trustee or the First Lien Collateral Trustee shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties hereto in any other respect or at any other time.  Notwithstanding the foregoing, the Company shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly affected (which includes, but is not limited to, any amendment to the Grantors’ ability to cause additional obligations to constitute First Lien Obligations or Second Lien Obligations as the Company may designate).

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8.4           Information Concerning Financial Condition of the Company and its Subsidiaries.  The First Lien Collateral Trustee and the First Lien Claimholders, on the one hand, and the Second Lien Claimholders and the Second Lien Collateral Trustee, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and its Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations.  The First Lien Collateral Trustee and the First Lien Claimholders shall have no duty to advise the Second Lien Collateral Trustee or any Second Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event the First Lien Collateral Trustee or any of the First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second Lien Collateral Trustee or any Second Lien Claimholder, it or they shall be under no obligation:

(a)           to make, and the First Lien Collateral Trustee and the First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b)           to provide any additional information or to provide any such information on any subsequent occasion;

(c)           to undertake any investigation; or

(d)           to disclose any information that pursuant to accepted or reasonable commercial finance practices such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5           Subrogation.  With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Lien Claimholders or the Second Lien Collateral Trustee pays over to the First Lien Collateral Trustee or the First Lien Claimholders under the terms of this Agreement, the Second Lien Claimholders and the Second Lien Collateral Trustee shall be subrogated to the rights of the First Lien Collateral Trustee and the First Lien Claimholders; provided that the Second Lien Collateral Trustee hereby agrees on behalf of itself and the Second Lien Claimholders not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred.  The Company acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by the Second Lien Collateral Trustee or the Second Lien Claimholders that are paid over to the First Lien Collateral Trustee or the First Lien Claimholders pursuant to this Agreement shall not reduce any of the Second Lien Obligations.

8.6           Application of Payments.  All payments received by the First Lien Collateral Trustee or the First Lien Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Obligation Documents.  The Second Lien Collateral Trustee assents on behalf of itself and the Second Lien Claimholders to any extension or postponement of the time of payment, subject to Section 5.3(a)(3), of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7           SUBMISSION TO JURISDICTION; WAIVERS.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

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(1)           ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(2)           WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(3)           AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.8; AND

(4)           AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b)           EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.7(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.8           Notices.  All notices to the Second Lien Claimholders and the First Lien Claimholders permitted or required under this Agreement shall also be sent to the Second Lien Collateral Trustee and the First Lien Collateral Trustee, respectively.  Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof upon receipt of telefacsimile or telex or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.  For the purposes hereof, the addresses of the parties hereto shall be as set forth on Annex I hereto or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

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8.9           Further Assurances.  The First Lien Collateral Trustee agrees on behalf of itself and the First Lien Claimholders, the Second Lien Collateral Trustee agrees on behalf of itself and the Second Lien Claimholders and the Company agrees that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Collateral Trustee or the Second Lien Collateral Trustee may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.10           APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

8.11           Binding on Successors and Assigns.  This Agreement shall be binding upon the First Lien Collateral Trustee, the First Lien Claimholders, the Second Lien Collateral Trustee, the Second Lien Claimholders and their respective successors and assigns.

8.12           Specific Performance.  Each of the First Lien Collateral Trustee and the Second Lien Collateral Trustee may demand specific performance of this Agreement.  The First Lien Collateral Trustee hereby irrevocably waives on behalf of itself and the First Lien Claimholders, and the Second Lien Collateral Trustee hereby irrevocably waives on behalf of itself and the Second Lien Claimholders, any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First Lien Collateral Trustee or the First Lien Claimholders or the Second Lien Collateral Trustee or the Second Lien Claimholders, as the case may be.

8.13           Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.14           Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.15           Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.16           No Third Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First Lien Claimholders and the Second Lien Claimholders.  Nothing in this Agreement shall impair, as between the Company and the other Grantors and the First Lien Collateral Trustee and the First Lien Claimholders, or as between the Company and the other Grantors and the Second Lien Collateral Trustee and the Second Lien Claimholders, the obligations of the Company and the other Grantors to pay principal, interest, fees and other amounts as provided in the First Lien Obligation Documents and the Second Lien Note Documents, respectively.

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8.17           Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Collateral Trustee and the First Lien Claimholders on the one hand and the Second Lien Collateral Trustee and the Second Lien Claimholders on the other hand.  None of the Company, any other Grantor or any creditor thereof shall have any rights hereunder, and neither the Company nor any Grantor may rely on the terms hereof.  Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

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IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

First Lien Collateral Trustee

WELLS FARGO BANK, N.A.,
as First Lien Collateral Trustee,

By:
Name:
Title:

Second Lien Collateral Trustee

WELLS FARGO BANK, N.A.,
as Second Lien Collateral Trustee

By:
Name:
Title:

Acknowledged and Agreed to by:

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

Annex I

Notices

First Lien Collateral Trustee

Wells Fargo Bank, National Association
Corporate Trust Services
625 Marquette Ave., 11th Floor
MAC N9311-110
Minneapolis, MN  55479
Attention:  J. Sillman
Phone:  612.316.4305
Fax:  612.667.9825

Second Lien Collateral Trustee

Wells Fargo Bank, National Association
Corporate Trust Services
625 Marquette Ave., 11th Floor
MAC N9311-110
Minneapolis, MN  55479
Attention:  J. Sillman
Phone:  612.316.4305
Fax:  612.667.9825

The Company

c/o Haights Cross Operating Company
136 Madison Avenue – 8th floor
New York, New York 10016
Phone: (212) 209-0500
Facsimile:  (212) 209-0501
Attention:  Chief Financial Officer

 With copies to:

Brown Rudnick LLP
Boston, MA 02111
Facsimile:   (617) 856-8201
Attention:  Steven D. Pohl, Esq.
                     Mary D. Bucci, Esq.

A-2

EXHIBIT G

FORM OF MORTGAGE

G-1

RECORDED BOOKS, LLC,
Grantor,

THOMAS K. MADIGAN,
Trustee,

and

WELLS FARGO BANK, N.A.,
as Collateral Trustee,
Beneficiary

INDEMNITY DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY
AGREEMENT AND FIXTURE FILING

Dated as of [March 11], 2010

This instrument secures the guaranty of an obligation, no debt on which guaranty has yet been incurred and, therefore, is not subject to recordation tax pursuant to Maryland
Property Tax section 12-105(f)(1).

This instrument affects certain real and personal property
located in Calvert County, State of Maryland.

Record requested by:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention:  John L. Opar, Esq.

Notice:  This instrument contains, inter alia, obligations which may provide for:

(a)	a variable rate of interest and/or

(b)
the issuance of Additional Notes, which when issued, shall have the same priority as Notes issued on the date hereof whether or not (i) any Notes were issued on the date hereof and (ii) any indebtedness is outstanding at the time any Additional Notes are issued.

After Recording Return To:
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: John L. Opar, Esq.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

INDEMNITY DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY
AGREEMENT AND FIXTURE FILING

THIS INDEMNITY DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING, dated as of [March 11], 2010 (this “Deed of Trust”) made by RECORDED BOOKS, LLC, a Delaware limited liability company, as grantor (the “Trustor”), having an address at 270 Skipjack Road, Prince Frederick, MD 20678, to THOMAS K. MADIGAN c/o LandAmerica Commercial Services, 1015 15th Street, N.W., Suite 300, Washington, DC 20005, as trustee (the “Trustee”) for the benefit of WELLS FARGO BANK, N.A., having an address at 625 Marquette Avenue, 11th floor, Minneapolis, MN 55479, in its capacity as Collateral Trustee (together with its successors and assigns from time to time in such capacity, the “Beneficiary”) for the Holders (defined below; such capitalized term and other capitalized terms used in this Deed of Trust having the meanings specified pursuant to Article IV hereof).

WITNESSETH THAT:

WHEREAS, the Trustor is the owner of fee title to the parcel of land situated near Hallowing Point Second District, Calvert County, Maryland and more particularly described in Schedule 1 hereto (the “Land”) and of the Improvements;

WHEREAS, the Issuer intends to issue Floating Rate Second Priority Secured Subordinated Notes due 2014 (together with any additional notes issued under the Indenture and any exchange notes related to such notes and additional notes, the “Notes”) pursuant to the Indenture dated as of March [11], 2010, by and among Haights Cross Operating Company, a Delaware corporation (the “Issuer”), the Initial Guarantors listed on the signature pages thereto, and Wells Fargo Bank, N.A., as Second Lien Trustee (as amended, restated, supplemented, or otherwise modified, the “Indenture”; capitalized terms not otherwise defined herein shall have the meaning given to such term in the Indenture);

WHEREAS, pursuant to the terms, conditions and provisions of the Indenture, the Holders have agreed to purchase certain Notes from the Issuer pursuant to the terms and conditions thereof;

WHEREAS, pursuant to the terms, conditions and provisions of the that certain Collateral Trust Agreement, dated as of [March 11], 2010, by and among the Issuer, the Guarantors (as defined therein) from time to time party thereto, Wells Fargo Bank, N.A., as First Lien Trustee (as defined therein), Wells Fargo Bank, N.A., as Second Lien Trustee (as defined therein), and the Collateral Trustee (the “Collateral Trust Agreement”), the Collateral Trustee has been appointed to act as collateral trustee for the Holders.

WHEREAS, as a condition to the Second Lien Trustee (as defined in the Indenture) executing the Indenture and the Holders purchasing the Notes, the Trustor has guaranteed the obligations of the Issuer under and in connection with the Notes pursuant to the guaranty set forth in the Indenture;

WHEREAS, pursuant to the Indenture, Trustor has agreed, inter alia, to guarantee the Secured Obligations, including without limitation, all of Issuer’s obligations under the Indenture;

WHEREAS, it is a condition of the Indenture that the Trustor secure the performance of its guarantee obligations under the Indenture by executing and delivering to the Trustee and the Beneficiary this Deed of Trust, provided, however, that the maximum indebtedness secured under any contingency by this instrument shall in no event exceed Three Million Dollars ($3,000,000.00);

WHEREAS, (i) the Trustor’s obligations under the Indenture represent a contingent liability that does not mature until there has been an uncured default by the Issuer under the Second Lien Security Documents (as defined in the Indenture, the “Security Documents”), (ii) the Trustor and the Issuer are separate and distinct entities, and (iii) the Trustor is not primarily liable for the obligations of the Issuer under the Security Documents; and

WHEREAS, the Trustor shall benefit from the transactions made pursuant to the Indenture and has duly authorized the execution, delivery and performance of this Deed of Trust.

GRANT:

NOW, THEREFORE, for and in consideration of the premises, and of the mutual covenants herein contained, and in order to induce the Holders to purchase the Notes, and in order to secure the full, timely and proper payment and performance of and compliance with each and every one of the Secured Obligations up to a maximum amount of Three Million Dollars ($3,000,000.00), the Trustor hereby irrevocably grants, bargains, sells, mortgages, warrants, aliens, demises, releases, hypothecates, pledges, assigns, transfers and conveys to the Trustee, the successors, successors in trust and assigns of Trustee, IN TRUST as security for the Secured Obligations, WITH POWER OF SALE OR ASSENT TO DECREE, for the benefit of the Beneficiary and its successors and assigns, on behalf of the Holders, forever, all of the following (the “Trust Premises”):

(a)           Real Estate.  All of the Land and all additional lands and estates therein now owned or hereafter acquired by the Trustor for use or development with the Land or any portion thereof, together with all and singular tenements, rights, easements, hereditaments, rights of way, privileges, liberties, appendages and appurtenances now or hereafter belonging or in any way pertaining to the Land and such additional lands and estates therein (including, without limitation, all rights relating to storm and sanitary sewer, water, gas, electric, railway and telephone services); all development rights, air rights, riparian rights, water, water rights, water stock, all rights in, to and with respect to any and all oil, gas, coal, minerals and other substances of any kind or character underlying or relating to the Land and such additional lands and estates therein and any interest therein; all estate, claim, demand, right, title or interest of the Trustor in and to any street, road, highway or alley, vacated or other, adjoining the Land or any part thereof and such additional lands and estates therein; all strips and gores belonging, adjacent or pertaining to the Land or such additional lands and estates; and any after-acquired title to any of the foregoing (herein collectively referred to as the “Real Estate”);

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(b)           Improvements.  All buildings, structures and other improvements and any additions and alterations thereto or replacements thereof, now or hereafter built, constructed or located upon the Real Estate; and, to the extent that any of the following items of property constitutes fixtures under applicable laws, all furnishings, fixtures, fittings, appliances, apparatus, equipment, machinery, building and construction materials and other articles of every kind and nature whatsoever and all replacements thereof, now or hereafter affixed or attached to, placed upon or used in any way in connection with the complete and comfortable use, enjoyment, occupation, operation, development and/or maintenance of the Real Estate or such buildings, structures and other improvements, including, but not limited to, partitions, furnaces, boilers, oil burners, radiators and piping, plumbing and bathroom fixtures, refrigeration, heating, ventilating, air conditioning and sprinkler systems, other fire prevention and extinguishing apparatus and materials, vacuum cleaning systems, gas and electric fixtures, incinerators, compactors, elevators, engines, motors, generators and all other articles of property which are considered fixtures under applicable law (such buildings, structures and other improvements and such other property are herein collectively referred to as the “Improvements”; the Real Estate and the Improvements are herein collectively referred to as the “Property”);

(c)           Goods.  All building materials, goods, construction materials, appliances (including, without limitation, stoves, ranges, ovens, disposals, refrigerators, water fountains and coolers, fans, heaters, dishwashers, clothes washers and dryers, water heaters, hood and fan combinations, kitchen equipment, laundry equipment, kitchen cabinets and other similar equipment), carpets, floor coverings, manufacturing equipment and machinery, office equipment, control devices, equipment (including window cleaning, building cleaning, swimming pool, recreational, monitoring, garbage, pest control and related equipment), tools, furnishings, furniture, lighting, non-structural additions to the Real Estate and Improvements and all other tangible property of any kind or character, together with all replacements thereof, now or hereafter located on or in or used or useful in connection with the complete and comfortable use, enjoyment, occupation, operation, development and/or maintenance of the Property, regardless of whether or not located on or in the Property or located elsewhere for purposes of storage, fabrication or otherwise (herein collectively referred to as the “Goods”);

(d)           Intangibles.  All goodwill, trademarks, trade names, option rights, purchase contracts, real and personal property tax refunds, books and records and general intangibles of the Trustor relating to the Property and all accounts, contract rights, instruments, chattel paper and other rights of the Trustor for the payment of money for property sold or lent, for services rendered, for money lent, or for advances or deposits made, and any other intangible property of the Trustor relating to the Property (herein collectively referred to as the “Intangibles”);

(e)           Leases.  All rights of the Trustor in, to and under all leases, licenses, occupancy agreements, concessions and other arrangements, oral or written, now existing or hereafter entered into, whereby any Person agrees to pay money or any other consideration for the use, possession or occupancy of, or any estate in, the Property or any portion thereof or interest therein (herein collectively referred to as the “Leases”), and the right, subject to applicable law, upon the occurrence of any Event of Default hereunder, to receive and collect the Rents (as hereinafter defined) paid or payable thereunder;

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(f)           Plans.  All rights of the Trustor in and to all plans and specifications, designs, drawings and other information, materials and matters heretofore or hereafter prepared relating to the Improvements or any construction on the Real Estate (herein collectively referred to as the “Plans”);

(g)           Permits.  All rights of the Trustor, to the extent assignable, in, to and under all permits, franchises, licenses, approvals and other authorizations respecting the use, occupation and operation of the Property and every part thereof and respecting any business or other activity conducted on or from the Property, and any product or proceed thereof or therefrom, including, without limitation, all building permits, certificates of occupancy and other licenses, permits and approvals issued by governmental authorities having jurisdiction (herein collectively referred to as the “Permits”);

(h)           Contracts.  All right, title and interest of the Trustor in and to all agreements, contracts, certificates, instruments, warranties, appraisals, engineering, environmental, soils, insurance and other reports and studies, books, records, correspondence, files and advertising materials, and other documents, now or hereafter obtained or entered into, as the case may be, pertaining to the construction, use, occupancy, possession, operation, management, leasing, maintenance and/or ownership of the Property and all right, title and interest of the Trustor therein (herein collectively referred to as the “Contracts”);

(i)           Leases of Furniture, Furnishings and Equipment.  All right, title and interest of the Trustor as lessee in, to and under any leases of furniture, furnishings, equipment and any other Goods now or hereafter installed in or at any time used in connection with the Property;

(j)           Rents.  All rents, issues, profits, royalties, avails, income and other benefits derived or owned, directly or indirectly, by the Trustor from the Property, including, without limitation, all rents and other consideration payable by tenants, claims against guarantors, and any cash or other securities deposited to secure performance by tenants under the Leases (herein collectively referred to as “Rents”);

(k)           Proceeds.  All proceeds of the conversion, voluntary or involuntary of any of the foregoing into cash or liquidated claims, including, without limitation, proceeds of insurance and condemnation awards (herein collectively referred to as “Proceeds”); and

(l)           Other Property.  All other property and rights of the Trustor of every kind and character relating to the Property, and all proceeds and products of any of the foregoing;

AND, without limiting any of the other provisions of this Deed of Trust the Trustor expressly grants to the Beneficiary, as secured party (on behalf of the Holders), a security interest in all of those portions of the Trust Premises which are or may be subject to the UCC provisions applicable to secured transactions;

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TO HAVE AND TO HOLD the Trust Premises and all parts thereof unto the Trustee and the successors, successors-in-trust and assigns of the Trustee for the benefit of the Beneficiary (on behalf of the Holders), its successors and assigns, forever.

FURTHER to secure the full, timely and proper payment and performance of the Secured Obligations up to a maximum amount of Three Million Dollars ($3,000,000.00), the Trustor hereby covenants and agrees with and warrants to the Trustee and the Beneficiary as follows:

ARTICLE I

COVENANTS AND AGREEMENTS OF THE TRUST

Payment of Secured Obligations.  The Trustor agrees that:

(a)           it will duly and punctually pay and perform or cause to be paid and performed each of the Secured Obligations at the time and in accordance with the terms of the Indenture, and

(b)           when and as due and payable from time to time in accordance with the terms hereof, the Indenture or of any other Security Document, pay and perform, or cause to be paid and performed, all other Secured Obligations.

SECTION 1.2.          Title to Trust Premises, etc. The Trustor represents and warrants to and covenants with the Trustee and the Beneficiary that:

(a)           as of the date hereof and at all times hereafter while this Deed of Trust is outstanding, the Trustor is and shall be the absolute owner of the legal and beneficial title to the Property and to all other property included in the Trust Premises, and has and shall have good and marketable title in fee simple absolute to the Property, subject in each case only to this Deed of Trust and the liens, if any, listed as exceptions on Schedule B attached hereto and made a part hereof (collectively, the “Permitted Encumbrances”);

(b)           the Trustor has good and lawful right, power and authority to execute this Deed of Trust and to convey, transfer, assign, mortgage and grant a security interest in the Trust Premises, all as provided herein;

(c)           this Deed of Trust has been duly executed, acknowledged and delivered on behalf of the Trustor, all consents and other actions required to be taken by the officers, directors, shareholders and partners, as the case may be, of the Trustor have been duly and fully given and performed and this Deed of Trust constitutes the legal, valid and binding obligation of the Trustor, enforceable against the Trustor in accordance with its terms; and

(d)           the Trustor, at its expense, will warrant and defend the Trustee and the Beneficiary and any purchaser under the power of sale herein or at any foreclosure sale the Trustor’s title to the Trust Premises and the deed of trust lien and priority perfected security interest of this Deed of Trust thereon and therein against all claims and demands and will maintain, preserve and protect such lien and security interest and will keep this Deed of Trust a valid, direct deed of trust lien of record on and a perfected security interest in the Trust Premises, subject only to the Permitted Encumbrances.

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SECTION 1.3.          Title Insurance.

SECTION 1.3.1.       Title Insurance Policy.  Concurrently with the execution and delivery of this Deed of Trust, the Trustor, at its expense, has obtained and delivered to the Beneficiary a lender’s title insurance policy in an amount, and in form and substance, reasonably satisfactory to the Beneficiary naming the Beneficiary as the insured for the benefit of the Holders, insuring the title to and the deed of trust lien of this Deed of Trust on the Property with endorsements requested by the Beneficiary (the “Title Policy”).  The Trustor has duly paid in full all premiums and other charges due in connection with the issuance of such Title Policy.

SECTION 1.3.2.       Title Insurance Proceeds.  All proceeds received by and payable to the Beneficiary for any loss under the Title Policy, or under any policy or policies of title insurance delivered to the Beneficiary in substitution therefore or replacement thereof, shall be the property of the Beneficiary.

SECTION 1.4.          Recordation.  The Trustor, at its expense, will at all times cause this Deed of Trust and any instruments amendatory hereof or supplemental hereto and any instruments of assignment hereof or thereof (and any appropriate financing statements or other instruments and continuations thereof), to be kept recorded, registered and filed, in such manner and in such places, and will pay all such recording, registration, filing fees, taxes and other charges, and will comply with all such statutes and regulations as may be required by law in order to establish, preserve, perfect and protect the lien and security interest of this Deed of Trust as a valid, direct deed of trust lien and priority perfected security interest in the Trust Premises, subject only to the Permitted Encumbrances and to the provisions of the  Indenture, provided the Beneficiary will provide the Trustor (at the Trustor’s cost and expense) with executed originals of the necessary documents to be recorded.  The Trustor will pay or cause to be paid, and will indemnify the Trustee and the Beneficiary in respect of, all taxes (including interest and penalties) at any time payable in connection with the filing and recording of this Deed of Trust and any and all supplements and amendments hereto.

SECTION 1.5.          Payment of Impositions, etc. Subject to Section 1.8 (relating to permitted contests), the Trustor will pay or cause to be paid within thirty (30) days after the same first becomes payable, but in any event before the same would become delinquent and before any fine, penalty, interest or cost may be added for non-payment, all taxes, assessments, water and sewer rates, charges, license fees, inspection fees and other governmental levies or payments, of every kind and nature whatsoever, general and special, ordinary and extraordinary, unforeseen as well as foreseen, which at any time may be assessed, levied, confirmed, imposed or which may become a lien upon the Trust Premises, or any portion thereof, or which are payable with respect thereto, or upon the rents, issues, income or profits thereof, or on the occupancy, operation, use, possession or activities thereof, whether any or all of the same be levied directly or indirectly or as excise taxes or as income taxes, and all taxes, assessments or charges which may be levied on the Secured Obligations, or the interest thereon (collectively, the “Impositions”).  The Trustor will deliver to the Trustee and the Beneficiary, upon request, copies of official receipts or other satisfactory proof evidencing such payments.

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SECTION 1.6.          Insurance and Legal Requirements.  Subject to Section 1.8 (relating to permitted contests), the Trustor, at its expense, will comply, or cause compliance with

(a)           all provisions of any insurance policy covering or applicable to the Trust Premises or any part thereof, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting the Trust Premises or any part thereof or any use or condition of the Trust Premises or any part thereof (collectively, the “Insurance Requirements”); and

(b)           all laws, including without limitation Environmental Laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers, foreseen or unforeseen, ordinary or extraordinary, which now or at any time hereafter may be applicable to the Trust Premises or any part thereof, or any of the adjoining sidewalks, curbs, vaults and vault space, if any, streets or ways, or any use or condition of the Trust Premises or any part thereof (collectively, the “Legal Requirements”);

whether or not compliance therewith shall require structural changes in or interference with the use and enjoyment of the Trust Premises or any part thereof.  Notwithstanding the foregoing, if such structural changes or such interferences with the use and enjoyment of the Trust Premises substantially impair the value of the Trust Premises, then the Trustor may dispose of the Trust Premises subject to the provisions of Section 1.19 hereof and each applicable Legal Requirement.

SECTION 1.7.          Security Interests, etc. The Trustor will not directly or indirectly create or permit or suffer to be created or to remain, and will promptly discharge or cause to be discharged, any deed of trust, mortgage, encumbrance or charge on, pledge of, security interest in or conditional sale or other title retention agreement with respect to or any other lien on or in the Trust Premises or any part thereof or the interest of the Trustor, the Trustee, or the Beneficiary therein, or any Proceeds thereof or Rents or other sums arising therefrom, other than:  (a) Permitted Encumbrances; and (b) liens of mechanics, materialmen, suppliers or vendors or rights thereto incurred in the ordinary course of the business of the Trustor for sums not yet due or any such liens or rights thereto which are at the time being contested as permitted by Section 1.8.  The Trustor will not postpone the payment of any sums for which liens of mechanics, materialmen, suppliers or vendors or rights thereto have been incurred (unless such liens or rights thereto are at the time being contested as permitted by Section 1.8), or enter into any contract under which payment of such sums is postponable (unless such contract expressly provides for the legal, binding and effective waiver of any such liens or rights thereto), in either case, for more than 60 days after the completion of the action giving rise to such liens or rights thereto.

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SECTION 1.8.          Permitted Contests.  After prior written notice to the Beneficiary, the Trustor at its expense may contest, or cause to be contested; by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Imposition, Legal Requirement or Insurance Requirement or lien of a mechanic, materialman, supplier or vendor, provided that, (a) in the case of an unpaid Imposition, lien, encumbrance or charge, such proceedings shall suspend the collection thereof from the Trustor, the Trustee, the Beneficiary, and the Trust Premises (including any rent or other income therefrom) and shall not interfere with the payment of any such rent or income, (b) neither the Trust Premises nor any rent or other income therefrom nor any part thereof or interest therein would be in any danger of being sold, forfeited, lost, impaired or interfered with, (c) in the case of a Legal Requirement, neither the Trustor, the Trustee nor the Beneficiary would be in danger of any civil or criminal liability for failure to comply therewith, (d) the Trustor shall have furnished such security, if any, as may be required in the proceedings or as may be reasonably requested by the Beneficiary, (e) the nonpayment of the whole or any part of any Imposition will not result in the delivery of a tax deed to the Trust Premises or any part thereof because of such non-payment, (f) the payment of any sums required to be paid with respect to any of the Secured Obligations or under this Deed of Trust (other than any unpaid Imposition, lien, encumbrance or charge at the time being contested in accordance with this Section 1.8) shall not be interfered with or otherwise affected, (g) in the case of any Insurance Requirement, the failure of the Trustor to comply therewith shall not affect the validity of any insurance required to be maintained by the Trustor under Section 2.1, and (h) that adequate reserves, determined in accordance with GAAP, shall have been set aside on the Trustor’s books.

SECTION 1.9.          Leases.  The Trustor represents and warrants to the Trustee and the Beneficiary that, as of the date hereof, there are no written or oral leases or other agreements of any kind or nature relating to the occupancy of any portion of the Property by any Person other than the Trustor.  The Trustor will not enter into any such written or oral lease or other agreement with respect to any portion of the Property without first obtaining the written consent of the Beneficiary (which consent shall not be unreasonably withheld), provided the Trustor may enter into a lease with the Issuer or a Subsidiary of the Issuer.

SECTION 1.10.        Compliance with Instruments.  The Trustor at its expense will promptly comply with all rights of way or use, privileges, franchises, servitudes, licenses, easements, tenements, hereditaments and appurtenances forming a part of the Property and all instruments creating or evidencing the same, in each case, to the extent compliance therewith is required of the Trustor under the terms thereof.  The Trustor will not take any action which may result in a forfeiture or termination of the rights afforded to the Trustor under any such instruments and will not, without the prior written consent of the Beneficiary, amend any of such instruments.

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SECTION 1.11.        Maintenance and Repair, etc.  Subject to the provisions of Section 1.12, the Trustor will keep or cause to be kept all presently and subsequently erected or acquired Improvements and the sidewalks, curbs, vaults and vault space, if any, located on or adjoining the same, and the streets and the ways adjoining the same, in good and substantial order and repair at least as good and substantial as the state of order and repair as of the date of this Deed of Trust, and in such a fashion that neither the value nor utility of the Trust Premises will be diminished, and, at its sole cost and expense, will promptly make or cause to be made all necessary and appropriate repairs, replacements and renewals thereof, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen, so that its business carried on in connection therewith may be properly conducted at all times.  All repairs, replacements and renewals shall be at least equal in quality, use and value to the original Improvements.  The Trustor at its expense will do or cause to be done all shoring of foundations and walls of any building or other Improvements on the Property and (to the extent permitted by law) of the ground adjacent thereto, and every other act necessary or appropriate for the preservation and safety of the Property by reason of or in connection with any excavation or other building operation upon the Property and upon any adjoining property, whether or not the Trustor shall, by any Legal Requirement, be required to take such action or be liable for failure to do so. Notwithstanding the foregoing, if any Legal Requirement substantially impairs the value of the property, the Trustor may properly dispose of the Property subject to the provisions of Section 1.19 hereof and each applicable Legal Requirement.

SECTION 1.12.        Alterations, Additions, etc.  So long as no Event of Default shall have occurred and be continuing, the Trustor shall have the right at any time and from time to time to make or cause to be made reasonable alterations of and additions to the Property or any part thereof; provided that any alteration or addition:  (a) shall not change the general character or the use of the Property or reduce the fair market value thereof below its value immediately before such alteration or addition, or impair the usefulness of the Property; (b) is effected with due diligence, in a good and workmanlike manner and in compliance with all Legal Requirements and Insurance Requirements; (c) is promptly and fully paid for, or caused to be paid for, by the Trustor; (d) is made, in case the estimated cost of such alteration or addition exceeds U.S. $1,000,000, (i) only after the Beneficiary shall have consented thereto and shall have reviewed and approved in writing the plans and specifications therefore, (ii) under the supervision of a qualified architect or engineer or another professional approved by the Beneficiary and (iii) only after the Trustor shall have furnished to the Beneficiary a performance bond or other security reasonably satisfactory to the Beneficiary.

SECTION 1.13.        Acquired Property Subject to Lien.  All property at any time acquired by the Trustor and provided or required by this Deed of Trust to be or become subject to the lien and security interest hereof, whether such property is acquired by exchange, purchase, construction or otherwise, shall forthwith become subject to the lien and security interest of this Deed of Trust without further action on the part of the Trustor, the Trustee or the Beneficiary.  The Trustor, at its expense, will execute and deliver to the Trustee and Beneficiary (and will record and file as provided in Section 1.4) an instrument supplemental to this Deed of Trust satisfactory in substance and form to the Beneficiary, whenever such an instrument is necessary under applicable law to subject to the lien and security interest of this Deed of Trust all right, title and interest of the Trustor in and to all property provided or required by this Deed of Trust to be subject to the lien and security interest hereof, provided the Beneficiary provides the Trustor (at the Trustor’s cost and expense) with executed originals of the necessary documents to be recorded.

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SECTION 1.14.        Assignment of Rents, Proceeds, etc.  The assignment, grant and conveyance of the Leases, Rents, Proceeds and other rents, income, proceeds and benefits of the Trust Premises contained in the granting clause of this Deed of Trust shall constitute an absolute, present and irrevocable assignment, grant and conveyance, provided, however, that permission is hereby given to the Trustor, so long as no Event of Default has occurred hereunder, to collect, receive and apply such Rents, Proceeds and other rents, income, proceeds and benefits as they become due and payable, but not in advance thereof, and in accordance with all of the other terms, conditions and provisions hereof, and of the Leases, contracts, agreements and other instruments with respect to which such payments are made or such other benefits are conferred.  Upon the occurrence of an Event of Default, such permission shall terminate immediately and automatically, without notice to the Trustor or any other Person except as required by any Legal Requirement, and shall not be reinstated upon a cure of such Event of Default without the express written consent of the Beneficiary.  Such assignment shall be fully effective without any further action on the part of the Trustor, the Trustee, or the Beneficiary, and the Beneficiary shall be entitled, at its option, upon the occurrence of an Event of Default hereunder, to collect, receive and apply all Rents, Proceeds and all other rents, income, proceeds and benefits from the Trust Premises, including all right, title and interest of the Trustor in any escrowed sums or deposits or any portion thereof or interest therein, whether or not the Trustee or the Beneficiary takes possession of the Trust Premises or any part thereof.  The Trustor further grants to the Beneficiary the right, at the Beneficiary’s option, upon the occurrence of an Event of Default hereunder, to:

(a)           enter upon and take possession of the Property for the purpose of collecting Rents, Proceeds and said rents, income, proceeds and other benefits;

(b)           dispossess by the customary summary proceedings any tenant, purchaser or other Person defaulting in the payment of any amount when and as due and payable, or in the performance of any other obligation, under any Lease, contract or other instrument to which said Rents, Proceeds or other rents, income, proceeds or benefits relate;

(c)           let or convey the Trust Premises or any portion thereof or any interest therein; and

(d)           apply Rents, Proceeds and such rents, income, proceeds and other benefits, after the payment of all necessary fees, charges and expenses, on account of the Secured Obligations in accordance with Section 3.11.

SECTION 1.15.        No Claims Against the Trustee or the Beneficiary.  Nothing contained in this Deed of Trust shall constitute any consent or request by the Trustee or the Beneficiary, express or implied, for the performance of any labor or the furnishing of any materials or other property in respect of the Property or any part thereof, or be construed to permit the making of any claim against the Trustee or the Beneficiary in respect of labor or services or the furnishing of any materials or other property or any claim that any lien based on the performance of such labor or the furnishing of any such materials or other property is prior to the lien and security interest of this Deed of Trust.  All contractors, subcontractors, vendors and other persons dealing with the Property, or with and persons interested therein, are hereby required to take notice of the provisions of this Section.

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SECTION 1.16.        Indemnification.  The Trustor will protect, indemnify, save harmless and defend the Trustee, the Beneficiary, the Holders, and each of their respective officers, directors, shareholders, employees, representatives and agents (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon or incurred by or asserted against any Indemnified Party by reason of (a) ownership of an interest in this Deed of Trust or the Property, (b) any accident, injury to or death of persons or loss of or damage to or loss of the use of property occurring on or about the Property or any part thereof or the adjoining sidewalks, curbs, vaults and vault spaces, if any, streets, alleys or ways, (c) any use, non-use or condition of the Property or any part thereof or the adjoining sidewalks, curbs, vaults and vault spaces, if any, streets, alleys or ways, (d) any failure on the part of the Trustor to perform or comply with any of the terms of this Deed of Trust, (e) performance of any labor or services or the furnishing of any materials or other property in respect of the Trust Premises or any part thereof made or suffered to be made by or on behalf of the Trustor, (f) any negligence or tortious act on the part of the Trustor or any of its agents, contractors, lessees, licensees or invitees, (g) any work in connection with any alterations, changes, new construction or demolition of or additions to the Property, or (h) (i) any Hazardous Materials on, in, under or affecting all or any portion of the Property, the groundwater, or any surrounding areas, (ii) any misrepresentation, inaccuracy or breach of any warranty, covenant or agreement contained or referred to in Sections 1.20 and 1.21 (iii) any violation or claim of violation by the Trustor of any Environmental Law, or (iv) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of any Hazardous Materials.  If any action or proceeding be commenced, to which action or proceeding any Indemnified Party is made a party by reason of the execution of this Deed of Trust, or in which it becomes necessary to defend or uphold the lien of this Deed of Trust, all sums paid by the Indemnified Parties, for the expense of any litigation to prosecute or defend the rights and lien created hereby or otherwise, shall be paid by the Trustor to such Indemnified Parties, as the case may be, as hereinafter provided.  The Trustor will pay and save the Indemnified Parties harmless against any and all liability with respect to any intangible personal property tax or similar imposition of the State or any subdivision or authority thereof now or hereafter in effect, to the extent that the same may be payable by the Indemnified Parties in respect of this Deed of Trust or any Secured Obligation.  All amounts payable to the Indemnified Parties under this Section 1.16 shall be deemed indebtedness secured by this Deed of Trust and any such amounts which are not paid within ten (10) days after written demand therefore by any Indemnified Party shall bear interest at the Post-Default Rate provided for in the  Indenture from the date of such demand.  In case any action, suit or proceeding is brought against any Indemnified Party by reason of any such occurrence, the Trustor, upon request of such Indemnified Party, will, at the Trustor’s expense, resist and defend such action, suit or proceeding or cause the same to be resisted or defended by counsel designated by the Trustor and approved by such Indemnified Party.  The obligations of the Trustor under this Section 1.16 shall survive any discharge or reconveyance of this Deed of Trust and payment in full of the Secured Obligations.

SECTION 1.17.        No Credit for Payment of Taxes.  The Trustor shall not be entitled to any credit against the Secured Obligations by reason of the payment of any tax on the Property or any part thereof or by reason of the payment of any other Imposition, and shall not apply for or claim any deduction from the taxable value of the Property or any part thereof by reason of this Deed of Trust.

SECTION 1.18.        Intentionally omitted.

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SECTION 1.19.        No Transfer of the Property.  The Trustor shall not, without the prior written consent of the Trustee or Beneficiary which consent may be granted or withheld in the sole and absolute discretion of the Trustee or Beneficiary (i) sell, convey, assign or otherwise transfer the Property or any portion of the Trustor’s interest therein or (ii) further encumber the Property or permit the Property to become encumbered by any lien, claim, security interest or other indebtedness of any kind or nature other than the Permitted Encumbrances.

SECTION 1.20.        Security Agreement.  With respect to the items of personal property and fixtures referred to and described in the granting clause of this Deed of Trust and included as part of the Trust Premises, this Deed of Trust is hereby made and declared to be a security agreement encumbering each and every item of personal property and fixtures now or hereafter owned by Trustor and included herein as a part of the Trust Premises, in compliance with the provisions of the UCC.  In this respect (and notwithstanding the conveyance to the Trustee rather than directly to the Beneficiary as provided in this Deed of Trust), Trustor, as “Debtor,” expressly grants to Beneficiary, as “Secured Party,” a security interest in and to all of the property now or hereafter owned by Trustor which constitutes the personal property and fixtures hereinabove referred to and described in this Deed of Trust, including all extensions, accessions, additions, improvements, betterments, renewals, replacements and substitutions thereof or thereto, and all proceeds from the sale or other disposition thereof.  Trustor agrees that Beneficiary may file this Deed of Trust, or a reproduction thereof, in the real estate records or other appropriate index, as, and this Deed of Trust shall be deemed to be, a financing statement filed as a fixture filing in accordance with the Legal Requirements of the State.  Any reproduction of this Deed of Trust or of any other security agreement or financing statement shall be sufficient as a financing statement.  In addition, Trustor agrees to execute and deliver to Beneficiary, upon Beneficiary’s request, any other security agreement and financing statements, as well as extensions, renewals, and amendments thereof, and reproductions of this Deed of Trust, in such form as Beneficiary may require to perfect a security interest with respect to said items.  Trustor shall pay all costs of filing such financing statements and any extensions, renewals, amendments and releases thereof, and shall pay all reasonable costs and expenses of any record searches for financing statements Beneficiary may reasonably require.  Without the prior written consent of Beneficiary, Trustor shall not create or suffer to be created pursuant to the UCC any other security interest in the above-described personal property and fixtures, including any replacements and additions thereto.  Upon the occurrence of an Event of Default, or any other violation of the covenants, terms and conditions of the security agreement contained herein, the Beneficiary shall have and shall be entitled to exercise any and all of the rights and remedies (i) as prescribed in this Deed of Trust, or (ii) as prescribed by general law, or (iii) as prescribed by the specific statutory provisions now or hereafter enacted and specified in said UCC, all at Beneficiary’s sole election.  Trustor and Beneficiary agree that the filing of any financing statements in the records normally having to do with personal property shall not in any way affect the agreement of Trustor and Beneficiary that everything located in, on or about, or used or intended to be used with or in connection with the use, operation or enjoyment of, the Trust Premises, which is described or reflected as a fixture in this Deed of Trust, is, and at all times and for all purposes and in all proceedings, both legal and equitable, shall be, regarded as part of the Real Estate conveyed hereby. Trustor warrants that Trustor’s name, identity and address are as set forth herein.  The mailing address of the Beneficiary from which information may be obtained concerning the security interest created herein is also set forth herein.  This information hereof is provided in order that this Deed of Trust shall comply with the requirements of the UCC for instruments to be filed as financing statements.  In accordance with Legal Requirements, this Deed of Trust shall remain effective as a fixture filing until this Deed of Trust is released or satisfied of record or its effectiveness otherwise terminates as to the Trust Premises.

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SECTION 1.21.        Trustor’s Representations and Warranties.  In order to induce the Beneficiary to enter into this Deed of Trust, the  Indenture and the other  Security Documents, the Trustor agrees that all of its representations and warranties set forth in the  Indenture are incorporated into this Deed of Trust by reference as if fully set forth herein.

SECTION 1.22.        Trustor’s Covenants.  In order to induce the Beneficiary to enter into this Deed of Trust, the  Indenture and the other  Security Documents, the Trustor agrees that all of the covenants of Issuer set forth in the  Indenture are incorporated into this Deed of Trust by reference as if fully set forth herein.

SECTION 1.23.        Covenants Running with the Land.  All Secured Obligations contained in this Deed of Trust are intended by Trustor, Beneficiary and Trustee to be, and shall be construed as, covenants running with the Land.  As used herein, “Trustor” shall refer to the party named in the first paragraph of this Deed of Trust and to any subsequent owner of all or any portion of the Trust Premises.  All Persons who may have or acquire an interest in the Trust Premises shall be deemed to have notice of, and be bound by, the terms of the  Indenture and the other  Security Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Beneficiary.

ARTICLE II

INSURANCE; DAMAGE, DESTRUCTION OR TAKING, ETC.

SECTION 2.1.          Insurance.

SECTION 2.1.1.       Risks to be Insured.  The Trustor will, at its expense, maintain or cause to be maintained with insurance carriers approved by the Beneficiary:  (a) insurance with respect to the Improvements against loss or damage by fire, lightning and such other risks as are included in standard “all-risk” policies, in amounts sufficient to prevent the Trustor, the Trustee and the Beneficiary from becoming a co-insurer of any partial loss under the applicable policies, but in any event in amounts not less than the then full insurable value (actual replacement value) of the Improvements, as determined by the Trustor in accordance with generally accepted insurance practice and approved by the Beneficiary or, at the request of the Beneficiary, as determined at the Trustor’s expense by the insurer or insurers or by an expert approved by the Beneficiary, and (b) otherwise comply with the requirements of Section 4A.05 of the  Indenture (and all requirements of Section 4A.05 of the  Indenture applicable to policies required under such section shall also be applicable to the policy required under clause (a) of this Section 2.1.1).

SECTION 2.1.2.       Separate Insurance.  The Trustor will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Section 2.1.

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SECTION 2.2.          Damage, Destruction or Taking; Trustor to Give Notice of Awards.

(a)           Upon the occurrence of

(1)           any damage to or destruction of the Trust Premises or any part thereof, or

(2)           any taking, whether for permanent or temporary use, of all or any part of the Trust Premises or any interest therein or right accruing thereto, as the result of or in anticipation of the exercise of the right of condemnation or eminent domain, or a change of grade affecting the Trust Premises or any portion thereof (a “Taking”), or the commencement of any proceedings or negotiations which may result in a Taking, the Trustor covenants that it will promptly give written notice thereof to the Trustee and the Beneficiary, generally describing:  (i) the nature and extent of such damage or destruction and the Trustor’s best estimate of the cost of restoring the Trust Premises to the condition in which the Trust Premises existed prior to such damage or destruction (the “Undamaged Condition”), or (ii) the nature of such proceedings or negotiations and the nature and extent of the Taking which might result therefrom, as the case may be.

(b)           The Trustor covenants that it shall:  (i) following the receipt by the Trustor of any Casualty Proceeds, deliver to Beneficiary a calculation of the amount of such Casualty Proceeds together with Trustor’s reconstruction plans, blueprints, budgets, and schedules for the Trust Premises; (ii) apply the Casualty Proceeds to the rebuilding or replacement of the damaged, destroyed or condemned portion of the Trust Premises; and (iii) cause the damaged, destroyed, or condemned portion of the Trust Premises to be rebuilt or repaired to a condition substantially the same as the Undamaged Condition within 360 days following the receipt of such Casualty Proceeds even if such Casualty Proceeds are not sufficient to pay for all the expenses of restoring the Trust Premises to the Undamaged Condition.

(c)           In the event that Trustor determines, with Beneficiary’s prior reasonable written consent, that it is not commercially reasonable to restore the Trust Premises to the Undamaged Condition, Trustor’s covenants and obligations under this Section 2.2 shall be deemed upheld and satisfied.

ARTICLE III

EVENTS OF DEFAULT; REMEDIES, ETC.

SECTION 3.1.          Events of Default; Acceleration.  If an Event of Default shall have occurred, then and in any such event the Beneficiary may at any time thereafter (unless all Events of Default shall theretofore have been remedied and all costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by or on behalf of the Beneficiary, shall have been paid in full by the Trustor) declare, by written notice to the Trustor, the Secured Obligations to be due and payable immediately or on a date specified in such notice, and on such date the same shall be and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which the Trustor hereby waives.  The Trustor will pay on demand all costs and expenses, including without limitation, attorneys’ fees and expenses, incurred by or on behalf of the Beneficiary in enforcing this Deed of Trust, the  Indenture or any other Security Document occasioned by any default hereunder or thereunder.

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SECTION 3.2.          Legal Proceedings:  Foreclosure.  If an Event of Default shall have occurred, the Trustee at any time may, at its election, proceed at law or in equity or otherwise to enforce the payment and performance of the Secured Obligations in accordance with the terms hereof, of the Indenture and of any other Security Document and to foreclose the lien of this Deed of Trust as against all or any part of the Trust Premises and to have the same sold under the judgment or decree of a court of competent jurisdiction.  The Beneficiary shall be entitled to recover in such proceedings all costs incident thereto, including the Trustee’s fees and attorneys’ fees and expenses in such amounts as may be fixed by the court.

SECTION 3.3.          Assent to Decree and Power of Sale.  The Trustor hereby declares its assent to the passing of a decree for the sale of any or all of the Trust Premises or any estate or interest therein by any equity court having jurisdiction over the sale of the Trust Premises upon the occurrence of an Event of Default.  Additionally, if an Event of Default shall have occurred, the Trustee may grant, bargain, sell, assign, transfer, convey and deliver the whole or, from time to time, any part of the Trust Premises, or any interest in any part thereof, at public auction, with or without demand, for cash, on credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as the Trustee in its uncontrolled discretion may determine, or as may be required by law, and upon such sale the Trustee may execute and deliver to the purchaser(s) instruments of conveyance pursuant to the terms hereof and to applicable laws, provided the Trustee shall give the Trustor prior written notice of the date, time, place and terms of such public auction as required by applicable law.  Without limiting the authority granted in this Section 3.3, the Trustee shall, without demand on the Trustor, after the lapse of such time as may then be required by law, and notice of default and notice of sale having been given as then required by law, sell the Trust Premises on the date and at the time and place designated in the notice of sale, either as a whole or in separate parcels and in such order as the Trustee may determine, but subject to any statutory right of the Trustor to direct the order in which such property, if consisting of several known lots, parcels or interests, shall be sold, at public auction to the highest bidder, the purchase price payable in lawful money of the United States at the time of sale.  The Person conducting the sale may, for any cause deemed expedient, postpone the sale from time to time until it shall be completed and, in every such case, notice of postponement shall be given by public declaration thereof by such Person at the time and place last appointed for the sale; provided that, if the sale is postponed for longer than one (1) day beyond the day designated in the notice of sale, notice of sale and notice of the time, date and place of sale shall be given in the same manner as the original notice of sale.  The Trustee shall execute and deliver to the purchaser after ratification of any such sale a trustee’s deed conveying the property so sold, but without any covenant or warranty, express or implied.  The recitals in such trustee’s deed of any matters or facts shall be conclusive proof of the truthfulness thereof.  Any Person, including the Trustee or Beneficiary, may bid at the sale.  Neither the assent to decree nor the power of sale shall be exhausted if such proceeding or sale is dismissed or canceled before the Secured Obligations are paid in full.

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SECTION 3.4.          UCC Remedies.  If an Event of Default shall have occurred, the Beneficiary may exercise from time to time and at any time any rights and remedies available to it under applicable law upon default in the payment of indebtedness, including, without limitation, any right or remedy available to it as a secured party under the UCC of the State.  Following the occurrence of an Event of Default, the Trustor shall, promptly upon request by the Trustee of the Beneficiary, assemble the Trust Premises, or any portion thereof generally described in such request, and make it available to the Trustee or the Beneficiary, at such place or places designated by the Trustee or the Beneficiary, and reasonably convenient to the Trustee or the Beneficiary.  If the Beneficiary elects to proceed under the UCC of the State to dispose of portions of the Trust Premises, the Trustee or the Beneficiary, at their respective options, may give the Trustor notice of the time and place of any public sale of any such property, or of the date after which any private sale or other disposition thereof is to be made, by sending notice by registered or certified first class mail, postage prepaid, to the Trustor at least ten (10) days before the time of the sale or other disposition.  If any notice of any proposed sale, assignment or transfer by the Beneficiary of any portion of the Trust Premises or any interest therein is required by law, the Trustor conclusively agrees that ten (10) days notice to the Trustor of the date, time and place (and, in the case of a private sale, the terms) thereof is reasonable.

SECTION 3.5.          Trustee and Beneficiary Authorized to Execute Deeds, etc.  The Trustor irrevocably appoints the Trustee and the Beneficiary (which appointment is coupled with an interest) the true and lawful attorney of the Trustor, in its name and stead and on its behalf, for the purpose of effectuating any sale, assignment, transfer or delivery for the enforcement hereof, whether pursuant to power of sale, foreclosure or otherwise, to execute and deliver all such deeds, bills of sale, assignments, releases and other instruments as may be designated in any such request.

SECTION 3.6.          Purchase of Trust Premises by Beneficiary.  The Beneficiary may be a purchaser of the Trust Premises or of any part thereof or of any interest therein at any sale thereof, whether pursuant to power of sale, foreclosure or otherwise, and the Beneficiary may apply upon the purchase price thereof the indebtedness secured hereby owing to the Beneficiary.  Such purchaser shall, upon any such purchase, acquire good title to the properties so purchased, free of the security interest and lien of this Deed of Trust and free of all rights of redemption in the Trustor.

SECTION 3.7.          Receipt a Sufficient Discharge to Purchaser.  Upon any sale of the Trust Premises or any part thereof or any interest therein, whether pursuant to power of sale, foreclosure or otherwise, the receipt of the Trustee or the officer making the sale under judicial proceedings shall be a sufficient discharge to the purchaser for the purchase money, and such purchaser shall not be obliged to see to the application thereof.

SECTION 3.8.          Waiver of Appraisement, Valuation, etc.The Trustor hereby waives, to the fullest extent it may lawfully do so, the benefit of all appraisement, valuation, stay, extension and redemption laws now or hereafter in force and all rights of marshaling in the event of any sale of the Trust Premises or any part thereof or any interest therein.

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SECTION 3.9.          Sale a Bar Against Trustor.  Any sale of the Trust Premises or any part thereof or any interest therein under or by virtue of this Deed of Trust, whether pursuant to power of sale, foreclosure or otherwise, shall forever be a bar against the Trustor.

SECTION 3.10.        Secured Obligations to Become Due on Sale.  Upon any sale of the Trust Premises or any portion thereof or interest therein by virtue of the exercise of any remedy by the Trustee or the Beneficiary under or by virtue of this Deed of Trust, whether pursuant to power of sale, foreclosure or otherwise in accordance with this Deed of Trust or by virtue of any other remedy available at law or in equity or by statute or otherwise, at the option of the Trustee or the Beneficiary any sums or monies due and payable in respect of the Secured Obligations, shall, if not previously declared due and payable, immediately become due and payable, together with interest accrued thereon, and all other indebtedness which this Deed of Trust by its terms secures.

SECTION 3.11.        Application of Proceeds of Sale and Other Money.  The proceeds of any sale of the Trust Premises or any part thereof or any interest therein under or by virtue of this Deed of Trust, whether pursuant to power of sale, foreclosure or otherwise, and all other moneys at any time held by the Trustee or the Beneficiary as part of the Trust Premises, shall be applied in the order of priority set forth in Section 6.10 of the Indenture.

SECTION 3.12.        Appointment of Receiver.  If an Event of Default shall have occurred, the Beneficiary shall, as a matter of right, without notice, and without regard to the adequacy of any security for the indebtedness secured hereby or the solvency of the Trustor, be entitled to the appointment of a receiver for all or any part of the Trust Premises, whether such receivership be incidental to a proposed sale of the Trust Premises or otherwise, and the Trustor hereby consents to the appointment of such a receiver and will not oppose any such appointment.

SECTION 3.13.        Possession, Management and Income, if an Event of Default shall have occurred, in addition to, and not in limitation of, the rights and remedies provided in Section 1.14, the Trustee or the Beneficiary upon five (5) days’ notice to the Trustor, may enter upon and take possession of the Trust Premises or any part thereof by force, summary proceeding, ejectment or otherwise and may remove the Trustor and all other Persons and any and all property therefrom and may hold, operate, maintain, repair, preserve and manage the same and receive all earnings, income, Rents, issues and Proceeds accruing with respect thereto or any part thereof.  The Trustee and the Beneficiary shall be under no liability for or by reason of any such taking of possession, entry, removal or holding, operation or management, except that any amounts so received by the Trustee or the Beneficiary shall be applied to pay all reasonable costs and expenses of so entering upon, taking possession of, holding, operating, maintaining, repairing, preserving and managing the Trust Premises or any part thereof, and any Impositions or other charges prior to the lien and security interest of this Deed of Trust which the Trustee or the Beneficiary may consider it necessary or desirable to pay, and any balance of such amounts shall be applied as provided in Section 3.11.

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SECTION 3.14.        Right of Trustee and the Beneficiary to Perform Trustor’s Covenants, etc. If the Trustor shall fail to make any payment or perform any act required to be made or performed hereunder or under the Indenture, the Beneficiary, without notice to or demand upon the Trustor and without waiving or releasing any obligation or Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of the Trustor, and may enter upon the Trust Premises for such purpose and take all such action thereon as, in either the Trustee’s or the Beneficiary’s opinion, may be necessary or appropriate therefore.  No such entry and no such action shall be deemed an eviction of any lessee of the Property or any part thereof.  All sums so paid by the Trustee or the Beneficiary, and all costs and expenses (including, without limitation, attorneys’ fees and expenses) so incurred, together with interest thereon at the Post-Default Rate provided for in the Indenture from the date of payment or incurring, shall constitute additional indebtedness of the Trustor under its guarantee under the Indenture (and shall constitute a Secured Obligation of the Trustor thereunder), and shall be paid by the Trustor to the Trustee or the Beneficiary, as the case may be, on demand.

SECTION 3.15.        Subrogation.  To the extent that either of the Trustee or the Beneficiary, on or after the date hereof, pays any sum due under any provision of any Legal Requirement or any instrument creating any lien prior or superior to the lien of this Deed of Trust, or the Trustor or any other Person pays any such sum with the proceeds of the Notes being guaranteed by Trustor pursuant to the Indenture, the Trustee and/or the Beneficiary shall have and be entitled to a lien on the Trust Premises equal in priority to the lien discharged, and the Trustee and/or the Beneficiary shall be subrogated to, and receive and enjoy all rights and liens possessed, held or enjoyed by, the holder of such lien, which shall remain in existence and benefit the Beneficiary in securing the Secured Obligations.

SECTION 3.16.        Remedies, etc., Cumulative.  Each right, power and remedy of the Trustee and/or the Beneficiary provided for in this Deed of Trust, the Indenture or any other Security Document or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Deed of Trust, the Indenture or any other Security Document or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Trustee or the Beneficiary of any one or more of the rights, powers or remedies provided for in this Deed of Trust, the Indenture or any other Security Document or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Trustee or the Beneficiary of any or all such other rights, powers or remedies.

SECTION 3.17.        Provisions Subject to Applicable Law.  All rights, powers and remedies provided in this Deed of Trust may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of law and are intended to be limited to the extent necessary so that they will not render this Deed of Trust invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law.  If any term of this Deed of Trust or any application thereof shall be invalid or unenforceable, the remainder of this Deed of Trust and any other application of such term shall not be affected thereby.

SECTION 3.18.        No Waiver, etc.  No failure by the Trustee or the Beneficiary to insist upon the strict performance of any term hereof, of the Indenture or of any other Security Document, or to exercise any right, power or remedy consequent upon a breach hereof or thereof, shall constitute a waiver of any such term or of any such breach.  No waiver of any breach shall affect or alter this Deed of Trust, which shall continue in full force and effect with respect to any other then existing or subsequent breach.  By accepting payment or performance of any amount or other Secured Obligations secured hereby before or after its due date, neither the Trustee nor the Beneficiary shall be deemed to have waived its right either to require prompt payment or performance when due of all other amounts and Secured Obligations payable hereunder or to declare a default for failure to effect such prompt payment.

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SECTION 3.19.        Compromise of Actions, etc.  Any action, suit or proceeding brought by the Trustee or the Beneficiary pursuant to any of the terms of this Deed of Trust or the Indenture, or otherwise, and any claim made by the Trustee or the Beneficiary hereunder or thereunder, may be compromised, withdrawn or otherwise dealt with by the Trustee or the Beneficiary without any notice to or approval of the Trustor.

ARTICLE IV

DEFINITIONS

SECTION 4.1.          Terms Defined in this Deed of Trust.  When used herein the following terms have the following meanings:

“Beneficiary” has the meaning set forth in the preamble.

“Casualty Event” means the damage, destruction or Taking, as the case may be, of any of the Trust Premises.

“Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by Trustor, Issuer, or any Subsidiaries of Issuer in connection therewith, on property secured by this Deed of Trust that is the subject of the Casualty Event.

“Collateral Trust Agreement” has the meaning set forth in the recitals.

“Contracts” has the meaning set forth in clause (h) of the granting clause.

“Deed of Trust” has the meaning set forth in the preamble.

“Environmental Laws” has the meaning given such term in the Indenture.

“Goods” has the meaning set forth in clause (c) of the granting clause.

“Guarantors” has the meaning given such term in the Indenture.

“Hazardous Materials” has the meaning given such term in the Indenture.

“herein,” “hereof,” “hereto,” and “hereunder” and similar terms refer to this Deed of Trust and not to any particular Section, paragraph or provision of this Deed of Trust.

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“Holders” has the meaning set forth in the Indenture.

“Impositions” has the meaning set forth in Section 1.5.

“Improvements” has the meaning set forth in clause (b) of the granting clause.

“Indemnified Parties” has the meaning set forth in Section 1.16.

“Indenture” has the meaning set forth in the recitals.

“Insurance Requirements” has the meaning set forth in paragraph (a) of Section 1.6.

“Intangibles” has the meaning set forth in clause (d) of the granting clause.

“Intercreditor Agreement” has the meaning set forth in Section 5.18.

“Issuer” has the meaning set forth in the preamble.

“Land” has the meaning set forth in the first recital.

“Leases” has the meaning set forth in clause (e) of the granting clause.

“Legal Requirements” has the meaning set forth in paragraph (b) of Section 1.6.

“Permits” has the meaning set forth in clause (g) of the granting clause.

“Permitted Encumbrances” has the meaning set forth in Section 1.2.

“Person” has the meaning given such term in the Indenture.

“Plans” has the meaning set forth in clause (f) of the granting clause.

“Proceeds” has the meaning set forth in clause (k) of the granting clause.

“Property” has the meaning set forth in clause (b) of the granting clause.

“Real Estate” has the meaning set forth in clause (a) of the granting clause.

“Rents” has the meaning set forth in clause (j) of the granting clause.

“Secured Obligations” means (a) all Obligations (as defined in the Indenture), (b) all obligations and liabilities of the Guarantors to the Beneficiary and the Holders under Article 10 of the Indenture, whether such obligations and liabilities are direct or indirect, absolute or contingent, due or to become due or now existing or hereafter arising and (c) any and all other obligations and liabilities of any of the Obligors (as defined in the Indenture) to the Beneficiary and the Holders or any of them, whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred, under the Indenture or any other Security Document as amended from time to time.

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“State” means the State of Maryland.

“Taking” has the meaning set forth in Section 2.2.

“Title Policy” is defined in Section 1.3.1.

“Trustee” has the meaning set forth in the preamble.

“Trustor” has the meaning set forth in the preamble.

“Trust Premises” has the meaning set forth in the granting clause.

“UCC” means the Uniform Commercial Code in effect in the State from time to time.

“Undamaged Condition” has the meaning set forth in Section 2.2.

SECTION 4.2.          Defined Terms.  Unless otherwise defined herein, terms used in this Deed of Trust have the meanings provided in the Indenture.  Terms for which meanings are provided in this Deed of Trust shall, unless otherwise defined or the context otherwise requires, have such meanings when used in any certificate and any opinion, notice or other communication delivered from time to time in connection with this Deed of Trust or pursuant hereto.

ARTICLE V

MISCELLANEOUS

SECTION 5.1.          Further Assurances; Financing Statements.

SECTION 5.1.1.       Further Assurances.  The Trustor, at its expense, will execute, acknowledge and deliver all such instruments and take all such other action as the Trustee or the Beneficiary from time to time may reasonably request:

(a)           to better subject to the lien and security interest of this Deed of Trust all or any portion of the Trust Premises,

(b)           to perfect, publish notice or protect the validity of the lien and security interest of this Deed of Trust,

(c)           to preserve and defend the title to the Trust Premises and the rights of the Trustee or the Beneficiary therein against the claims of all Persons as long as this Deed of Trust shall remain undischarged,

(d)           to better subject to the lien and security interest of this Deed of Trust or to maintain or preserve the lien and security interest of this Deed of Trust with respect to any replacement or substitution for any Trust Premises or any other after-acquired property, or

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(e)           in order to further effectuate the purposes of this Deed of Trust and to carry out the terms hereof and to better assure and confirm to the Trustee and the Beneficiary their rights, powers and remedies hereunder.

SECTION 5.1.2.       Financing Statements.  Notwithstanding any other provision of this Deed of Trust, the Trustor hereby agrees that, without notice to or the consent of the Trustor, the Beneficiary may file with the appropriate public officials such financing statements, continuation statements, amendments and similar documents as are or may become necessary to perfect, preserve or protect the security interest granted by this Deed of Trust.

SECTION 5.2.          Additional Security.  Without notice to or consent of the Trustor, and without impairment of the security interest and lien of and rights created by this Deed of Trust, the Trustee or the Beneficiary and the Holders may accept from the Trustor or any other Person additional security for the Secured Obligations.  Neither the giving of this Deed of Trust nor the acceptance of any such additional security shall prevent the Trustee or the Beneficiary or the Holders from resorting first to such additional security, or first to the security created by this Deed of Trust, or concurrently to both, in any case without affecting the Trustee’s or the Beneficiary’s lien and rights under this Deed of Trust.

SECTION 5.3.          Defeasance; Partial Release.  All or any portion of the Trust Premises that is to be released from this Deed of Trust shall be so released as provided in Article 4 of the Collateral Trust Agreement.

SECTION 5.4.          Notices, etc.  All notices, requests, demands, to or upon the Beneficiary, Trustor, and Trustee hereunder shall be effected in the manner set forth in Section 12.02 of the Indenture.  All notices, requests and other communications to the respective parties hereto shall be in writing (including by telecopy), and, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

Trustor:	Recorded Books, LLC
c/o Haights Cross Operating Company
10 New King Street,
White Plains, NY 10604
Attention: Mark Kurtz
Telecopy: (914) 289-9480

with a copy to:	Brown Rudnick LLP
One Financial Center
Boston, MA 02111
Attention: Steven D. Pohl, Esq.
Mary D. Bucci, Esq.
Telecopy: (617) 856-9594

Beneficiary:	Wells Fargo Bank, N.A., as Collateral Trustee
625 Marquette Ave., 11th Floor
MAC N9311-110
Minneapolis, MN 55479
Attention: J. Sillman
Phone: (612) 316-4305
Telecopy: (612) 667-9825

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Trustee:	Thomas K. Madigan
Commonwealth Land Title Insurance Company
1015 15th Street, N.W., Suite 300
Washington, DC 20005
Phone: (202) 312-5139
Telecopy: (202) 216-9238

SECTION 5.5.          Waivers, Amendments, etc.  The provisions of this Deed of Trust may be amended, discharged or terminated and the observance or performance of any provision of this Deed of Trust may be waived, either generally or in a particular instance and either retroactively or prospectively, only by an instrument in writing executed by the Trustor and the Beneficiary made in accordance with the terms of the Indenture.

SECTION 5.6.          Cross-References.  References in this Deed of Trust and in each instrument executed pursuant hereto to any Section or Article are, unless otherwise specified, to such Section or Article of this Deed of Trust or such instrument, as the case may be, and references in any Section, Article or definition to any clause are, unless otherwise specified, to such clause of such Section, Article or definition.

SECTION 5.7.          Headings.  The various headings of this Deed of Trust and of each instrument executed pursuant hereto are inserted for convenience only and shall not affect the meaning or interpretation of this Deed of Trust or such instrument or any provisions hereof or thereof.

SECTION 5.8.          Currency.  Unless otherwise expressly stated, all references to any currency or money, or any dollar amount, or amounts denominated in “Dollars” herein will be deemed to refer to the lawful currency of the United States.

SECTION 5.9.          Governing Law.  THIS DEED OF TRUST SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE.

SECTION 5.10.        Successors and Assigns, etc.  This Deed of Trust shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, successors-in-time and assigns.

SECTION 5.11.        Concerning the Trustee.

SECTION 5.11.1.     Acceptance of Trusts:  Certain Terms of the Trusts.  The Trustee, for itself and its successors, hereby accepts the trusts of this Deed of Trust, but only upon the terms herein set forth, including the following:

(a)           The recitals in this Deed of Trust and in any supplement hereto which may hereafter be executed by the Trustor and the Trustee shall be taken as the statements of the Trustor and shall not be considered as made by, or imposing any obligation or liability upon, the Trustee.

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(b)           The Trustee may execute any of the trusts or powers hereof and perform any duty hereunder either directly or through its agents or attorneys, and the Trustee shall not be responsible for the acts of any agent or attorney appointed by it in good faith and without negligence.

(c)           In connection with the administration of the Trusts hereby created, the Trustee may, at the expense of the Trustor, consult with legal counsel to be selected by it, and the Trustee shall not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with the advice of counsel.

(d)           The Trustor will pay to the Trustee from time to time, on demand, reasonable compensation for all services rendered hereunder (which shall not be limited to the compensation of trustees of any express trust as provided by law) and also all reasonable expenses, charges, counsel fees and other disbursements and those of its agents and attorneys, made or incurred in the administration of the trusts hereby created and any other duties hereby imposed.  The Trustor agrees to indemnify and save harmless the Trustee against and from any liability or damages which it may incur or sustain, in good faith, in the exercise and performance of any of its powers and duties hereunder.

(e)           The Trustee shall not be liable, in case of taking possession of the Trust Premises, for debts contracted or liability or damages incurred in the management or operation of the Trust Premises, for the salaries of employees of the Trustor or for nonfulfillment of contracts by the Trustor.

(f)           The Trustee shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, statement, obligation, appraisal or other document believed by it to be genuine and to have been signed by the proper party or parties or by a person or persons authorized to act on his or their behalf.

(g)           The Trustee shall not be responsible for the validity or genuineness of any securities, personal property, notes or deeds of trust at any time pledged and deposited hereunder.

SECTION 5.11.2.     Duties and Responsibility of Trustee:  In Case of Default; Prior to Default; When Acting Under Direction of Beneficiary.  If an Event of Default shall have occurred and shall be continuing to the actual knowledge of the Trustee, or if the Trustee shall have received notice thereof from the Beneficiary, the Trustee, only if so directed by the Beneficiary, shall exercise such of the rights and powers vested in it by this Deed of Trust, and in so doing shall use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.  None of the provisions of this Deed of Trust shall be construed as relieving the Trustee from liability for its own negligent action, own negligent failure to act, or own willful misconduct, except that,

(a)           so long as no Event of Default shall have occurred and be continuing,

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(1)           the Trustee shall not be liable except for the performance of such duties as are specifically set forth in this Deed of Trust, and no implied covenants or obligations shall be read into this Deed of Trust against the Trustee, whose duties and obligations shall be determined solely by the express provisions of this Deed of Trust, and

(2)           in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of opinions expressed therein, upon certificates or opinions conforming to the requirements of this Deed of Trust;

(b)           the Trustee shall not be liable for any error of judgment made in good faith by an officer or officers of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

(c)           the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with provisions of applicable law and the direction of the Beneficiary, relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee under this Deed of Trust;

(d)           the Trustee shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Deed of Trust;

(e)           if an Event of Default shall have occurred and shall be continuing, the Trustee shall not exercise any of the powers granted to it hereunder unless and until specifically requested to do so by the Beneficiary; and

(f)           none of the provisions contained in this Deed of Trust shall require the Trustee to advance or use its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers.

SECTION 5.11.3.     Notice of Default.  The Trustee shall, within five Business Days after it has actual knowledge thereof, give to the Beneficiary notice of any Event of Default.

SECTION 5.11.4.     Resignation and Removal:  Appointment of Successor Trustee.

(a)           The Trustee may resign and be discharged from the trusts hereby created by giving written notice thereof to the Trustor and to the Beneficiary.  Such resignation shall become effective upon the appointment of its successor and such successor’s acceptance of such appointment, provided that, if a successor Trustee has not been so appointed, or, if so appointed, has not accepted the appointment within thirty (30) days after the date of such written notice of resignation, the Trustee may apply to any court of competent jurisdiction for the appointment of a successor Trustee.

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(b)           The Trustee may be removed at any time, for any reason, and a successor Trustee may be appointed, by an instrument or instruments signed by the Beneficiary and filed for record with the Clerk of the Circuit Court of the County in which the Property is located.  From the time the substitution is filed for record, the successor Trustee shall succeed to all of the powers, duties, authority and title of the Trustee without the necessity of any conveyance from the Trustee originally herein named or any successor.  Each such substitution shall be executed and acknowledged by the Beneficiary, and shall be binding on the Trustor without any requirement that notice thereof be given to the Trustor, or that the Trustor execute any supplemental Deed of Trust and security agreement or any other agreement.

SECTION 5.12.        Waiver of Jury Trial; Submission to Jurisdiction.  (a)  EACH OF THE TRUSTOR, THE TRUSTEE AND THE BENEFICIARY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS DEED OF TRUST, THE INDENTURE, OR ANY OTHER SECURITY DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE TRUSTOR, THE TRUSTEE, OR THE BENEFICIARY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE TRUSTEE AND THE BENEFICIARY AND THE HOLDERS TO ENTER INTO THE TRANSACTIONS PROVIDED FOR IN THE INDENTURE AND FOR THE HOLDERS TO PURCHASE THE NOTES.

(a)           FOR THE PURPOSE OF ANY ACTION OR PROCEEDING INVOLVING THIS DEED OF TRUST, THE INDENTURE OR ANY OTHER SECURITY DOCUMENT, THE TRUSTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ALL FEDERAL AND STATE COURTS LOCATED IN THE STATE AND CONSENTS THAT IT MAY BE SERVED WITH ANY PROCESS OR PAPER BY REGISTERED MAIL OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE IN ACCORDANCE WITH APPLICABLE LAW, PROVIDED A REASONABLE TIME FOR APPEARANCE IS ALLOWED.  THE TRUSTOR EXPRESSLY WAIVES, TO THE EXTENT IT MAY LAWFULLY DO SO, ANY OBJECTION, CLAIM OR DEFENSE WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS DEED OF TRUST, THE INDENTURE OR ANY OTHER SECURITY DOCUMENT IN ANY SUCH COURT REFERRED TO ABOVE, IRREVOCABLY, WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER IRREVOCABLY WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE PERSON OF THE TRUSTOR. NOTHING CONTAINED HEREIN WILL BE DEEMED TO PRECLUDE EITHER OF THE TRUSTEE OR THE BENEFICIARY FROM BRINGING AN ACTION AGAINST THE TRUSTOR IN ANY OTHER JURISDICTION.

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SECTION 5.13.        Severability.  Any provision of this Deed of Trust, the Indenture or any other Security Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Deed of Trust, the Indenture or any other Security Document, or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 5.14.        Security Document.  This Deed of Trust is a Mortgage and a Security Document executed pursuant to the Indenture and, unless otherwise expressly indicated herein, shall be construed, administered and applied in accordance with the terms and provisions thereof.

SECTION 5.15.        Usury Savings Clause.  It is the intention of the Trustor, the Trustee and the Beneficiary to conform strictly to the usury laws governing the Indenture, and any interest payable under the Indenture shall be subject to reduction to the amount not in excess of the maximum non-usurious amount allowed under such laws, as construed by the courts having jurisdiction over such matters.  In the event the maturity of the Obligations (as defined in the Indenture) is accelerated by reason of any provision of the Indenture or any other Security Document, or by reason of an election by the Beneficiary resulting from an Event of Default, then earned interest may never include more than the maximum amount permitted by law, computed from the dates that each Note was issued under the Indenture until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically or, if theretofore paid, at the option of the Beneficiary, shall be rebated to the Trustor, or shall be credited on the principal amount of the Secured Obligations or, if all principal has been repaid, then the excess shall be rebated to the Trustor.  If any interest is canceled, credited against principal or rebated to the Trustor in accordance with the foregoing sentence and, if thereafter the interest payable hereunder is less than the maximum amount permitted by applicable law, the rate hereunder shall automatically be increased to the maximum extent possible to permit repayment to the Beneficiary and the Holders as soon as possible of any interest in excess of the maximum amount permitted by law which was earlier canceled, credited against principal or rebated to the Trustor or the Beneficiary pursuant to the provisions of the foregoing sentence.  The Trustor hereby covenants and agrees that the Secured Obligations are solely to acquire or carry on a business or commercial enterprise.

SECTION 5.16.        Additional Notes.  Pursuant to the provisions of the Indenture, the Issuer may issue Additional Notes, subject to the terms and conditions of the Indenture.  All such Additional Notes shall be included as part of the principal indebtedness evidenced by the Indenture and the indebtedness secured hereby, and shall be secured by this Deed of Trust, and shall have the same priority as if the Additional Notes were issued on the date that this Deed of Trust was recorded.  This Deed of Trust shall secure the Secured Obligations, whenever incurred, such Secured Obligations to be due at the times provided in the Indenture.  Notice is hereby given that the Secured Obligations may increase as a result of any defaults hereunder by Trustor due to, for example, and without limitation, unpaid interest or late charges, unpaid taxes or insurance premiums which the Beneficiary elects to advance, defaults under leases that the Beneficiary elects to cure, attorney fees or costs incurred in enforcing the Indenture or other expenses incurred by the Beneficiary in protecting the Trust Premises, the security of this Deed of Trust or the Beneficiary’s rights and interests.

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SECTION 5.17.        Conflicts.  In the case of any conflict between this Deed of Trust and the Indenture, the terms of the Indenture shall govern and control.

SECTION 5.18.        Intercreditor Agreement.  Reference is made to that certain Intercreditor Agreement, dated as of [March 11], 2010, by and among the Issuer, Wells Fargo Bank, N.A., as First Lien Collateral Trustee (as defined in the Intercreditor Agreement), and Wells Fargo Bank, N.A., as Second Lien Collateral Trustee (as defined in the Intercreditor Agreement) (the “Intercreditor Agreement”).  Notwithstanding any other provision contained herein, this Deed of Trust, the liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement.  In the event of any conflict or inconsistency between the provisions of this Deed of Trust and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

[NO FURTHER TEXT ON THIS PAGE]

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SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned, by its duly elected officer(s) and pursuant to proper authority of its board of directors has duly executed, acknowledged and delivered this instrument as of the day and year first above written.

RECORDED BOOKS, LLC,
a Delaware limited liability company

By:
	Name:	Paul Crecca
	Title:	Executive Vice Chairman and Acting CEO

Signature Page

NOTARY PAGE

MULTI-STATE COMPANY ACKNOWLEDGMENT

STATE OF MARYLAND	)
) ss.:
COUNTY OF CALVERY	)

On this ___ day of March, 2010, before me, the undersigned officer, personally appeared _____________ with a residence at ______________________, personally known and acknowledged himself to me (or proved to me on the basis of satisfactory evidence) to be the ______________of Recorded Books, LLC, a Delaware limited liability company (hereinafter, the “Company”) and that as such officer(s), being duly authorized to do so pursuant to its bylaws or a resolution of its board of directors, executed, subscribed and acknowledged the foregoing instrument for the purposes therein contained, by signing the name of the Company by himself/herself in his or her authorized capacities as such officer(s) as his or her free and voluntary act and deed and the free and voluntary act and deed of said Company.

In Witness Whereof, I hereunto set my hand and official seal.

Notary Public
My Commission Expires:

Notary Page

ATTORNEY’S CERTIFICATION

This is to certify that this document was prepared under the supervision of Edward U. Lee III, an attorney admitted to practice before the Maryland Court of Appeals.

Edward U. Lee III, Esq.

Attorney Certification

SCHEDULE 1

DESCRIPTION OF THE LAND

Exhibit “A”
Legal Description

Description of 3.676 Acres, More or Less
Lot 10A-RR, Section 1, Calvert County Industrial Park
The Property of Recorded Books, Inc.
Situated near Hallowing Point Second District, Calvert County, Maryland

BEGINNING for the same at an iron rod found in the southerly right-of-way line of Bugeye Square 50’ right-of-way at the northeasternmost corner of Lot 14-RR as shown on a plat entitled “Replatting of Lots 10A-R, 14-R, and 10B Section One – Calvert County Industrial Park” and recorded among the Land Records of Calvert County, Maryland in Liber KPS 1149 at folio 670, and said iron rod found being the northwesternmost corner of the herein described.

THENCE leaving the point of beginning, so fixed, and running with the southerly right-of-way line of Bugeye Square (50’ r/w) and the westerly right-of-way line of Skipjack Road 80’ right-of-way the following three (3) courses and distances:

1.	South 72° 20’ 00” East – 542.34’ to a pinched pipe found;
2.	South 27° 20’ 00” East – 35.36’ to an iron pipe found;
3.	South 17° 40’ 00” West – 179.04’ to an iron rod found at the northeasternmost corner of Lot 10 B-R as shown on the above mentioned replotting of Lots 10A-R, 14-R and 10B (Liber KPS 1149 at folio 670).

THENCE leaving the westerly right-of-way line of Skipjack Road (80’ r/w) and running with the northerly and westerly outline of the above mentioned Lot 10B-R (Liber KPS 1149 at folio 670) the following two (2) courses and distances:

4.	North 72° 20’ 00” West – 217.05’ to an iron rod set;
5.
South 17° 40’ 00” West – 205.79’ to an iron rod set in the northerly outline of Lot 9 as shown on a plat entitled “2ND Amended Plat – Calvert County Industrial Park – Section One” and recorded among the Plat Records of Calvert County, Maryland in Plat Book ABE 1 at folio 361,

THENCE leaving the westerly outline of Lot 10B-R (Liber KPS 1149 at folio 670) and running with the northerly outline of Lot 9 (Plat Book ABE 1 at folio 361):

6.
North 72° 20’ 00” West – 206.30 to an iron pipe found at the northeasternmost corner of Lot 13 as shown on a plat entitled “Plan of Subdivision – Calvert County Industrial Park Authority – Calvert Industrial Park” and recorded among the aforesaid Plat Records in Plat Book JLB 3 at folio 32.

THENCE leaving Lot 9 (Plat Book ABE 1 at folio 361) and running with the northerly outline of Lot 13 (Plat Book JLB 3 at folio 32).

Schedule 1 - Legal Description

7.	North 72° 20’ 00” West – 50.00’ to an iron rod set at the southeasternmost corner of Lot 14-RR as shown on the above mentioned replatting (Liber KPS 1149 at folio 670).

THENCE leaving the northerly outline of Lot 13 (Plat Book JLB 3 at folio 32) and running with the easterly outlines of Lot 14-RR (Liber KPS 1149 at folio 670) the following four (4) courses and distances:

8.	North 17° 40’ 00” East – 276.79’ to an iron rod set
9.	North 72° 20’ 00 West – 83.00’ to an iron rod found
10.	North 17° 40’ 00” East – 121.00’ to an iron rod round
11.	North 24° 44’ 56” West – 16.31’ to the point and place of beginning

CONTAINING 3.676 acres, more or less, as surveyed, described and shown on a plat entitled “ALTA/ACSM Land Title Survey, 3.676 Acres – Lot 10A-RR Section One Calvert County Industrial Park” by Collinson, Oliff & Associates, Inc., Registered Professional Land Surveyors and Engineers in November 1999.

NOTE FOR INFORMATIONAL PURPOSES ONLY:
Tax I.D. No. 02-059126

Schedule 1 - Legal Description

SCHEDULE 2

PERMITTED ENCUMBRANCES

Those exceptions set forth in Schedule B of that certain policy of title insurance issued to
Beneficiary by Commonwealth Land Title Insurance Company on or about the date hereof pursuant to commitment number 10-001075.

Schedule 2 -  Permitted Encumbrances

Schedule 3 - Subject Lease